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                                                                  EXHIBIT (G)(2)


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1998 ANNUAL REPORT
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TI Group's strategy is to be an international engineering group concentrating specialised engineering businesses, operating in selected niches on a global basis.

Key businesses must be able to command positions of sustainable technological and market share leadership. They will have a high knowledge and service content and will be able to anticipate and meet customers' needs.
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STATEMENT BY THE CHAIRMAN

[GRAPHIC]

Sir Christopher Lewinton, Chairman

"1998 was another successful year for TI Group. Our consistent strategy of creating world leading specialised engineering businesses has again resulted in record profits and good growth, coupled with strong cash generation, in a challenging economic environment.

I am confident that 1999 will see continued growth and enhanced shareholder value."

TI Group has enjoyed another record year in terms of sales and profits despite a softening in some markets. We have taken a number of strategic initiatives while maintaining our investment programme in our existing businesses. TI is well positioned to generate continued growth.

Pre-tax profits (before goodwill and exceptional items) were (pound)238.6m, up from (pound)222.5m in 1997, reflecting organic profit growth of 10%. Before goodwill and exceptional items earnings per share were 34.3p (32.Op), an increase of 7% or, at constant exchange rates, a rise of 10%. The dividend has been increased by 8% from 15.9p to 17.2p and is covered 2.0 times by earnings, supported by strong cash flow.

This good performance is a tribute to the successful execution of a consistent strategy, reflected in the quality of our portfolio of world leader businesses and the broad spread of global markets in which they operate. It illustrates the strength of an underlying TI Group culture based on strong management and close attention to the needs of our customers around the world.

Such success is not new as a look at the recent overall business performance of TI Group clearly shows. Over the past five years earnings and dividends per share have grown at a compound rate of 13% and 9%, respectively. The return on investment in TI Group has increased from 10% to 14% and free cash flow, after deducting the cash cost of capital expenditure, has improved further, covering interest, tax and dividend payments 1.25 times. All of this gives me confidence that the Company will continue to move forward successfully.

Consistent strategy

Our success is the direct consequence of a clear and consistent strategy which has contributed to the creation of four world leader businesses. These are all capable of both continuing organic growth and providing opportunities for bolt-on acquisitions which fit our established strategy.

A key feature of TI Group's record of organic growth is our ability to outperform our underlying markets. In 1998 we again achieved this goal, as Bill Laule reports in his first Chief Executive's Review, and we also took significant steps to enhance our commitment to growth with some (pound)750m of core bolt-on acquisitions all of which will contribute to earnings in their first full year.

In each case the new companies acquired have brought in complementary products that expand significantly the markets we address and open up new
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avenues for growth. All the acquisitions have been consistent with our global strategy and will enable us to respond to the needs of our customers while we enhance the quality of our portfolio of businesses. Where we have identified businesses that do not fit in with this strategy, we have made disposals to the value of (pound)225m.

In July our involvement in the Messier-Dowty landing gear joint venture came to a successful conclusion with the sale of our interest to our partner Snecma on attractive terms, realising substantial value for TI shareholders. We decided to sell because, as a consequence of French national policy, we could not secure 100% ownership. Without this it was unlikely that the returns being obtained, although improving, would meet TI Group's demanding requirements in the future.

The trend towards consolidation in many of the industries whose customers we serve is continuing. It provides new growth opportunities for leading global suppliers like TI Group but it also places even greater demands on management at all levels to meet the often rapidly changing needs of customers.

Management

The process of strengthening TI Group's senior management has continued and the separation of the roles of Chairman and Chief Executive is evolving very successfully. Bill Laule has made a major contribution to the effective running of the Company and to the achievement of good results along with ensuring the further development of a strong management team.

The Chairman's Committee, comprising myself, Bill and Martin Angle, Group Finance Director, is working well in its task of maintaining the strategic direction of the Group.

Our international management team has been strengthened considerably at all levels in the course of the year. I confidently expect that these initiatives will accelerate the already high levels of drive and leadership within the Company.

Board changes

Further steps were taken to strengthen the main Board during the year. David Lillycrop, TI Group's General Counsel and Group Secretary, was appointed a Director of the Company on 24th June. This appointment reflects the increasingly important role which the General Counsel plays in a global business like TI.

John Langston, formerly Chief Executive of Bundy Automotive, was appointed Chief Executive of Forsheda in October and joined the Group's main Board at that time. His task will be to accelerate the globalisation of Forsheda, which towards the end of 1997 became the Group's fourth leg.

Allan Welsh joined TI Group as Chief Executive of Bundy in December and was appointed a Director of the Company on 1st January 1999. Allan was a main board director of T&N plc and has wide international experience of managing both automotive and other manufacturing businesses.

Towards the end of the year three Directors stepped down from the Board. Tony Edwards, formerly chairman of TI Group's aerospace interests, moved to the Ministry of Defence as Head of Defence Export Services. TI Group was pleased to be able to serve British interests by releasing him for this important role. Bob Fisher and John Potter both resigned from the Board; they will continue to have a close association with the Company and we wish them well as they retire to their
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homes in the United States. I would like to thank them all for their long and distinguished service and their important contribution to the development of TI Group.

Sir Nigel Broomfield joined the Board as a non-executive Director on 18th February. As reported last year, Sir Nigel was until 1997 the British Ambassador to the Federal Republic of Germany and previously to the German Democratic Republic. He brings extensive experience of international affairs which is already proving valuable to the Group.

Outlook

1995 was a successful year for TI Group. Despite a softening in some of our markets, the global spread and balance of our activities, which is a key strength of the Group, demonstrated its great value and allowed us to report record profits and organic growth in a challenging economic environment.

As well as producing organic growth we took important steps to increase our exposure to new but related markets with a series of bolt-on acquisitions that will enable us to offer even better service to our global customers. Management was strengthened throughout the Group and this will provide accelerated drive and leadership going forward.

TI Group will increasingly benefit from the investment programmes undertaken in 1998 and from the integration of our acquisitions. Coupled with the strength of our worldwide activities, in particular our strong position in the robust economies of the US and Europe, these benefits will lead to continued growth in our businesses.

We are particularly pleased by the decision of KKR to invest in TI Group and, with Henry Kravis agreeing to join the main Board as a non-executive Director, we believe that this is the start of a relationship that will bring considerable benefits to the Group.

With order books ahead of last year and the first two months' trading on plan, and although 1999, much like 1998, will be a demanding year, we are confident that TI Group's successful strategy will continue to meet the needs of its customers and generate improved returns to its shareholders.

/s/ Christopher Lewinton

Sir Christopher Lewinton Chairman
5th March 1999
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CHAIRMAN'S STATEMENT
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CHIEF EXECUTIVE'S REVIEW

[GRAPHIC]

William J Laule, Chief Executive

"We are pleased to present another set of record TI Group results. Healthy growth from our four world leader businesses, along with the successful integration of strategic bolt-on acquisitions, has strengthened the Group's market leading positions.

These achievements make me confident that the Group will continue its strong record of growth."

I am pleased to report that in 1998 - my first year as Chief Executive - TI Group put in another strong year. Our four world leader businesses, John Crane, Forsheda, Bundy and Dowty, all performed well despite some adverse developments in the world economy. These results reflect the strength of our global spread and balance and continued improvements in cost control and operating efficiency, driven by our initiatives in lean manufacturing.

During 1998, TI successfully completed (pound)750m of significant bolt-on acquisitions, all, as the Chairman writes in his Statement, consistent with our well established and focused global strategy. These acquisitions will widen our "footprint" and further strengthen our leading position as a full service global supplier, able to respond to the needs of our customers and to the factors that drive their businesses. All the acquired businesses have performed in line with or beyond our expectations.

Our senior management team, some of which is pictured in the Management Team section of the Operating Review, has performed very successfully. This team was significantly strengthened during the year, enhancing our ability to integrate the acquisitions we have made. We were particularly pleased to be able to fill a number of these senior posts through internal promotion.

The largest of our acquisitions, EIS Group, bought for (pound)334m in July, is going well and created significant opportunities for both John Crane and Dowty. The integration of the fluid technologies businesses of EIS is progressing as planned and has opened up new growth markets for John Crane, while the aerospace side of EIS has brought Dowty the aerostructure business of Hamble Group and defence-related speciality products. At the time of acquisition we stated our intention to dispose of non core EIS businesses and the sale programme is proceeding.

The strength of our acquisition strategy was also clearly illustrated by the integration into Bundy of S&H, a privately owned US automotive supplier bought for $350m in May. This has created important new markets for Bundy in automotive air conditioning and power steering fluid carrying applications. Both are forecast to grow faster than underlying car markets and will bring significant globalisation opportunities outside the US. Benefits from S&H have come through quickly with important new contract wins in Europe.

These, and other acquisitions made during the year, are described in greater detail in the Operating Review.
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Business performance

Underlying business performance was good. Adjusting for exchange rate movements and portfolio changes, sales and profit on an organic basis grew by 9% and 10% respectively as underlying margins remained strong. In addition to the (pound)750m spent on bolt-on acquisitions revenue and capital investment to support growth initiatives in all our business groups ran at high levels again last year. Total investment rose from (pound)106m to (pound)136m including a rise in capital investment from (pound)72m to (pound)93m. Cash flow from operations was once again strong at (pound)292.8m (1997 (pound)241.1m).

John Crane, a world leader in the supply of sealing solutions, once again outperformed its markets and generated organic growth in sales and profits despite mixed trading conditions. It is responding well to the leadership of Roger Fix, Chief Executive, John Crane Mechanical Seals, and John Cousins, Chief Executive, John Crane Marine. Mechanical Seals continued to capture share in flat to softening markets. In addition to the fluid technology businesses of EIS, management integrated two other significant acquisitions during the year. Safematic made John Crane a global leader in mechanical seals for the pulp and paper industry while the purchase of EG&G's Sealol business introduced strong brands in specialised high temperature applications. Marine took full advantage of a firm commercial shipbuilding market and with the acquisition of Lips United established itself as one of the world leaders in the supply of integrated marine propulsion systems, an area where demand is likely to exceed the underlying shipbuilding trend. With firm order books John Crane should continue to outperform its markets and generate strong growth.

Forsheda, which serves the automotive and industrial markets and has a developing aerospace segment, responded well to progressively more challenging markets in 1998 and showed growth overall. John Langston was promoted to Chief Executive and will provide strong leadership going forward. Automotive markets remained strong in North America and Europe but the turmoil in Asia Pacific and Latin America affected the market for construction and agricultural machinery. Demand for plastic construction pipes in Western Europe remained subdued. Last year Forsheda made good headway with plans to globalise its product range and manufacturing technology. Many key products, including Isolast(TM) "O" rings, axle shaft seals and automotive radiator gaskets, were successfully transferred from Europe to North America. With this momentum Forsheda, despite demanding trading conditions, is well placed for continued growth.

Bundy, the leading supplier of fluid carrying systems for the world's automotive and refrigeration industries, last year demonstrated the value of the strong relationships it enjoys with global customers with another year of organic growth in sales and profits. Allan Welsh has joined Bundy as Chief Executive and his leadership will build on this success. Bundy Automotive achieved strong results and significantly outperformed its markets, owing to its presence on several major new vehicle launches in North America and Europe, including the highly successful Peugeot 206, Fiat's Seicento and GM's Pickup and Suburban utility vehicles. Bundy also won many significant customer awards in 1998, including "Supplier of the Year" from GM for the fourth year running, along with a series of valuable new contracts for future product platforms. Bundy Refrigeration enjoyed a good year in Europe, North America was stable but Latin American markets were lower. Strengthened by the benefits of integrating the acquisition of S&H and by its key positions on new launches and future product platforms, the outlook for Bundy is for continued growth.
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Dowty, with a position on all the major aerospace programmes, saw sales and profitability rise strongly in 1998 as the civil aerospace cycle continued upwards, military markets remained robust and sales of spares were buoyant. Turbine Engine Components businesses, which tend to lead the aerospace cycle, grew overall and reached a peak in the fourth quarter. Hydraulics and Actuation activities continued to perform well. In July Geoff Smith was promoted to the role of Chief Executive and has played a key role in integrating the aerospace and defence businesses of EIS. This is going well and will result in improved margins in the acquired businesses. Order books remain strong even though a gradual softening in aerospace markets is expected.

Quality and performance

In 1998 I began to increase our focus on the customer, supported by the widespread adoption throughout the Group of lean manufacturing techniques. Our successful initiatives in these areas helped us to win outside recognition as the number of awards for quality and performance received across TI Group more than doubled in 1998. Our continued commitment to the environment brought 14 ISO 14001 major site awards and we received over 80 quality awards from key customers worldwide, an achievement about which I am particularly pleased.

Outlook

We go forward with four world leader businesses each strongly positioned for growth in its chosen markets. The strong management team that has been established is committed to reductions in costs and to improved efficiency in all our processes in order to drive the Company forward in what may be a less buoyant world economy. Together with the key strategic investments that are under way and the integration of our bolt-on acquisitions, this will result in continued growth across the Group and another year of progress.

/s/ William J Laule

William J Laule Chief Executive
5th March 1999
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If Group's strategy is to be an international engineering group concentrating on specialised engineering businesses, operating in selected niches on a global basis.

Key businesses must be able to command positions of sustainable technological and market share leadership. They will have a high knowledge and service content and will be able to anticipate and meet customers' needs.

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STATEMENT BY THE CHAIRMAN

[GRAPHIC]

Sir Chirstopher Lewinton, Chairman

"1998 was another successful year for TI Group. Our consistent strategy of creating world leading specialised engineering businesses has again resulted in record profits and good growth, coupled with strong cash generation, in a challenging economic environment.

I am confident that 1999 will see continued growth and enhanced shareholder value."

TI Group has enjoyed another record year in terms of sales and profits despite a softening in some markets. We have taken a number of strategic initiatives while maintaining our investment programme in our existing businesses. TI is well positioned to generate continued growth.

Pre-tax profits (before goodwill and exceptional items) were (pound)238.6m, up from (pound)222.5m in 1997, reflecting organic profit growth of 10%. Before goodwill and exceptional items earnings per share were 34.3p (32.Op), an increase of 7% or, at constant exchange rates, a rise of 10%. The dividend has been increased by 8% from 15.9p to 17.2p and is covered 2.0 times by earnings, supported by strong cash flow.

This good performance is a tribute to the successful execution of a consistent strategy, reflected in the quality of our portfolio of world leader businesses and the broad spread of global markets in which they operate. It illustrates the strength of an underlying TI Group culture based on strong management and close attention to the needs of our customers around the world.

Such success is not new as a look at the recent overall business performance of TI Group clearly shows. Over the past five years earnings and dividends per share have grown at a compound rate of 13% and 9%, respectively. The return on investment in TI Group has increased from 10% to 14% and free cash flow, after deducting the cash cost of capital expenditure, has improved further, covering interest, tax and dividend payments 1.25 times. All of this gives me confidence that the Company will continue to move forward successfully.

Consistent strategy

Our success is the direct consequence of a clear and consistent strategy which has contributed to the creation of four world leader businesses. These are all capable of both continuing organic growth and providing opportunities for bolt-on acquisitions which fit our established strategy.

A key feature of TI Group's record of organic growth is our ability to outperform our underlying markets. In 1998 we again achieved this goal, as Bill Laule reports in his first Chief Executive's Review, and we also took significant steps to enhance our commitment to growth with some (pound)750m of core bolt-on acquisitions all of which will contribute to earnings in their first full year.

In each case the new companies acquired have brought in complementary products that expand significantly the markets we address and open up new

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avenues for growth. All the acquisitions have been consistent with our global strategy and will enable us to respond to the needs of our customers while we enhance the quality of our portfolio of businesses. Where we have identified businesses that do not fit in with this strategy, we have made disposals to the value of (pound)225m.

In July our involvement in the Messier-Dowty landing gear joint venture came to a successful conclusion with the sale of our interest to our partner Snecma on attractive terms, realising substantial value for TI shareholders. We decided to sell because, as a consequence of French national policy, we could not secure 100% ownership. Without this it was unlikely that the returns being obtained, although improving, would meet TI Group's demanding requirements in the future.

The trend towards consolidation in many of the industries whose customers we serve is continuing. It provides new growth opportunities for leading global suppliers like TI Group but it also places even greater demands on management at all levels to meet the often rapidly changing needs of customers.

Management

The process of strengthening TI Group's senior management has continued and the separation of the roles of Chairman and Chief Executive is evolving very successfully. Bill Laule has made a major contribution to the effective running of the Company and to the achievement of good results along with ensuring the further development of a strong management team.

The Chairman's Committee, comprising myself, Bill and Martin Angle, Group Finance Director, is working well in its task of maintaining the strategic direction of the Group.

Our international management team has been strengthened considerably at all levels in the course of the year. I confidently expect that these initiatives will accelerate the already high levels of drive and leadership within the Company.

Board changes

Further steps were taken to strengthen the main Board during the year. David Lillycrop, TI Group's General Counsel and Group Secretary, was appointed a Director of the Company on 24th June. This appointment reflects the increasingly important role which the General Counsel plays in a global business like TI.

John Langston, formerly Chief Executive of Bundy Automotive, was appointed Chief Executive of Forsheda in October and joined the Group's main Board at that time. His task will be to accelerate the globalisation of Forsheda, which towards the end of 1997 became the Group's fourth leg.

Allan Welsh joined TI Group as Chief Executive of Bundy in December and was appointed a Director of the Company on 1st January 1999. Allan was a main board director of T&N plc and has wide international experience of managing both automotive and other manufacturing businesses.

Towards the end of the year three Directors stepped down from the Board. Tony Edwards, formerly chairman of TI Group's aerospace interests, moved to the Ministry of Defence as Head of Defence Export Services. TI Group was pleased to be able to serve British interests by releasing him for this important role. Bob Fisher and John Potter both resigned from the Board; they will continue to have a close association with the Company and we wish them well as they retire to their
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homes in the United States. I would like to thank them all for their long and distinguished service and their important contribution to the development of TI Group.

Sir Nigel Broomfield joined the Board as a non-executive Director on 18th February. As reported last year, Sir Nigel was until 1997 the British Ambassador to the Federal Republic of Germany and previously to the German Democratic Republic. He brings extensive experience of international affairs which is already proving valuable to the Group.

Outlook

1998 was a successful year for TI Group. Despite a softening in some of our markets, the global spread and balance of our activities, which is a key strength of the Group, demonstrated its great value and allowed us to report record profits and organic growth in a challenging economic environment.

As well as producing organic growth we took important steps to increase our exposure to new but related markets with a series of bolt-on acquisitions that will enable us to offer even better service to our global customers. Management was strengthened throughout the Group and this will provide accelerated drive and leadership going forward.

TI Group will increasingly benefit from the investment programmes undertaken in 1998 and from the integration of our acquisitions. Coupled with the strength of our worldwide activities, in particular our strong position in the robust economies of the US and Europe, these benefits will lead to continued growth in our businesses.

We are particularly pleased by the decision of KKR to invest in TI Group and, with Henry Kravis agreeing to join the main Board as a non-executive Director, we believe that this is the start of a relationship that will bring considerable benefits to the Group.

With order books ahead of last year and the first two months' trading on plan, and although 1999, much like 1998, will be a demanding year, we are confident that TI Group's successful strategy will continue to meet the needs of its customers and generate improved returns to its shareholders.

/s/ Christopher Lewinton

Sir Christopher Lewinton Chairman
5th March 1999
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MANAGEMENT TEAM

                                   [GRAPHIC]

1 William J Laule Chief Executive, TI Group

2 Martin D Angle Group Finance Director

3 Roger L Fix     CEO, JOHN CRANE MECHANICAL SEALS
4 John F Cousins  CEO, JOHN CRANE MARINE
5 John Langston   CEO, FORSHEDA
6 T Allan Welsh   CEO, BUNDY
7 Geoff F Smith   CEO, DOWTY

8 David P Lillycrop Director & General Counsel

9 James L Roe Director, Strategic Development

                                   [GRAPHIC]
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FINANCIAL REVIEW

[GRAPHIC]

Martin Angle, Group Finance Director

"In 1998, TI Group achieved good organic growth and maintained a strong cash flow with increased investment to support future growth. The acquisitions made during the year are all performing in line with plan and the Group goes forward in a strong financial position."

The 1998 financial statements incorporate the new accounting and disclosure requirements of FRS10 `Goodwill and Intangible Assets', FRS11 `Impairment of Fixed Assets and Goodwill' and FRS14 `Earnings Per Share'. In addition, in line with recommended practice, the financial statements also incorporate the early adoption of FRS12 `Provisions, Contingent Liabilities and Contingent Assets' and FRS13 `Derivatives and Other Financial Instruments: Disclosures'.

In accordance with FRS10, goodwill arising on acquisitions completed since 1st January 1998 of (pound)539.2m has been capitalised as an intangible fixed asset. This goodwill is being amortised over 20 years, resulting in a non-cash charge of (pound)15.1m in the year. Goodwill on earlier acquisitions remains written off against reserves. The Group's accounting policies have been revised to reflect the changes in the accounting treatment of goodwill. The presentation of balance sheet reserves has been amended to comply with the requirements of FRS10.

The other new Standards have not resulted in changes in accounting policies but the presentation of certain items, particularly provisions, has been amended and the scope of some detailed disclosures has been increased.

Year-on-year comparisons of results are affected by the significant number of acquisitions and disposals during 1998 which are set out in detail in notes to accounts and are described in the Operating Review. For clarity, the analysis of results by business segment set out in notes to accounts identifies separately the contribution of the Group's 50% share of Messier-Dowty which, together with the related wholly-owned landing gear repair and overhaul businesses, was sold on 30th June 1998. Three small businesses previously reported as part of the Bundy business segment have been transferred to the Dowty business segment with effect from 1st January 1998, as their principal products are aerospace related and they are now managed by the Dowty team.

In addition to the corporate activity, comparisons with 1997 are also affected by the continued strengthening of sterling during 1998 which had an adverse effect on the translation of the results of the Group's overseas subsidiaries for accounting purposes, reducing sales by (pound)52m and profit before tax by (pound)5.8m. However, as a global specialised engineering group with 80% of its sales made in the country of origin, TI Group has no material foreign currency transaction exposure. The table below shows the 1997 and 1998 average and year end exchange rates for the US dollar and the Deutschmark, the movement of which against sterling was representative of other major European currencies.
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Average for year              (pound)1=US$     (pound)1=DM

1998 average                          1.66            2.92
1997 average                          1.64            2.84
(pound) stronger/(weaker)                1%              3%

Period end
31 December 1998                      1.66            2.77
31 December 1997                      1.65            2.96
(pound) stronger/(weaker)                1%             (6)%

Analysis of results

TI Group has again achieved a strong performance with organic growth in sales of 9% and in profit before interest, goodwill and exceptional items of 10%. Earnings per share excluding goodwill and exceptional items increased by 7%, or 10% after adjusting for changes in exchange rates.

Cash flow from operations was again strong and, after adjusting for exceptional items, represented a surplus over the Group's net interest, tax and dividend payments of 25%.

Total sales for the year, including the Group's share of joint ventures, were (pound)2,168m (1997: (pound)1,870m), a 16% increase over 1997. All four of the Group's world leader businesses achieved organic sales growth ahead of their underlying markets and continued to increase market share. Their performance is described in more detail in the Chief Executive's Review and the Operating Review.

Profit before interest, goodwill and exceptional items was (pound)265.3m, up (pound)28.3m or 12% from last year. Included within this total, income from joint ventures and associated undertakings was (pound)9.5m, down from (pound)18.2m in 1997 due to the sale of the Group's share of the Messier-Dowty joint venture in June. Adjusting for exchange rate movements and portfolio changes, all four world leader businesses reported organic growth in operating profit.

Group operating margin was 12.2% (1997: 12.7%) reflecting the impact of the acquisitions completed during 1998, where overall margins were below the Group average. All four of the business groups sustained strong underlying margins. The Group's Return on Investment (profit before interest, goodwill, exceptional items and tax as a percentage of investment, including all goodwill) decreased slightly to 14% (1997: 16%) due to the initial effect of acquisitions. All the businesses acquired in 1998 are performing in line with expectations and are expected to exceed the Group's minimum objective of a 15% pre-tax Return on Investment by the third year of ownership.

Net interest expense increased to (pound)26.7m (1997: (pound)14.5m), principally as a result of acquisition expenditure. Interest costs remain well covered at 10 times (1997: 16 times) by profit before interest, goodwill and exceptional items.

Profit before taxation, goodwill and exceptional items was (pound)238.6m, up (pound)16.1m or 7% from 1997. The effective tax rate on profit before goodwill and exceptional items of 31% was unchanged from 1997.

As described above, amortisation of goodwill arising on acquisitions completed since 1st January 1998 resulted in a non-cash charge of (pound)15.1m in the year. The goodwill capitalised includes adjustments to the balance sheets of acquired companies of (pound)93m, of which (pound)90m relates to EIS. Of this, approximately (pound)60m was foreseen at the time of the acquisition of EIS and the balance represents a
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shortfall in the value now anticipated in the proceeds of certain non core assets held for disposal. The EIS businesses retained within the Group have responded positively under our management and now demonstrate a potential which exceeds our initial expectations. Any shortfall in the value of the non core businesses, as against original expectations, is consequently more than offset by the enhanced value of the businesses retained.

Before a related tax charge of (pound)6.7m, there was a net exceptional gain of (pound)3.2m, comprising a net gain on business disposals of (pound)14.7m and a charge to operating profit of (pound)11.5m which included principally the settlement of the Dowty Woodville Polymer "whistleblower" litigation for (pound)7.0m and restructuring of Bundy's Heidelberg operation in Germany costing (pound)5.5m. This restructuring reflected a structural and one-off change to the way in which Bundy does business in Germany to meet the challenging outsourcing needs of its customers. The principal manufacturing site at Heidelberg has been scaled down leaving only the basic tube manufacturing operations there. All other activities are now carried out in satellites located close to customers' operations. Elsewhere in the Group, redundancies of (pound)5.5m (1997: (pound)3.5m) were incurred and charged against operating profit.

Earnings per share before goodwill and exceptional items were 34.3p (1997:
32.Op), an increase of 7%, or 10% after adjusting for the effect of changes in exchange rates. On an FRS3 basis earnings per share, after goodwill and exceptional items, were 3O.4p (1997: 31.6p).

Dividend

The Directors are recommending a final dividend of 11.6p giving a total dividend per Ordinary share for the year of 17.2p (1997: 15.9p), an increase of 8% over the previous year. The dividend is covered 2.0 times by earnings before goodwill and exceptional items (1997: 2.0 times). The July 1997 Budget abolished Advance Corporation Tax and Foreign Income Dividends with effect from 6th April 1999 and as a result this year's final dividend will be paid as a normal dividend.

Cash flow and debt

Cash flow from operations was again strong at (pound)292.8m (1997:
(pound)241.4m). After capital investment and dividends received from joint ventures and associates, free cash flow was (pound)218.1m, 14% ahead of the same period last year. After adjustment for exceptional items this represents a surplus over the Group's net interest, tax and dividend payments of 25%.

The Group maintained its investment programmes in all businesses. Capital and revenue investment increased by 28% to (pound)136m (1997: (pound)106m). Of this, capital investment was (pound)93m (1997: (pound)72m) and revenue investment was (pound)43m (1997: (pound)34m). Investment, which must meet strict financial criteria, has generally been made to support the additional capacity requirements of new programmes, to improve efficiency in existing facilities and to upgrade and replace information systems.

Main Content Page                                                    Page 4 of 6


The Group maintained a strong focus on working capital management and, as a percentage of sales, average Group working capital reduced further to 10% across its existing businesses. The ratio for acquired businesses was around 16% and these operations are already responding to management initiatives to move towards the Group average over time.

Including the net cash flow on acquisitions and disposals of businesses of (pound)505.3m, net debt at 31st December 1998 increased to (pound)512.7m (31st December 1997: (pound)37.9m).

TI shareholders' funds were (pound)601.Om at 31st December 1998 (31st December 1997: (pound)392.6m) after writing back (pound)136.5m of goodwill on disposals. Goodwill arising on acquisitions completed prior to 1998 of (pound)882.5m (31st December 1997: (pound)1,019.Om) remains written off against reserves. The impact of exchange translation on TI shareholders' funds was not significant.

Change In net debt

[GRAPHIC]


Treasury

TI operates a central treasury function providing services to the whole Group by arranging borrowings, investing surplus funds and managing and reducing financial risks. Group Treasury is not a profit centre and no speculative transactions are permitted. It operates within specific Board policies with compliance confirmed regularly in formal reports to the Audit Committee; there was no change in policies during 1998. There are extensive written control procedures in place and Group Treasury is subject to regular reviews by the financial control function, and by internal and external audit. Treasury systems, including disaster recovery arrangements, are also reviewed and updated regularly. Prudent use is made of financial instruments, mainly forward rate agreements, interest rate swaps, and forward foreign exchange contracts, with relationship banks as the counterparty. Such instruments may also include the purchase, but not the writing, of options in specific circumstances.

Main Content Page                                                    Page 5 of 6


The Group's principal exposures to exchange rate fluctuations arise on the translation of overseas net assets and profits into sterling for accounting purposes.

Translation exposures arising on consolidation of the Group's overseas net assets are minimised by broadly matching assets with borrowings in each major foreign currency. The level of hedging cover required by Group policy is over 80% across all currencies and TI is fully hedged in all relevant major currencies.

The Group's gross debt at 31st December 1998 totalled (pound)685.8m (1997:
(pound)406.8m) with (pound)280.3m in US and Canadian dollars, reflecting the Group's strong North American presence, and (pound)180.5m denominated in Continental European currencies. The principal components of this debt are two private placements of US$190m in total outstanding, and centrally managed bank loans totalling (pound)502.4m. The Group also has a US commercial paper programme rated A1/P1 by Standard and Poor's Corporation and Moody's Investor Services respectively. To support the commercial paper programme and to provide medium term liquidity, the Group has committed bank facilities of (pound)60m maturing in 1999 and a further (pound)870m maturing in 2000 or later. In January 1999, further committed facilities totalling (pound)200m were arranged.

Year end cash and deposits totalled (pound)173.1m (1997: (pound)368.9m). The Group adopts a conservative investment policy for its surplus funds, most of which are pooled and managed centrally, with deposits limited by amount and maturity across highly-rated banks. Counterparty risk limits are established for all banks used by the Group, depending on the credit standing of the bank. Extensive use is made of country cash pooling arrangements and intra-Group loans to provide, respectively, efficient cash management and cost effective core funding to operating businesses worldwide.

Interest rate exposures on borrowings and deposits are monitored carefully and hedging actions taken when market conditions are considered appropriate. Normally, at least one third of borrowings in each major currency is hedged at fixed rates for the next 12 months, using long dated drawings, forward rate agreements, interest rate swaps or collars.

Exchange translation exposures arising on the consolidation of overseas operating profits are partially offset by interest charges on foreign currency borrowings. These exposures are monitored but are not normally hedged, and no such hedging was undertaken in 1998. There was no use of options during 1998.

Exposures to movements in exchange rates on transactions are minimised using forward foreign exchange contracts, normally up to 12 months forward, on a rolling basis. Some aerospace businesses may hedge exposures up to four years into the future, reflecting the nature of commitments in that industry. All TI business units hedge their net exposures through or at the direction of Group Treasury.

Year 2000 and euro

The Group-wide programme initiated in 1996 to address the Year 2000 computer problem is well advanced. This programme is designed to address the business critical risks and uncertainties, including an assessment and testing of communication networks, business and infrastructure systems and, in particular, control systems in shop floor equipment. There has also been significant work, including detailed correspondence and site visits, to minimise the potential disruption caused by non-compliance of third parties including major customers and suppliers.

Main Content Page                                                    Page 6 of 6


It is widely recognised and accepted, however, that the nature and complexity of the problem means that there cannot be any guarantee that problems will not arise. Whilst the Group expects all its business critical systems to be millennium compliant before the end of 1999, contingency plans are being prepared to cope with any potential disruption, particularly from external events outside the Group's control.

Action has also been taken to address the systems and business issues associated with the introduction of the euro from 1st January 1999.

The actions for both the Year 2000 and euro form part of TI's continuing investment in electronic systems and there has been significant expenditure on such projects during the period. An estimate of expenditure incurred to date on projects with a significant Year 2000 element is (pound)17m, with additional estimated costs of (pound)8m to be incurred in 1999. Approximately 70% of these amounts are the capital costs of new and replacement hardware; the balance is revenue expenditure which is charged to the profit and loss account as incurred. The estimated costs of achieving euro compliance are not significant.

Summary

In 1998, TI Group achieved good organic growth and maintained a strong cash flow with increased investment to support future growth. The acquisitions made during the year are all performing in line with plan and the Group goes forward in a strong financial position.

Martin D Angle
Group Finance Director

Main Content Page                                                    Page 1 of 3


DIRECTORS

[GRAPHIC]

Sir Christopher Lewinton (++) o
Chairman
Joined the Board in 1986 as Chief Executive and Deputy Chairman, becoming Chairman in 1989 and relinquishing the role of Chief Executive in January 1998. Wide international experience; based in the United States for many years. A non-executive Director of Reed Elsevier and a member of the Supervisory Board of Mannesmann AG. Age 67

NON-EXECUTIVE DIRECTORS

[GRAPHIC]

John M Hignett * + (++)
Deputy Chairman
Joined the Board in 1989, becoming Deputy Chairman in 1993. Chairman, Audit & Organisation and Remuneration Committees. Chairman of Schroder Income Growth Fund. Formerly a Director of Glaxo Holdings, a Managing Director of Lazard Brothers & Co and Director General of the Takeover Panel. Age 64

[GRAPHIC]

Sir Cohn Chandler * +
Joined the Board in 1992. Chairman, Vickers and Director of Guardian Royal Exchange. Vice President, Engineering Employers' Federation. A Member of the National Defence Industries Council. Formerly Head of Defence Export Services, Ministry of Defence. Age 59

[GRAPHIC]

Lord Fanshawe of Richmond KCMG * + (++)
Joined the Board in 1990. A Director of Xerox UK. Member, Pratt & Whitney European Advisory Board. Chairman of Sedgwick Group until 1997. Formerly a Foreign Office Minister. Age 71

[GRAPHIC]

John M Harris *
Joined the Board in 1991. Managing Director, formerly President, The Forum Corporation based in Boston. Previously President and CEO, Rockefeller Financial Services Inc and President of the European operations of Booz Allen & Hamilton. An American citizen. Age 58

[GRAPHIC]

Rudolf G Mueller CBE *

Main Content Page                                                    Page 2 of 3


Joined the Board in 1996. Chairman of Chiltern Group and Chelveton Properties. Chairman of Lend Lease Europe and a Member of the Boards of Lend Lease Corporation and IMI Kiev. Previously held senior positions with UBS in Zurich, Singapore and London, where he was Chairman of the UBS Group until 1997. Formerly a Director of the London Stock Exchange. A Swiss citizen. Age 64

[GRAPHIC]

Sir Nigel Broomfield KCMG +
Joined the Board in February 1998. A non-executive Director of Foreign & Colonial German Investment Trust. Director Designate of the Ditchley Foundation and an adviser to Arthur Andersen. Trustee of the Dresden Trust. A retired diplomat; British Ambassador to the Federal Republic of Germany until 1997. Age 61

EXECUTIVE DIRECTORS

[GRAPHIC]

William J Laule o
Chief Executive
Joined the Board in 1995 becoming Chief Executive, TI Group in January 1998. Previously Chief Executive, Bundy. A Director, National Association of Manufacturers of the USA. Senior management experience gained with Rockwell International in the United States and Europe. An American citizen. Age 50

[GRAPHIC]

Martin D Angle o
Group Finance Director
Joined the Board in 1997. Wide international business experience gained in senior positions with SG Warburg, Morgan Stanley and the Dresdner Kleinwort Benson Group, based in the United States and the UK. A Chartered Accountant. Age 48

[GRAPHIC]

David P Lillycrop
Director & General Counsel
Joined the Board in June 1998. General Counsel since 1997 and Group Secretary since 1991. Chairman, TI Pension Trustee Ltd. Legal and management experience gained in British and American companies. Member, Management Committee, Industry and Parliament Trust. A Barrister. Age 42

[GRAPHIC]

James L Roe
Director, Strategic Development
Joined the Board in 1994. Director, Strategic Development since 1986. Previously Senior Vice-President, John Crane International. Experience outside TI includes management consultancy. Age 54

[GRAPHIC]

John Langston

Main Content Page                                                    Page 3 of 3


Chief Executive, Forsheda
Joined the Board in October 1998. Previously Chief Executive, Bundy Automotive. International operating and management experience gained in global companies whilst based in the UK, France and Germany. Age 49

[GRAPHIC]

T Allan Welsh
Chief Executive, Bundy
Joined the Board in January 1999. Wide experience of managing automotive and other manufacturing businesses in international markets. Formerly a Director of T&N plc. Age 47

      *    Member, Organisation and Remuneration Committee
      +    Member. Audit Committee
      (++) Member. Nominations Committee
      o    Member, Chairman's Committee

TI Group's strategy is to be an international engineering group concentrating on specialised engineering businesses, operating in selected niches on a global basis.

Key businesses must be able to command positions of sustainable technological and market share leadership. They will have a high knowledge and service content and will be able to anticipate and meet customers' needs.

SUMMARY OF RESULTS

                                                          1998              1997

--------------------------------------------------------------------------------
                                                (pound)million   (pound) million

Turnover                                               2,168.1           1,870.4
Turnover - subsidiary undertakings                     2,099.3           1,704.4
Profit before taxation                                   226.7             220.6
Profit before taxation*                                  238.6             222.5

Net debt                                                 512.7              37.9

TI shareholders' funds                                   601.0             392.6

--------------------------------------------------------------------------------
                                                             %                 %

Operating margin*                                         12.2              12.7

--------------------------------------------------------------------------------
                                                             p                 p

Earnings per Ordinary share                               30.4              31.6
Earnings per Ordinary share*                              34.3              32.0
Dividends per Ordinary share                              17.2              15.9

--------------------------------------------------------------------------------

* Before goodwill and exceptional items

FIVE YEAR FINANCIAL HIGHLIGHTS

TI Group is one of the world's leading specialised engineering companies and is quoted on the London Stock Exchange. The Group operates on a global basis and employs over 35,000 people at more than 400 manufacturing and customer sevice facilities in over 45 countries. TI Group's four world leading business groups are John Crane, Forsheda, Bundy and Dowty.

                                   [GRAPHIC]

Total Sales
(pound) million

[GRAPHIC OMITTED]

Earnings*/Dividends
EPS pence   DPS pence

[GRAPHIC OMITTED]

Profit Before Taxation*
(pound) million

[GRAPHIC OMITTED]

Free Cash Flow
(pound) million

[GRAPHIC OMITTED]


1 TI Group

STATEMENT BY THE CHAIRMAN

[GRAPHIC]

Sir Christopher Lewinton, Chairman

"1998 was another successful year for TI Group. Our consistent strategy of creating world leading specialized engineering businesses has again resulted in record profits and good growth, coupled with strong cash generation, in a challenging economic environment.

I am confident that 1999 will see continued growth and enhanced shareholder value."

TI Group has enjoyed another record year in terms of sales and profits despite a softening in some markets. We have taken a number of strategic initiatives while maintaining our investment programme in our existing businesses. TI is well positioned to generate continued growth.

Pre-tax profits (before goodwill and exceptional items) were (pound)238.6m, up from (pound)222.5m in 1997, reflecting organic profit growth of 10%. Before goodwill and exceptional items earnings per share were 34.3p (32.Op), an increase of 7% or, at constant exchange rates, a rise of 10%. The dividend has been increased by 8% from 17.9p to 1.2p and is covered 2.0 times by earnings, supported by strong cash flow.

This good performance is a tribute to the successful execution of a consistent strategy, reflected in the quality of our portfolio of world leader businesses and the broad spread of global markets in which they operate. It illustrates the strength of an underlying TI Group culture based on strong management and close attention to the needs of our customers around the world.

Such success is not new as a look at the recent overall business performance of TI Group clearly shows. Over the past five years earnings and dividends per share have grown at a compound rate of 13% and 9%, respectively. The return on investment in TI Group has increased from 10% to 14% and free cash flow, after deducting the cash cost of capital expenditure, has improved further, covering interest, tax and dividend payments 1.25 times. All of this gives me confidence that the company will continue to move forward successfully.

Consistent strategy

Our success is the direct consequence of a clear and consistent strategy which has contributed to the creation of four world leader businesses. These are all capable of both continuing organic growth and providing opportunities for bolt-on acquisitions which fit our established strategy.

A key feature of TI Group's record of organic growth is our ability to outperform our underlying markets. In 1998 we again achieved this goal, as Bill Laule reports in his first chief Executive's Review, and we also took significant steps to enhance our commitment to growth with some (pound)750m of core bolt-on acquisitions all of which will contribute to earnings in their first full year.

In each case the new companies acquired have brought in complementary products that expand significantly the markets we address and open up new avenues for growth. All the acquisitions have been consistent with our global strategy and will enable us to respond to the needs of our customers while we enhance the quality of our portfolio of businesses. Where we have identified businesses that do not fit in with this strategy we have made disposals to the value of (pound)225m.

In July our involvement in the Messier-Dowty landing gear joint


2 TI Group
venture came to a successful conclusion with the sale of our interest to our partner Snecma on attractive terms, realising substantial value for TI shareholders. We decided to sell because, as a consequence of French national policy, we could not secure 100% ownership. Without this it was unlikely that the returns being obtained, although improving, would meet TI Group's demanding requirements in the future.

      The trend towards consolidation in many of the industries whose customers we serve is continuing. It provides new growth opportunities for leading global suppliers like TI Group but it also places even greater demands on management at all levels to meet the often rapidly changing needs of customers.

Management

The process of strengthening TI Group's senior management has continued and the separation of the roles of chairman and Chief Executive is evolving very successfully. Bill Laule has made a major contribution to the effective running of the Company and to the achievement of good results along with ensuring the further development of a strong management team.

      The Chairman's Committee, comprising myself, Bill and Martin Angle, Group Finance Director, is working well in its task of maintaining the strategic direction of the Group.

      Our international management team has been strengthened considerably at all levels in the course of the year. I confidently expect that these initiatives will accelerate the already high levels of drive and leadership within the Company.

Board changes

Further steps were taken to strengthen the main Board during the year. David Lillycrop, TI Group's General Counsel and Group Secretary, was appointed a Director of the Company on 24th June. This appointment reflects the increasingly important role which the General Counsel plays in a global business like TI.

      John Langston, formerly Chief Executive of Bundy Automotive, was appointed Chief Executive of Forsheda in October and joined the Group's main Board at that time. His task will be to accelerate the globalisation of Forsheda, which towards the end of 1997 became the Group's fourth leg.

      Allan Welsh joined TI Group as Chief Executive of Bundy in December and was appointed a Director of the Company on 1st January 1999. Allan was a main board director of T&N plc and has wide international experience of managing both automotive and other manufacturing businesses.

      Towards the end of the year three Directors stepped down from the Board. Tony Edwards, formerly chairman of TI Group's aerospace interests, moved to the Ministry of Defence as Head of Defence Export Services. TI Group was pleased to be able to serve British interests by releasing him for this important role. Bob Fisher and John Potter both resigned from the Board; they will continue to have a close association with the Company and we wish them well as they retire to their homes in the united States. I would like to thank them all for their long and distinguished service and their important contribution to the development of TI Group.

      Sir Nigel Broomfield joined the Board as a non-executive Director on 18th February. As reported last year, Sir Nigel was until 1997 the British Ambassador to the Federal Republic of Germany and previously to the German Democratic Republic. He brings extensive experience of international affairs which is already proving valuable to the Group.

Outlook

1998 was a successful year for TI Group. Despite a softening in some of our markets, the global spread and balance of our activities, which is a key strength of the Group, demonstrated its great value and allowed us to report record profits and organic growth in a challenging economic environment.

      As well as producing organic growth we took important steps to increase our exposure to new but related markets with a series of bolt-on acquisitions that will enable us to offer even better service to our global customers. Management was strengthened throughout the Group and this will provide accelerated drive and leadership going forward.

      TI Group will increasingly benefit from the investment programmes undertaken in 1998 and from the integration of our acquisitions. Coupled with the strength of our worldwide activities, in particular our strong position in the robust economies of the us and Europe, these benefits will lead to continued growth in our businesses.

      We are particularly pleased by the decision of KKR to invest in TI Group and, with Henry Kravis agreeing to join the main Board as a non-executive Director, we believe that this is the start of a relationship that will bring considerable benefits to the Group.

      With order books ahead of last year and the first two months' trading on plan, and although 1999, much like 1998, will be a demanding year, we are confident that TI Group's successful strategy will continue to meet the needs of its customers and generate improved returns to its shareholders.

/s/ Christopher Lewinton

Sir Christopher Lewinton Chairman
5th March 1999


3 TI Group

CHIEF EXECUTIVE'S REVIEW

[GRAPHIC]

William J Laule, Chief Executive

"We are pleased to present another set of record TI Group results. Healthy growth from our four world leader businesses, along with the successful integration of strategic bolt-on acquisitions, has strengthened the Group's market leading positions.

These achievements make me confident that the Group will continue its strong record of growth."

I am pleased to report that in 1998 - my first year as Chief Executive - TI Group put in another strong year. Our four world leader businesses, John Crane, Forsheda, Bundy and Dowty, all performed well despite some adverse developments in the world economy. These results reflect the strength of our global spread and balance and continued improvements in cost control and operating efficiency, driven by our initiatives in lean manufacturing.

      During 1998, TI successfully completed (pound)750m of significant bolt-on acquisitions, all, as the Chairman writes in his Statement, consistent with our well established and focused global strategy. These acquisitions will widen our "footprint" and further strengthen our leading position as a full service global supplier, able to respond to the needs of our customers and to the factors that drive their businesses. All the acquired businesses have performed in line with or beyond our expectations.

      Our senior management team, some of which is pictured on page 6 of this Annual Report, has performed very successfully. This team was significantly strengthened during the year, enhancing our ability to integrate the acquisitions we have made. We were particularly pleased to be able to fill a number of these senior posts through internal promotion.

      The largest of our acquisitions, EIS Group, bought for (pound)334m in July, is going well and created significant opportunities for both John Crane and Dowty. The integration of the fluid technologies businesses of EIS is progressing as planned and has opened up new growth markets for John Crane, while the aerospace side of EIS has brought Dowty the aerostructure business of Hamble Group and defence-related speciality products. At the time of acquisition we stated our intention to dispose of non core EIS businesses and the sale programme is proceeding.

      The strength of our acquisition strategy was also clearly illustrated by the integration into Bundy of S&H, a privately owned US automotive supplier bought for $350m in May. This has created important new markets for Bundy in automotive air conditioning and power steering fluid carrying applications. Both are forecast to grow faster than underlying car markets and will bring significant globalisation opportunities outside the US. Benefits from S&H have come through quickly with important new contract wins in Europe.

      These, and other acquisitions made during the year, are described in greater detail in the Operating Review which begins on page 6.

Business performance

Underlying business performance was good. Adjusting for exchange rate movements and portfolio changes, sales and profit on an organic basis grew by 9% and 10% respectively as underlying margins remained strong. In addition to the (pound)75Om spent on bolt-on acquisitions revenue and capital investment to support growth initiatives in all our business groups ran at high levels again last year. Total investment rose from (pound)106m to (pound)136m


4 TI Group
including a rise in capital investment from (pound)72m to (pound)93m. Cash flow from operations was once again strong at (pound)292.8m (1997 (pound)241.1m).

      John Crane, a world leader in the supply of sealing solutions, once again outperformed its markets and generated organic growth in sales and profits despite mixed trading conditions. It is responding well to the leadership of Roger Fix, Chief Executive, John Crane Mechanical seals, and John Cousins, Chief Executive, John Crane Marine. Mechanical Seals continued to capture share in flat to softening markets. In addition to the fluid technology businesses of EIS, management integrated two other significant acquisitions during the year. Safematic made John Crane a global leader in mechanical seals for the pulp and paper industry while the purchase of EG&G's Sealol business introduced strong brands in specialised high temperature applications. Marine took full advantage of a firm commercial shipbuilding market and with the acquisition of tips united established itself as one of the world leaders in the supply of integrated marine propulsion systems, an area where demand is likely to exceed the underlying shipbuilding trend. With firm order books John Crane should continue to outperform its markets and generate strong growth.

      Forsheda, which serves the automotive and industrial markets and has a developing aerospace segment, responded well to progressively more challenging markets in 1998 and showed growth overall. John Langston was promoted to Chief Executive and will provide strong leadership going forward. Automotive markets remained strong in North America and Europe but the turmoil in Asia Pacific and Latin America affected the market for construction and agricultural machinery. Demand for plastic construction pipes in Western Europe remained subdued. Last year Forsheda made good headway with plans to globalise its product range and manufacturing technology. Many key products, including Isolast(TM) "O" rings, axle shaft seals and automotive radiator gaskets, were successfully transferred from Europe to North America. With this momentum Forsheda, despite demanding trading conditions, is well placed for continued growth.

      Bundy, the leading supplier of fluid carrying systems for the world's automotive and refrigeration industries, last year demonstrated the value of the strong relationships it enjoys with global customers with another year of organic growth in sales and profits. Allan Welsh has joined Bundy as Chief Executive and his leadership will build on this success. Bundy Automotive achieved strong results and significantly outperformed its markets, owing to its presence on several major new vehicle launches in North America and Europe, including the highly successful Peugeot 206, Fiat's Seicento and GM's Pickup and Suburban utility vehicles. Bundy also won many significant customer awards in 1998, including "Supplier of the Year" from GM for the fourth year running, along with a series of valuable new contracts for future product platforms. Bundy Refrigeration enjoyed a good year in Europe, North America was stable but Latin American markets were lower. Strengthened by the benefits of integrating the acquisition of S&H and by its key positions on new launches and future product platforms, the outlook for Bundy is for continued growth.

      Dowty, with a position on all the major aerospace programmes, saw sales and profitability rise strongly in 1998 as the civil aerospace cycle continued upwards, military markets remained robust and sales of spares were buoyant. Turbine Engine Components businesses, which tend to lead the aerospace cycle, grew overall and reached a peak in the fourth quarter. Hydraulics and Actuation activities continued to perform well. In July Geoff Smith was promoted to the role of Chief Executive and has played a key role in integrating the aerospace and defence businesses of EIS. This is going well and will result in improved margins in the acquired businesses. Order books remain strong even though a gradual softening in aerospace markets is expected.

Quality and performance

In 1998 I began to increase our focus on the customer, supported by the widespread adoption throughout the Group of lean manufacturing techniques. Our successful initiatives in these areas helped us to win outside recognition as the number of awards for quality and performance received across TI Group more than doubled in 1998. Our continued commitment to the environment brought 14 ISO 14001 major site awards and we received over 80 quality awards from key customers worldwide, an achievement about which I am particularly pleased.

Outlook

We go forward with four world leader businesses each strongly positioned for growth in its chosen markets. The strong management team that has been established is committed to reductions in costs and to improved efficiency in all our processes in order to drive the Company forward in what may be a less buoyant world economy. Together with the key strategic investments that are under way and the integration of our bolt-on acquisitions, this will result in continued growth across the Group and another year of progress.

/s/ William J Laule

William J Laule Chief Executive
5th March 1999


5 TI Group

OPERATING REVIEW

                                    [PHOTO]

1  William J Laule Chief Executive, TI Group
2  Martin D Angle Group Finance Director

3  Roger L Fix      CEO, JOHN CRANE MECHANICAL SEALS
4  John F Cousins   CEO, JOHN CRANE MARINE
5  John Langston    CEO, FORSHEDA
6  T Allan Welsh    CEO, BUNDY
7  Geoff F Smith    CEO, DOWTY

8  David P Lillycrop Director & General Counsel
9  James L Roe Director Strategic Development

                                   [GRAPHIC]


6  TI Group

TI GROUP STRUCTURE

--------------------------------------------------------------------------------
John Crane[LOGO]

world leader in engineered sealing systems
--------------------------------------------------------------------------------
Mechanical Seals
--------------------------------------------------------------------------------
Marine
--------------------------------------------------------------------------------

John Crane is a world leader in the design, manufacture and distribution of engineered sealing systems. Through its divisions, John Crane provides a wide range of sealing solutions which satisfies customers' needs for knowledge and service in the process, marine and general industrial markets of the world.

--------------------------------------------------------------------------------
FORSHEDA[LOGO]

world leader in engineered elastomer seals
--------------------------------------------------------------------------------
Engineered Seals
--------------------------------------------------------------------------------
Pipe Seals
--------------------------------------------------------------------------------
Speciality Products
--------------------------------------------------------------------------------

Forsheda is a world leader in engineered elastomer seals for the industrial, automotive and aerospace industries. It has a world-class capability in design, materials and process engineering and focuses on products and applications with exacting environmental and service demands.

--------------------------------------------------------------------------------
BUNDY[LOGO]

world leader in fluid carrying systems
--------------------------------------------------------------------------------
Automotive
--------------------------------------------------------------------------------
Refrigeration
--------------------------------------------------------------------------------

Bundy is a world leader in specialised small diameter fluid carrying systems for the automotive and refrigeration industries, Through its unrivalled capability in design, development and manufacturing, Bundy supplies systems to satisfy the global needs of its customers in both the automotive and refrigeration markets.

--------------------------------------------------------------------------------
DOWTY[LOGO]

world leader in aerospace systems
--------------------------------------------------------------------------------
Dowty Aerospace
--------------------------------------------------------------------------------
Hamble Group
--------------------------------------------------------------------------------
Defence Systems and Special Products
--------------------------------------------------------------------------------

Dowty, through its Dowty Aerospace business units, is one of the world's leaders in hydraulic and actuation systems, turbine engine components and propellers. Through Hamble it is a leading supplier of aircraft structures and Dowty also provides a niche range of specialist aerospace and defence products and services.

--------------------------------------------------------------------------------
Distribution of sales by geographic origin
--------------------------------------------------------------------------------

                                   [GRAPHIC]

                            United Kingdom (20%)
                            Continental Europe (27%)
                            North America (45%)
                            Rest of World (8%)

--------------------------------------------------------------------------------
Distribution of sales by business segment
--------------------------------------------------------------------------------

                                   [GRAPHIC]

                            John Crane (28%)
                            Forsheda (12%)
                            Bundy (38%)
                            Dowty (22%)


7  TI Group
world leader in engineered sealing systems

      JOHN CRANE OPERATING REVIEW

                                   [GRAPHIC]

--------------------------------------------------------------------------------
                ------------------------------------------------
                (pound)million                 1998         1997
                ------------------------------------------------
                Turnover                      585.6        411.1
                ------------------------------------------------
                Profit Before Interest         76.0         65.4
                ------------------------------------------------
                Net Assets                    231.9        111.5
                ------------------------------------------------

o     Unrivaled global service capacity
o     9,000 employees at over 250 locations in 46 countries

Mechanical Seals

Designs, manufactures and distributes a comprehensive range of mechanical seals and sealing systems for the process industries of the world.

o     Strong brands
o     Mechanical seals: John Crane, Safematic, Lemco, Flexibox and Sealol
o     Couplings; Metastream, Fluidrive, Sime
o     Vacuum & Filtration: Plenty, Stokes, Hick Hargreaves, Hibon, Airpel, Oil
      Plus

Marine

Provides a total on-board sealing service for the commercial and naval fleets of the world.

o     World leadership in marine propulsion systems
o     Hull, propeller shaft and on-board sealing systems
o     Lips propellers, shafts, waterjets, thrusters and control systems
o     Niche leadership in precision cable handling systems
--------------------------------------------------------------------------------

JOHN CRANE[LOGO]

                                       -----------------------------------------
                                       Type 2800MB Seal for Process
                                       Industry Pumps  The first seal to combine
                                       John Crane spiral groove technology
                                       with Sealol(R) metal bellows technology
                                       -----------------------------------------


8  TI Group

John Crane is a world leader in engineered seals and sealing systems with a comprehensive range of products that meet demanding technical requirements in the process, marine and general industrial markets. It operates a support service infrastructure, backed by advanced information technology, that offers an unparalleled level of knowledge and service to its customers.

Last year John Crane continued to outperform in the face of mixed markets as process industry customers adjusted to changed world economic conditions but marine markets remained firm.

In 1998 five acquisitions were integrated into John Crane. Sealol, Safematic and the couplings, vacuum and filtration businesses of EIS, acquired by TI Group, have provided significant new opportunities for John Crane seals. The Sealol marine product line strengthened John Crane's position with the US Navy and the acquisition of Lips by TI Group made John Crane one of the leading independent providers in the growing market for fully integrated propulsion systems.

--------------------------------------------------------------------------------
John Crane products applied in a typical process plant

                                   [GRAPHIC]

                    John Crane Cartridge Split Seal

                    Metastream(R) Drive Coupling

                    Safematic(R) Lubrication & Control System

                    Lemco Reservoir

                    John Crane Non-Contacting Seal

                    Sealol(R) Metal Bellows Seal

                    Flexibox(R) Bearing Isolator Seal

                    John Crane Universal Cartridge(TM) Seal

                    John Crane Gas Seal
--------------------------------------------------------------------------------

John Crane, underlining its position as a world leader in the supply of sealing solutions for process, marine and general industrial customers, had another successful year despite mixed trading in some of its markets. Organic sales grew by 5% and profits by 3%, slightly less than sales because of weaker process markets and adverse economic conditions in Asia Pacific and Latin America. There was also further significant investment in information technology and John Crane's sales and service infrastructure.

      During the year five acquisitions by TI Group began to be integrated into John Crane. In each case the acquisitions have enhanced opportunities for organic growth by extending John Crane's "footprint", introducing complementary products and opening up new markets for future expansion.

      The acquisitions respond to the demand for higher levels of worldwide service and support from global customers as they consolidate and to their requirement for greater systems content. These are key market drivers, along with increasingly stringent environmental regulation in the process, industrial and marine industries, that offer significant value added opportunities and play to John Crane's technological and service strengths.

Mechanical Seals

John Crane Mechanical Seals continued its strong record of progress in 1998. It achieved organic increases in sales and profits last year in the face of mixed markets among process industry customers who make up a significant element in its customer base.

      During the year Mechanical Seals began to integrate three significant acquisitions: Safematic, Sealol and the fluid technology businesses of EIS. All increased the range of products and services that can be offered to John Crane's customer base and provided significant new growth opportunities.

      John Crane is the world leader in mechanical seals, critical components in the safe and efficient operation of rotating equipment, and is more than twice the size of its nearest competitor. About 40% of sales are made to OEM manufacturers, principally of pumps, mixers and compressors, and the remaining 60%

--------------------------------------------------------------------------------
             [PHOTO]                                       [PHOTO]

----------------------------------            ----------------------------------
Flexibox(R) Coupling                          Safematic(R) Lubrication Systems -
and Mechanical Seal                           Oil Flow Meters
Star Petroleum Refinery Company,              Australian Paper Maryvale Mill,
Map Ta Phut, Thailand                         Victoria, Australia
----------------------------------            ----------------------------------
--------------------------------------------------------------------------------

10  TI Group         John Crane Operating Review continued

--------------------------------------------------------------------------------
                                    [PHOTO]

                                     -------------------------------------------
                                     Flexibox Metastream(R) Coupling for Turbine
                                     Nuovo Pignone, Florence, Italy
                                     -------------------------------------------
--------------------------------------------------------------------------------

are bought by End Users with significant replacement demand from the oil and gas and petrochemical industry.

      Activity among pump manufacturers fell markedly during 1998 but demand for compressor gas seals was robust, particularly in the first half of the year.

      Excess capacity and weak prices in chemicals and pulp and paper, a slump in oil prices and economic turmoil in Asia Pacific and Latin America have held back investment in new capacity, impacting John Crane's OEM business.

      However, John Crane continues to outperform its underlying markets and gain market share by a combination of organic growth and the extension of its "footprint" by bolt-on acquisitions into new growth areas.

      The strategy is driven by the needs of John Crane's process industry customers. As they become increasingly global, they expect their suppliers to help them standardise and reduce the cost of their processes, to take on responsibility for non core activities such as maintenance and to carry all this out to the highest standards, everywhere in the world. Major customers also want to deal with fewer suppliers which presents John Crane with the opportunity to improve its position still further.

      Alliances with OEM and End User customers continue to increase as their benefits become apparent and now make up 8% of John Crane's business covering the petroleum, chemical and pulp and paper industries. With the help of on-site teams of John Crane engineers these alliances reduce downtime and improve efficiency for customers through improved seal performance in the form of longer Mean Time Between Failure and lowered maintenance costs. At the same time they give John Crane increased market share and greater competitive advantage.

      Investment in ISIS, our proprietary integrated sealing information system designed to help the customer choose the right product, continued in 1998. This state of the art software, a powerful tool in the hands of John Crane salesmen and part of the continuous improvement offered to customers, has been supplemented by the installation of an integrated global engineering system. Introduced initially in the US but due for a global roll-out in 1999, the system will result in a major improvement in response times to customers, a reduction in manufacturing cycle times and greater overall efficiency.

      Acquisitions in 1998 were a strategic highlight. The purchase of Safematic created a global leader in seals for the pulp and paper market. It doubled John Crane's market share to 20%, opened up significant globalisation opportunities in North America, Asia Pacific and Latin


11  TI Group

--------------------------------------------------------------------------------
                                     [PHOTO]

------------------------------------------
Azimuthing Thruster for a Semi-Submersible
Drilling Rig Lips, Drunen, Netherlands
------------------------------------------
--------------------------------------------------------------------------------

America and also brought in a strong portfolio of lubrication products. Sealol introduced strong brand names in high temperature metal bellows seals as well as advanced split seal technology.

      Integration of the fluid technologies businesses of EIS provided a range of complementary mechanical seals, together with a leading mechanical coupling product that can now be offered to OEM pump customers. In addition EIS' vacuum pump and filtration products gave an entry point into new growth markets alongside mechanical seals.

      In total, new complementary products introduced into the business have increased the size of the total market available to John Crane to around (pound)4.5 bn. Through its established customer service network the opportunities for growth can be quickly realised.

      Despite the likelihood of challenging conditions in some areas during the current year, John Crane Mechanical Seals has a clear strategy to meet all its customers' needs and is well placed to continue to outperform its underlying markets.

Marine

John Crane Marine took significant steps during the year to establish itself as one of the world leaders in the supply of integrated marine propulsion systems with the staged acquisition of Lips United, completed in June. Further momentum was provided by the purchase of Sealol and the marine couplings business of EIS together with an increase in the shareholding in Japan Marine Technologies to over 90%.

      Commercial shipbuilding activity remained robust in 1998. Rising world trade, environmental pressures and the emergence of a strong leisure market have sustained demand for new ships. Against this background John Crane Marine achieved organic growth in sales and profits.

      The economic difficulties in Asia Pacific created an opportunity for John Crane Marine as shipowners took advantage of the weaker currencies to order new and replacement vessels. Outside Asia Pacific various other important contracts were won including systems for 7 new cruise ships due for construction in Europe.

      Defence markets, although in gradual decline as a result of the scaling down of defence budgets, continue to offer opportunities in new construction, retrofits and the upgrading of existing fleets.

      Increased product complexity and advances in ship design are driving shipyards to demand fully integrated propulsion systems rather than individual components. John Crane Marine was already a world leader in the supply of marine seals. It has now positioned itself to exploit new opportunities for growth as a


12  TI Group         John Crane Operating Review continued
leading force in the much larger market for integrated propulsion systems.

      Lips is a leading maker of propellers, shafts, thrusters, waterjets and electronic controls. Its purchase has transformed John Crane Marine into a one-stop point of supply and design for all marine propulsion requirements and expands the market it addresses from (pound)200m to (pound)1 bn.

      The purchase of Sealol brought new technologies in propeller shaft and torpedo sealing systems. It also gave access to the US submarine fleet and established John Crane Marine as the leading supplier of submarine seals in addition to its existing role as the major supplier to the US Navy's surface fleet.

      The increase in the shareholding in Japan Marine Technologies from just over 50% to more than 90% strengthens John Crane Marine's foothold in the key Asia Pacific new construction market and will allow some rationalisation of manufacturing facilities.

      The integration of Dowty Precision Handling into John Crane Marine has been a success. An expanding global telecommunications market has increased demand for underwater cable laying and John Crane Marine succeeded in winning a (pound)2m contract from Japan for a cable handling system for the world's latest purpose built cable ship.

      John Crane Marine should continue to perform well in 1999. New shipbuilding orders remain firm and the integration of the acquisitions made in 1998 will provide the opportunity for efficiency improvements and new sources of growth.

                                    [PHOTO]

                   -----------------------------------------
                   John Cousins, Chief Executive, John Crane
                   Marine, with Roger Fix, Chief Executive,
                   John Crane Mechanical Seals
                   -----------------------------------------

--------------------------------------------------------------------------------
John Crane Marine Products

                                   [GRAPHIC]

                             Cable Handling Systems

                             Rudderstock Seals

                             Propellers

                             Stabiliser Seals

                             Forward Sternshaft
                             Seals, Sternshaft &
                             Aft Sternshaft Seals

                             Bulkhead Seals, Thrust
                             & Lineshaft Bearings

                             Control Systems

                             Thruster Seals
--------------------------------------------------------------------------------
world leader in engineered elastomer seals

      FORSHEDA OPERATING REVIEW

                                   [GRAPHIC]

--------------------------------------------------------------------------------
                ------------------------------------------------
                (pound)million                 1998         1997
                ------------------------------------------------
                Turnover                      248.5        243.8
                ------------------------------------------------
                Profit Before Interest         33.8         33.6
                ------------------------------------------------
                Net Assets                     83.6         82.0
                ------------------------------------------------

o     Some 40 locations in 16 countries

o     23 manufacturing sites

o     Serving customers in global markets

o     Over 5,000 employees

Engineered Seals

Leading supplier of polymer products to automotive, aerospace and industrial markets, focused on exacting environmental and service applications.

      o     Diaphragms
      o     Gaskets
      o     Hydraulic Seals
      o     O-Rings
      o     Rotary Shaft Seals

Pipe Seals

A world leader in sealing systems for the water and construction industries where leak-free long-life applications demand the highest quality.

      o     Concrete Pipe Seals
      o     Connector Seals
      o     Manhole Seals
      o     Plastic Pipe Seals

Speciality Products

A range of niche polymer engineering activities serving specialised applications.

      o     Airbag Cushions
      o     Airframe Seals
      o     Industrial Rubber Components
      o     Military Vehicle Track Pads
      o     Protective Masks
      o     Rail Gangways
      o     Resonance Dampers
--------------------------------------------------------------------------------

FORSHEDA[LOGO]

                                             -----------------------------------
                                             Manifold Gasket and PTFE Shaft Seal
                                             for automotive industry
                                             -----------------------------------


14  TI Group

At the beginning of 1998 Forsheda was formed to bring together the polymer engineering interests of TI Group and to establish its fourth world leader business alongside John Crane, Bundy and Dowty.

Forsheda is a market and technical leader in engineered elastomer seals, serving the industrial, automotive, aerospace, water and construction markets, and holds strong positions in niche speciality polymer applications such as rail gangways.

Forsheda faced softening markets in the second half of 1998 but succeeded in showing progress overall. Globalisation of the Forsheda product range from its sound base in Western Europe to North America and the rest of the world is a strategic priority. In 1998 a strong start was made to this process of globalisation which will accelerate in the current year under strengthened senior management.

--------------------------------------------------------------------------------
Forsheda Products for the Aerospace and Automotive Industries

                                   [GRAPHIC]

Aerospace sealing solutions including:
o flight controls
o engines & fuel systems
o wheel & brake systems
o landing gear
o hydraulics systems
o wings & fuselage

Sealing solutions for key vehicle systems including:
o engines
o radiators
o air conditioning
o fuel
o braking
o axles
o emission control
o airbags
--------------------------------------------------------------------------------

--------------------------------------
                [PHOTO]

--------------------------------------
Prototype Diesel Engine Cylinder Rings
Skega Seals, Ersmark, Sweden
--------------------------------------
--------------------------------------------------------------------------------

Forsheda, a world leader in engineered elastomer seals, has had a successful first year as a separate business within TI Group and made good progress with plans to globalise its activities. Its strategy for growth is to build on a prime position in Western Europe, firstly through expansion in North America and then to expand further into other regions of the world. Key elements of this strategy are the globalisation of Forsheda's product range combined with the transfer of manufacturing technology.

      Late in 1998 John Langston, formerly Chief Executive of Bundy Automotive, took over as Chief Executive of Forsheda. His task will be to accelerate the implementation of its globalisation strategy. He is supported by Fred DeCusatis, Finance Director, who joined Forsheda from Messier-Dowty.

      Forsheda supplies engineered seals, including "O" rings, shaft seals, diaphragms and gaskets, to a wide range of customers in the industrial, automotive and aerospace markets. Forsheda pipe seals are at the heart of sealing systems for concrete and plastic pipes used mainly by the water and construction industries where plastic continues to replace other materials. Both seal ranges have a high knowledge and service content and are designed to meet exacting environmental demands. Forsheda's speciality products span a range of niche polymer applications including rail gangways, automotive airbags and resonance dampers.

      Strong automotive markets and firm order books led to good growth in sales in the first half of 1998 but overall trading conditions became increasingly mixed as the year went on. For 1998 as a whole organic sales growth was 4% while underlying profits rose by 3% as revenue investment was made in strengthening the global sales infrastructure. Automotive markets in North America, France and Germany remained buoyant into the second half but elsewhere the wider impact of Asia's economic problems took its toll on our industrial customers' exports to the region. Sales to Forsheda's customers in the petroleum processing industry have also been affected by the fall in oil prices while demand from UK industrial customers, including the automotive industry, has been restrained.

      Construction demand for concrete pipe seals in North America returned to more normal levels in the second half but infrastructure spending in Europe remained subdued. Aerospace has been flat as a decline in military demand offset gains in civil markets where growth has been good following the upturn in the civil aerospace cycle.

      About 75% of Forsheda's sales are currently in Europe, with a further 20% in North America. Globalisation, with the


16  TI Group           Forsheda Operating Review continued
object of securing a broader spread and balance of markets and customers, is a strategic priority. It has begun strongly, building on Forsheda's established reputation for technological excellence and quality. Last year there were many notable examples of product and technology transfers across regions to support global customers.

      Isolast(TM), a patented Forsheda elastomer developed in the UK that offers almost universal chemical resistance and operates across an extremely wide range of temperatures, began production in the US at Forsheda Palmer-Chenard in Somersworth, New Hampshire. Vedabras, the largest Brazilian distributor of industrial sealing components, placed its first order for Isolast(TM) "O" rings with Forsheda Brazil.

      Forsheda's radiator gasket products, designed in Europe, were introduced into the North American market in 1997 and have since continued to gain share, supported by an expansion in local manufacturing facilities in the US. Patented axle shaft seals, whose technology was developed in Sweden and transferred during the year to the US, have made significant gains especially in the popular four wheel drive vehicle segment.

      PDR rotary shaft seals, designed and developed in the UK by Dowty Rotary Seals, are being supplied by Forsheda Polypac in Italy to VM Motori, an Italian diesel engine maker owned by Detroit Diesel Group. In another example of successful globalisation, Dowty O-Rings, from its plant in Malta, is supplying Bosch and Magnetti Marelli in Sao Paolo with fuel injector "O" rings until a new manufacturing facility for Forsheda Brazil, intended to support its global customers, comes on stream during 1999.

      Powerlock(R) is a patented plastic pipe seal, developed by Forsheda in Sweden for the European market, that will now be manufactured and sold in North America. Forsheda Pipe Seals in South Carolina has already won an order to supply a specially adapted Powerlock(R) pipe seal to Uponor, one of the biggest PVC pipe manufacturers in North America.

      Forsheda's technical strengths are well known. To optimise this reputation the drive to improve manufacturing techniques,

--------------------------------------------------------------------------------
                                                        [PHOTO]

                                       -----------------------------------------
                                       Axle Seal Production for Dana Corporation
                                       Forsheda, Vandalia, Illinois, USA
                                       -----------------------------------------
--------------------------------------------------------------------------------


17  TI Group

          [PHOTO]                                 [PHOTO]

-----------------------------
Woodville Rail Gangway
Airport Express, Oslo, Norway
-----------------------------
--------------------------------------------------------------------------------

customer service and quality has accelerated during the year. Lean manufacturing began to be introduced throughout Forsheda in 1998. In order to co-ordinate these efforts implementation facilitators have been appointed in all the manufacturing units with specific responsibility for promoting lean manufacturing techniques.

      One significant example of the successful application of lean manufacturing principles was an initiative by Woodville Polymer Engineering to begin Direct Line Feed deliveries of Aileron and Trailing Edge Panel Seals to British Aerospace, Samlesbury, for its A320 Airbus programme. Well established in the automotive sector, DLF is still a rarity in aerospace. Lean manufacturing at WPE has led to a cut in inventory from an average of 20 weeks to 4 weeks, a reduction in lead times from 29 weeks to 48 hours and the elimination of delivery shortfalls stemming from inaccurate planning systems. DLF will be expanded to cover the supply of other high added value components to British Aerospace.

      Improvements in quality were reflected in an increase in the number of fully accredited manufacturing and sales facilities in Forsheda, under either ISO9000, QS - 9000 or Ford Q1 standards, to 33 out of a possible 37.

      Success in raising quality and manufacturing standards at Forsheda has been recognised in a number of valuable performance awards from leading customers. Forsheda North America achieved the highest possible performance rating for a supplier by becoming a Partner with John Deere, the world's top manufacturer of agricultural equipment. In addition Lucas Varity Heavy Braking Systems selected Dowty Engineered Seals as the "Supplier of the Year" for its high level of achievement on quality, delivery,


18  TI Group           Forsheda Operating Review continued
cost evaluation and overall commitment to the customer.

      Improved performance in turn generated some significant contract wins in 1998. Woodville Polymer Engineering is to supply GEC Metro Cammel with inter vehicle gangways for its new Juniper train which is aimed at the post-privatisation market for new rolling stock. The contract, requiring the delivery of more than 200 units a year over five years, is worth around (pound)7.5m. Adtranz Kalmar also awarded Woodville Polymer Engineering the contract to supply 48 gangway units for the Norwegian Express Train, a high specification tilting train, and two other contracts to support the rail service through the tunnel and bridge that link Sweden with Denmark.

      Dowty 0-Rings in North America won a $1m order to supply Siemens Automotive with fuel rail "O" rings made from a specialised Dowty fluorocarbon elastomer. Forsheda Engineered Seals - Vandalia, already a leading supplier of radiator gaskets to Ford, won additional contracts on the company's Taurus, Escort, Lincoln and Contour models. Forsheda Palmer-Chenard won its first order for high integrity diaphragms from Denso of Japan and Woodville Polymer Engineering secured orders for side impact airbags totalling more than (pound)6.2m and passenger bag orders in excess of (pound)3.3m.

      Trading conditions in some markets remain challenging but Forsheda is positioned in several exciting growth markets. A strengthened senior

                                        ----------------------------------------

                                                         [PHOTO]

                                        ----------------------------------------
                                        John Langston, Chief Executive, Forsheda
                                        ----------------------------------------

management team will capitalise on these strengths and, coupled with the drive to globalisation throughout its businesses, the exposure to growth markets provides Forsheda with considerable potential for the future.

--------------------------------------------------------------------------------

                  [PHOTO]

                                           -------------------------------------
                                           Pipe Seal for Flood Control Reservoir
                                           Cologne, Germany
                                           -------------------------------------
--------------------------------------------------------------------------------


19  TI Group
world leader in fluid carrying systems

      BUNDY OPERATING REVIEW

                                   [GRAPHIC]

--------------------------------------------------------------------------------
------------------------------------------------
(pound)million                 1998         1997
------------------------------------------------
Turnover                      794.0        740.0
------------------------------------------------
Profit Before Interest         90.9         78.2
------------------------------------------------
Net Assets                    279.1        247.4
------------------------------------------------

o     Over 100 facilities in 27 countries on 5 continents
o Over 50 satellite facilities offering "just-in-time" delivery to customers
o     15,000 employees providing worldwide customer service

Automotive

Leading global supplier of small diameter fluid carrying systems for brake, fuel and powertrain applications. The combination of Bundy's technologies in rigid tube, flexible hoses and quick connectors offers complete solutions for fluid carrying systems to the world's automotive industry.

o Fully integrated systems for brake, fuel and powertrain Multi-layer low permeation fuel hose
o     Quick Connect technology
o     VARI-FORM - innovative hydro-forming process

Refrigeration

World leader in the design, manufacture and supply of a comprehensive range of cooling systems, including condensers, evaporators, freezer shelves and heat exchangers, thereby offering a global capability to supply the world's refrigeration manufacturers.

o Heat exchange systems including all types of condensers, evaporators and freezer shelves
o     Roll-Bond(TM) and new Waveline(TM) technology
o     Compressor components
o     Door warmers

BUNDY[LOGO]                                      -------------------------------
                                                 Fluid Carrying System
                                                 for automotive air conditioning
                                                 -------------------------------


20  TI Group

Bundy, the leading global supplier of specialised small diameter fluid carrying systems for the automotive and refrigeration industries, had another successful year. It generated strong organic growth despite short term difficulties in some regions and continued to outperform its markets.

Strong relationships with key global customers are an important element in Bundy's success. These relationships are founded on a firm commitment to anticipating and meeting market needs through customer focus and continued improvements in manufacturing efficiency.

This approach has generated a large number of quality and service awards from customers in 1998 along with valuable new contracts for future product platforms. Opportunities for future organic growth were significantly enhanced last year by the purchase of S&H, a US based automotive supplier, which opened up important new markets for Bundy in air conditioning and power steering around the world.

--------------------------------------------------------------------------------
Bundy Products for the Automotive Industry

                                   [GRAPHIC]
--------------------------------------------------------------------------------

In 1998 Bundy reinforced its role as the leading supplier of fluid carrying systems for the world's automotive and refrigeration industries with another successful year. Overall Bundy achieved strong organic sales growth of 10% matched by a 10% rise in underlying profits. The strength of its relationships with a wide spread of global customers, across its markets, more than offset short term difficulties in some regional areas.

      Key drivers in both the automotive and refrigeration industries continue to be the globalisation and consolidation of major OEMs and the outsourcing of non core activities as part of their search for lower costs. Bundy has anticipated and responded to these developments by seeking to add value to its products and by meeting customers' needs in all areas. It has achieved this by enhanced customer focus in its organisation, productivity gains through the introduction of lean manufacturing principles and by continuous improvement in the areas of quality, delivery and applications engineering.

      The success of this overall approach is demonstrated by the abundance of customer accolades and awards received by Bundy during the year. General Motors named Bundy "Supplier of the Year" for the fourth year running while Chrysler awarded gold Pentastars to seven Bundy plants and in November also named VARI-FORM as one of only nine Quality Role Models from its supplier base of eleven thousand. Meanwhile during 1998 Bundy Refrigeration was named as "Best Supplier" by Electrolux and given a "Worldwide Excellence Certificate" by Multibras, a Whirlpool company.

      Alongside Bundy's close attention to its customers, substantial efforts have been made to improve efficiencies further by the widespread adoption of lean manufacturing techniques. Average inventory levels in Bundy North America have been reduced by 25% in less than six months after the introduction of these techniques.

      Further examples of efficiency improvements can be found in individual manufacturing cells. In Bundy UK, the Jaguar Underfloor manufacturing cell cut work in progress by 50% and reduced floor

--------------------------------------------------------------------------------

                                     [PHOTO]

-----------------------------------------------
Prototype Liquid Line - Air conditioning System
Bundy, Walled Lake, Michigan, USA
-----------------------------------------------


22  TI Group            Bundy Operating Review continued

--------------------------------------------------------------------------------

                                     [PHOTO]

                                      ------------------------------------------
                                      Multi-Layer Fuel Line - A4 Global Platform
                                      Volkswagen, Puebla, Mexico
                                      ------------------------------------------

space utilisation by 30%, releasing valuable resources. In one cell at Bundy's Washington (UK) satellite plant, productivity has been increased by 60% and floor space cut by 20%. In this case enough floor area has been freed to accommodate additional business from Nissan at no extra cost in new space.

      Managing the environmental impact of its operations was also a strong theme throughout 1998, with 13 or over 10% of Bundy's facilities achieving ISO14001, the internationally recognised environmental management standard.

      Bundy Automotive, reporting record results, has been particularly successful. The North American automotive market was broadly flat, but Bundy benefited from its strong position with light trucks and recreational vehicles, which outperformed the car market. European markets were strong, despite weaker Italian demand following the withdrawal of government incentives. Latin American markets were down significantly, but weakness in the Asia Pacific region had no impact on overall results.

      Important management changes occurred during the year. John Langston, Chief Executive of Bundy Automotive, was promoted to the Board of TI Group and transferred from Bundy to Forsheda in December. Allan Welsh, formerly a main board director at T&N plc, joined Bundy as Chief Executive. Chris Kinsella joined as Bundy Automotive Finance Director.

      A highlight of the year was the acquisition of S&H Fabricating and Engineering, a privately owned supplier of automotive air conditioning systems. This strategic initiative has opened up significant new markets for Bundy in air conditioning and power steering fluid carrying applications. Both are closely related to Bundy's existing leading positions in brake and fuel lines and both have great potential for globalisation outside North America, offering significant new growth opportunities. For example, the penetration of air conditioning in Western European cars is expected to rise from 56% to 75% in the next five years, implying compound growth of more than 8% a year, far in excess of the expected rate of new car construction.

      As already described, a key driver of the world automotive industry continues to be cost saving and consolidation among OEMs, a trend well illustrated by the formation during the year of the pan Atlantic DaimlerChrysler grouping. These changes exert pressure on component suppliers to help customers to reduce their costs through improved design or new systems, wherever they operate in the world.

      Bundy, in line with its role as a truly global supplier, has responded to these challenges. The process, begun in 1997, of


23  TI Group

--------------------------------------------------------------------------------

                                     [PHOTO]

                                             -----------------------------------
                                             New High Pressure Quick Connector
                                             For high pressure automotive fluid
                                             application such as brake and power
                                             steering systems, Bundy, New Haven,
                                             Michigan, USA
                                             -----------------------------------

structuring Bundy's sales and applications engineers into global business units, dedicated to individual customers, has been backed up with further new investment. This has put Bundy in a powerful position to keep pace with changes among the OEMs with emphasis on both the winning and the fulfilling of contracts.

      Success in winning business through focused investment and by anticipating its customers' needs is demonstrated by Bundy's presence on a number of new vehicle launches and also by extensive future platform wins during the year.

      Significant new launches included the General Motors' Pickup and Suburban and the Ford Econoline in North America. In Europe the Peugeot 206 stood out in view of its enthusiastic reception in the marketplace and its significant volumes. New programmes, for example the Fiat Seicento and Ford Ranger, were also launched in Eastern Europe and Latin America respectively.

      Important new business wins included brake and fuel lines for the worldwide GM Corsa platform, set to be manufactured in nine countries, the Chrysler Dodge Ram in the North American market and the Renault Clio and Scenic in Latin America, among many others.

      Bundy also established itself as China's market leader in fuel and brake lines with a $23m lifetime contract to supply General Motors' new Buick Regal, due to be manufactured in Shanghai from 1999 onwards. Bundy has developed an engineering centre in Shanghai, at the heart of the Chinese automotive industry.

      The outlook for Bundy Automotive is promising. The forecast growth in ABS, vehicle stability systems and air conditioning will exceed that of the new vehicle build, allowing Bundy to continue to outperform its underlying markets. Emissions legislation will drive the use of ever more sophisticated fuel systems offering Bundy greater sales and added value potential. Bundy has a strong order book because of its success in winning future platforms, laying the foundations for positive performance in potentially flat markets. New investment continued in all operations with emphasis on developing economies.

      Bundy Refrigeration also enjoyed an excellent year in Europe where markets were strong and both sales and margins increased. North American markets were solid. Affected by the economic turmoil in Asia Pacific, Latin America had a volatile year and the market fell significantly. A major restructuring took place mid year, putting in place a number of measures to protect business performance in the short term, while retaining the ability to respond positively to the market in future. Overall Bundy Refrigeration sales were up, but


24 TI Group             Bundy Operating Review continued
profits were impacted by the downturn in Latin America.

      During the year Bundy took a number of initiatives to strengthen its position as the only truly global supplier of refrigeration systems. Here again globalisation and cost reduction in OEMs are driving the market. In part they are seeking to achieve this by outsourcing non core but important aspects of manufacture and forming partnerships with key suppliers.

      Bundy has invested much time and effort during the past year into building new, long term relationships with manufacturers. It has succeeded in forging three to five year partnership agreements with Electrolux, Whirlpool and Bosch Siemens. Bundy has also enhanced its reputation as a systems specialist by playing a greater part in the design of new refrigeration products at an early stage in the development process.

      One of the most significant contracts was the decision by Electrolux to outsource all its wire on tube condensers and door warmers to Bundy. Electrolux also became the first manufacturer to place an order for Bundy's unique patented Waveline(TM) condenser. Further significant contract wins have been made with Gram, the leading Danish manufacturer, and Whirlpool in India amongst others.

      The outlook for refrigeration in Europe and North America is encouraging. Latin America should show positive results following the prompt management action taken to stabilise volumes during 1998

                                    [PHOTO]

                      -----------------------------------
                      Allan Welsh, Chief Executive, Bundy
                      -----------------------------------

while Bundy Refrigeration's limited exposure in Asia Pacific will protect it from the expected volatility in those markets during 1999.

--------------------------------------------------------------------------------

                                     [PHOTO]

                                           -------------------------------------
                                           Bundy Chest Freezer Evaporator System
                                           Lehel-Electrolux, Iaszbereny, Hungary
                                           -------------------------------------


25 TI Group
world leader in aerospace systems

      DOWTY OPERATING REVIEW

                                   [GRAPHIC]

--------------------------------------------------------------------------------
------------------------------------------------
(pound)million                 1998         1997
------------------------------------------------
Turnover                      451.2        275.1
------------------------------------------------
Profit Before Interest         59.3         42.0
------------------------------------------------
Net Assets                    174.1         74.1
------------------------------------------------

o     Over 6,000 employees at 55 facilities
o     Supporting 450 airlines and 150 military operators in 90 countries

Dowty Aerospace

Specialized aerospace systems for major civil and military aircraft programmes throughout the world.

o     World leader in
      -     Hydraulics and actuation
      -     Turbine engine components
      -     Advanced propeller systems
      -     Tubular systems
o     On all current Airbus and Boeing civil aircraft

Hamble Group

Design, tooling and manufacture of aircraft structures for the world's major aircraft manufacturers.

o     Aircraft structures
o     Advanced composites and metal bonded assemblies
o     Aircraft canopies and windscreens
o     Acrylics and elastomerics

Defence Systems and Special Products

Niche market businesses offering specialist aerospace, defence and other engineered products and services.

o     Helicopter landing aids
o     Suspension systems
o     Universal joints
o     Missile containers
o     Aircraft maintenance tooling

DOWTY[LOGO]                                   ----------------------------------
                                              Power Drive Unit - Boeing 777
                                              Dowty Aerospace, Wolverhampton, UK
                                              ----------------------------------


26 TI Group

Dowty is a world leader in the supply of specialised systems to the aerospace industry with equipment flying on more than 200 types of aircraft. Its broad portfolio includes leading positions in hydraulics and actuation, turbine engine components and advanced propeller systems.

Dowty had an excellent year in a buoyant civil aerospace and robust military aircraft market thanks to its presence on all the major programmes. New civil aircraft build rates grew and spares demand also rose.

A major expansion of Dowty took place during the year with the integration of the aerospace and defence businesses of EIS, acquired by TI Group. The purchase almost doubled Dowty's turnover base and opened up new, complementary markets in aerostructures and specialised defence products.

Dowty goes forward with a strong order book, world leading technologies, an excellent reputation and a management team well equipped to capitalise on market changes.

--------------------------------------------------------------------------------
Dowty Products for the Aerospace Industry

                                   [GRAPHIC]
--------------------------------------------------------------------------------

Dowty enjoyed strong trading in 1998. On an organic basis sales grew by 14% and operating profit by 24% as civil aircraft build rates grew strongly while military markets remained robust. Full advantage has been taken of Dowty's presence on every major Boeing and Airbus programme and its strong position with the major engine manufacturers. Dowty is moving forward with a strong order book and an enviable reputation as a global supplier to the aerospace industry.

      It does so under the leadership of Geoff Smith, formerly Deputy Chief Executive, who was appointed Chief Executive in July. In November Tony Edwards, previously Chairman of TI Group's aerospace interests, was seconded to the UK Ministry of Defence, becoming Head of Defence Export Services.

      At the end of June TI Group completed the disposal of its 50% interest in the Messier-Dowty landing gear joint venture together with the related, wholly-owned repair and overhaul business to Snecma of France. Earlier in the year the Thermal Processing group of businesses was sold.

      A major highlight of the year was the start of the integration into Dowty of the aerospace and defence businesses of EIS, acquired by TI Group in July. The purchase almost doubled the turnover base of Dowty, bringing in complementary products and opening up entirely new markets, in line with TI Group's strategy for bolt-on acquisitions.

      For the initial period following the acquisition Dowty has been managed as three divisions. Dowty Aerospace has been joined by Hamble Group, a leading aerostructure manufacturer, and Aircraft and Precision Engineering, primarily a defence supplier, which comprise the former EIS businesses.

      Dowty, a world leader in hydraulics and actuation, turbine engine components, specialist aerostructures and advanced propeller systems, employs more than 6,000 people in 55 facilities in Europe and North America. It supplies 40 of the world's leading aircraft and engine manufacturers, supports some 450 airlines and 150 military operators in 90 countries around the world and has equipment flying on 200 current types of aircraft.

      In common with other global industries served by TI Group, aerospace is following

--------------------------------------------------------------------------------
-----------------------------------------
Turbine Nozzle Components - Allied Signal
D-TEC, Mountaintop. Pennsylvania, USA
-----------------------------------------

                                     [PHOTO]

--------------------------------------------------------------------------------


28  TI Group            Dowty Operating Review continued

--------------------------------------------------------------------------------

                 [PHOTO]

                                          --------------------------------------
                                          Lockheed Martin C-130J Hercules
                                          Propeller  Dowty Aerospace Propellers,
                                          Gloucester, UK
                                          --------------------------------------
--------------------------------------------------------------------------------

a path of business consolidation, shorter development cycles and, as a result, an increased focus on core activities. As in other industries this is presenting outsourcing opportunities for a smaller number of preferred suppliers who have positioned themselves to meet customers' needs in non core but critically important activities.

      Dowty is well placed to capitalise on these developments in the aerospace industry. It has significant competitive strengths linked to its world leadership position in niche markets, systems capability, a global spread of activities, an ability to manufacture to the highest standards and renowned skills in advanced technology solutions.

      Dowty had an excellent year. Its strategic position on successful programmes produced good volume gains which, coupled with a higher proportion of spares sales, boosted profitability. This was underpinned by an even greater focus on improved manufacturing techniques, efficiency gains and selective capital investment.

      The Dowty Aerospace Hydraulics and Actuation (H&A) businesses, located in the UK and US, supply hydraulic and mechanical primary flight control, secondary flight control and engine thrust reverser actuation systems, together with a range of niche speciality products. 1998 saw a further improvement in their financial performance reflecting a buoyant aerospace market and strong demand for spares from both military and civil customers. Dowty Aerospace Los Angeles had a particularly good year, benefiting from strong military aircraft sales and its significant presence on the highly popular and successful Boeing 737 family.

      All the H&A businesses made good progress in implementing a lean manufacturing culture. Cell manufacturing is widespread and there is a high degree of employee training and participation together with a commitment to the principles of continuous improvement. Dowty Aerospace Wolverhampton has established a particularly good reputation which has helped it to win several important contracts, including equipment for the new Airbus A340-500/600 and Boeing 767-400ER. A valuable position has also been secured on the Eurofighter (Typhoon) aircraft which has now entered its first phase of production.

      The Dowty Turbine Engine Components businesses (D-TEC) also performed well and enjoyed continued success in winning work that had previously been undertaken in-house by customers or by competitors. Headquartered in Pennsylvania, USA, D-TEC is a world leader in flash-welded and Tru-Form(R) rings for gas turbine aircraft engines and a leader in cold form rolled rings and precision machined components.


29  TI Group

Its customers include every major engine manufacturer and D-TEC products are used on all leading engine programmes. Capital investment in these businesses has continued throughout 1998 including expansions to buildings at both NCI and Valley. During the year new orders were received from General Electric and Volvo Aerospace and they, together with AlliedSignal and Lockheed Martin, all conferred awards in recognition of the businesses' growing reputation for service and quality.

      A new grouping, Dowty Tubular Systems, has been formed with effect from 1st January 1999, to take responsibility for Titeflex Corporation, previously part of Bundy, and to manage it alongside Lewis & Saunders, formerly a D-TEC business. This combination will enable Dowry to leverage more effectively the individual strengths of each business unit and to offer a comprehensive rigid and flexible tubing solution to a wide range of customers.

      Dowty's propeller business has been restructured in order to reflect a reassessment by some manufacturers of the market for turboprop aircraft. Dowty, however, remains a world leader in propellers through its involvement on successful programmes including the Lockheed Martin C-130J Hercules military transport aircraft and the de Havilland Dash 80-400 regional aircraft. Last year it also became the first organisation to achieve UK Civil Aviation Authority JAR-21 approval for both design and production.

--------------------------------------------------------------------------------
------------------------------------
Assembling Boeing 737 Flight Spoiler
Actuators  Dowty Aerospace
Los Angeles, California, USA
------------------------------------

                                     [PHOTO]

--------------------------------------------------------------------------------

      At the time of the acquisition it was explained that several EIS businesses did not fit TI Group's strategy and, as a result, would be sold. In September C F Taylor, the aircraft galleys business, was sold to Florida based B/E Aerospace Inc and negotiations on other disposals are continuing.

      The remaining EIS aerospace businesses have been reorganised into more focused strategic units. The largest of these is Hamble Group. It is a major supplier of aerostructures to Boeing with important positions on the best selling 737 civil aircraft and also the C-17 Globemaster military transport aircraft, a major programme for the US forces. Airbus is another important customer. During the year a major success was Hamble's selection by British Aerospace Airbus to supply structural components for the new A340-500/600 wing trailing edge. In addition to aircraft structures, Hamble supplies a variety of acrylic and elastomeric components including cockpit canopies for the British Aerospace Hawk which continues to enjoy great success in export markets.

      The other EIS businesses were grouped together at the time of acquisition as the Aerospace & Precision Engineering division and traded in that form for the rest of 1998. This arrangement has now been replaced by two new groupings. Dowty Defence Systems has been formed to bring together businesses that concentrate on the supply of defence related equipment for which the UK Ministry of Defence is a prime customer. Products range from helicopter landing aids to missile containers, remote control bomb disposal vehicles and military vehicle suspension systems. The other grouping, Dowty Special Products, is made up of a number of


30 TI Group             Dowty Operating Review continued

--------------------------------------------------------------------------------
                    [PHOTO]                                 [PHOTO]

                                              ----------------------------------
                                              Airbus A300-600 Super Transporter
                                              Cargo Door  Aerostructures Hamble,
                                              ----------------------------------
--------------------------------------------------------------------------------

specialist engineering businesses with products ranging from vacuum furnaces through precision aircraft components to aircraft ground handling equipment.

      In 1998 Boeing and Airbus announced orders for more than 1,000 aircraft between them for the third year in succession. They both reported record aircraft deliveries and revealed plans for further increases in 1999. Looking ahead, a gradual downturn in the civil aerospace market is in prospect and the turbine engine components businesses, always early in the cycle, have already experienced a slowdown in the rate of demand from engine manufacturers. However, a repeat of the sharp decline experienced in the early nineties is not expected because aircraft manufacturers have reacted more promptly this time to the prospect of a weaker market.

      Dowty is well placed through its presence on successful programmes, a strong order book, a range of world leading technologies, improved manufacturing techniques and an excellent reputation. It has built up strong management teams well equipped to capitalise on market changes and remains focused on winning profitable new business and on satisfying the customer whatever the requirement.

                                                            [PHOTO]

                                             -----------------------------------
                                             Geoff Smith, Chief Executive, Dowry
                                             -----------------------------------


31  TI Group

--------------------------------------------------------------------------------
FINANCIAL REVIEW

                                     [PHOTO]

                      Martin Angle, Group Finance Director

"In 1998, TI Group achieved good organic growth and maintained a strong cash flow with increased investment to support future growth. The acquisitions made during the year are all performing in line with plan and the Group goes forward in a strong financial position."
--------------------------------------------------------------------------------

The 1998 financial statements incorporate the new accounting and disclosure requirements of FRS10 'Goodwill and Intangible Assets', FRS 'Impairment of Fixed Assets and Goodwill' and FRS14 'Earnings Per Share'. In addition, in line with recommended practice, the financial statements also incorporate the early adoption of FRS12 'Provisions, Contingent Liabilities and Contingent Assets' and FRS13 'Derivatives and Other Financial Instruments: Disclosures'.

      In accordance with FRS10, goodwill arising on acquisitions completed since 1st January 1998 of (pound)539.2m has been capitalised as an intangible fixed asset. This goodwill is being amortised over 20 years, resulting in a non-cash charge of (pound)15.1m in the year. Goodwill on earlier acquisitions remains written off against reserves. The Group's accounting policies have been revised to reflect the changes in the accounting treatment of goodwill. The presentation of balance sheet reserves has been amended to comply with the requirements of FRS10.

      The other new Standards have not resulted in changes in accounting policies but the presentation of certain items, particularly provisions, has been amended and the scope of some detailed disclosures has been increased.

      Year-on-year comparisons of results are affected by the significant number of acquisitions and disposals during 1998 which are set out in detail in note 1 on pages 56 to 58 and are described in the Operating Review on pages 6 to 31. For clarity, the analysis of results by business segment set out in note 2 on page 59 identifies separately the contribution of the Group's 50% share of Messier-Dowty which, together with the related wholly-owned landing gear repair and overhaul businesses, was sold on 30th June 1998. Three small businesses previously reported as part of the Bundy business segment have been transferred to the Dowty business segment with effect from 1st January 1998, as their principal products are aerospace related and they are now managed by the Dowty team.

      In addition to the corporate activity, comparisons with 1997 are also affected by the continued strengthening of sterling during 1998 which had an adverse effect on the translation of the results of the Group's overseas subsidiaries for accounting purposes, reducing sales by (pound)52m and profit before tax by (pound)5.8m. However, as a global specialised engineering group with 80% of its sales made in the country of origin, TI Group has no material foreign currency transaction exposure. The table below shows the

Average for year                    (pound)1=US$                  (pound)1=DM
1998 average                            1.66                          2.92
1997 average                            1.64                          2.84
(pound)stronger/(weaker)                  1%                            3%

Period end
31 December 1998                        1.66                          2.77
31 December 1997                        1.65                          2.96
(pound)stronger/(weaker)                  1%                          (6)%


32  TI Group

1997 and 1998 average and year end exchange rates for the US dollar and the Deutschmark, the movement of which against sterling was representative of other major European currencies.

Analysis of results

TI Group has again achieved a strong performance with organic growth in sales of 9% and in profit before interest, goodwill and exceptional items of 10%. Earnings per share excluding goodwill and exceptional items increased by 7%, or 10% after adjusting for changes in exchange rates.

      Cash flow from operations was again strong and, after adjusting for exceptional items, represented a surplus over the Group's net interest, tax and dividend payments of 25%.

      Total sales for the year, including the Group's share of joint ventures, were (pound)2,168m (1997: (pound)1,870m), a l6% increase over 1997. All four of the Group's world leader businesses achieved organic sales growth ahead of their underlying markets and continued to increase market share. Their performance is described in more detail in the Chief Executive's Review on pages 4 and 5 and the Operating Review on pages 6 to 31.

      Profit before interest, goodwill and exceptional items was (pound)265.3m, up (pound)28.3m or 12% from last year. Included within this total, income from joint ventures and associated undertakings was (pound)9.5m, down from (pound)18.2m in 1997 due to the sale of the Group's share of the Messier-Dowty joint venture in June. Adjusting for exchange rate movements and portfolio changes, all four world leader businesses reported organic growth in operating profit.

      Group operating margin was 12.2% (1997: 12.7%) reflecting the impact of the acquisitions completed during 1998, where overall margins were below the Group average. All four of the business groups sustained strong underlying margins. The Group's Return on Investment (profit before interest, goodwill, exceptional items and tax as a percentage of investment, including all goodwill) decreased slightly to 14% (1997: 16%) due to the initial effect of acquisitions. All the businesses acquired in 1998 are performing in line with expectations and are expected to exceed the Group's minimum objective of a 15% pre-tax Return on Investment by the third year of ownership.

      Net interest expense increased to (pound)26.7m (1997: (pound)14.5m), principally as a result of acquisition expenditure. Interest costs remain well covered at 10 times (1997: 16 times) by profit before interest, goodwill and exceptional items.

      Profit before taxation, goodwill and exceptional items was (pound)238.6m, up (pound)16.1m or 7% from 1997. The effective tax rate on profit before goodwill and exceptional items of 31% was unchanged from 1997.

      As described above, amortisation of goodwill arising on acquisitions completed since 1st January 1998 resulted in a non-cash charge of (pound)15.1 m in the year. The goodwill capitalised includes adjustments to the balance sheets of acquired companies of (pound)93m, of which (pound)90m relates to EIS. Of this, approximately (pound)60m was foreseen at the time of the acquisition of EIS and the balance represents a shortfall in the value now anticipated in the proceeds of certain non core assets held for disposal. The EIS businesses retained within the Group have responded positively under our management and now demonstrate a potential which exceeds our initial expectations. Any shortfall in the value of the non core businesses, as against original expectations, is consequently more than offset by the enhanced value of the businesses retained.

      Before a related tax charge of (pound)6.7m, there was a net exceptional gain of (pound)3.2m, comprising a net gain on business disposals of (pound)14.7m and a charge to operating profit of (pound)11.5m which included principally the settlement of the Dowty Woodville Polymer "whistleblower" litigation for (pound)7.0m and restructuring of Bundy's Heidelberg operation in Germany costing (pound)5.5m. This restructuring reflected a structural and one-off change to the way in which Bundy does business in Germany to meet the challenging outsourcing needs of its customers. The principal manufacturing site at Heidelberg has been scaled down leaving only the basic tube manufacturing operations there. All other activities are now carried out in satellites located close to customers' operations. Elsewhere in the Group, redundancies of (pound)5.5m (1997:
(pound)3.5m) were incurred and charged against operating profit.

      Earnings per share before goodwill and exceptional items were 34.3p (1997:
32.0p), an increase of 7%, or 10% after adjusting for the effect of changes in exchange rates. On an FRS3 basis earnings per share, after goodwill and exceptional items, were 30.4p (1997: 31.6p).

Dividend

      The Directors are recommending a final dividend of 11.6p giving a total dividend per Ordinary share for the year of 17.2p (1997: 15.9p), an increase of 8% over the previous year. The dividend is covered 2.0 times by earnings before goodwill and exceptional items (1997: 2.0 times). The July 1997 Budget abolished Advance Corporation Tax and Foreign Income Dividends with effect from 6th April 1999 and as a result this year's final dividend will be paid as a normal dividend.

Cash flow and debt

Cash flow from operations was again strong at (pound)292.8m (1997: (pound)241
 .4m). After capital investment and dividends received


33  TI Group

FINANCIAL REVIEW continued

from joint ventures and associates, free cash flow was (pound)218.1 m, 14% ahead of the same period last year. After adjustment for exceptional items this represents a surplus over the Group's net interest, tax and dividend payments of 25%.

      The Group maintained its investment programmes in all businesses. Capital and revenue investment increased by 28% to (pound)136m (1997: (pound)106m). Of this, capital investment was (pound)93m (1997: (pound)72m) and revenue investment was (pound)43m (1997: (pound)34m). Investment, which must meet strict financial criteria, has generally been made to support the additional capacity requirements of new programmes, to improve efficiency in existing facilities and to upgrade and replace information systems.

      The Group maintained a strong focus on working capital management and, as a percentage of sales, average Group working capital reduced further to 10% across its existing businesses. The ratio for acquired businesses was around 16% and these operations are already responding to management initiatives to move towards the Group average over time.

      Including the net cash flow on acquisitions and disposals of businesses of (pound)505.3m, net debt at 31st December 1998 increased to (pound)512.7m (31st December 1997: (pound)37.9m).

      TI shareholders' funds were (pound)601.0m at 31st December 1998 (31st December 1997: (pound)392.6m) after writing back (pound)13-6.5m of goodwill on disposals. Goodwill arising on acquisitions completed prior to 1998 of (pound)882.5m (31st December 1997: (pound)1,019.0m)

--------------------------------------------------------------------------------
Change in net debt

                                   [GRAPHIC]
--------------------------------------------------------------------------------

remains written off against reserves. The impact of exchange translation on TI shareholders' funds was not significant

Treasury

TI operates a central treasury function providing services to the whole Group by arranging borrowings, investing surplus funds and managing and reducing financial risks. Group Treasury is not a profit centre and no speculative transactions are permitted. It operates within specific Board policies with compliance confirmed regularly in formal reports to the Audit Committee; there was no change in policies during 1998. There are extensive written control procedures in place and Group Treasury is subject to regular reviews by the financial control function, and by internal and external audit. Treasury systems, including disaster recovery arrangements, are also reviewed and updated regularly. Prudent use is made of financial instruments mainly forward rate agreements, interest rate swaps, and forward foreign exchange contracts, with relationship banks as the counterparty. Such instruments may also include the purchase, but not the writing, of options in specific circumstances.

      The Group's principal exposures to exchange rate fluctuations arise on the translation of overseas net assets and profits into sterling for accounting purposes.

      Translation exposures arising on consolidation of the Group's overseas net assets are minimised by broadly matching assets with borrowings in each major foreign currency. The level of hedging cover required by Group policy is over 80% across all currencies and TI is fully hedged in all relevant major currencies.

      The Group's gross debt at 31st December 1998 totalled (pound)685.8m (1997:
(pound)406.8m) with (pound)280.3m in US and Canadian dollars, reflecting the Group's strong North American presence, and (pound)180.5m denominated in Continental European currencies. The principal components of this debt are two private placements of US$l90m in total outstanding, and centrally managed bank loans totalling (pound)502.4m. The Group also has a US commercial paper programme rated A1/P1 by Standard and Poors Corporation and Moody's Investor Services respectively. To support the commercial paper programme and to provide medium term liquidity, the Group has committed bank facilities of (pound)60m maturing in 1999 and a further (pound)870m maturing in 2000 or later. In January 1999, further committed facilities totalling (pound)200m were arranged.

Year end cash and deposits totalled (pound)173.1m (1997: (pound)368.9m). The Group adopts a conservative investment policy for its surplus funds, most of which are pooled and managed centrally, with deposits limited by amount and maturity across highly-rated banks. Counterparty risk limits are established for all banks used by the Group, depending on the credit standing of the bank. Extensive


34  TI Group
use is made of country cash pooling arrangements and intra-Group loans to provide, respectively, efficient cash management and cost effective core funding to operating businesses worldwide.

      Interest rate exposures on borrowings and deposits are monitored carefully and hedging actions taken when market conditions are considered appropriate. Normally, at least one third of borrowings in each major currency is hedged at fixed rates for the next 12 months, using long dated drawings, forward rate agreements, interest rate swaps or collars.

      Exchange translation exposures arising on the consolidation of overseas operating profits are partially offset by interest charges on foreign currency borrowings. These exposures are monitored but are not normally hedged, and no such hedging was undertaken in 1998. There was no use of options during 1998.

      Exposures to movements in exchange rates on transactions are minimised using forward foreign exchange contracts, normally up to 12 months forward, on a rolling basis. Some aerospace businesses may hedge exposures up to four years into the future, reflecting the nature of commitments in that industry. All TI business units hedge their net exposures through or at the direction of Group Treasury.

Year 2000 and euro

The Group-wide programme initiated in 1996 to address the Year 2000 computer problem is well advanced. This programme is designed to address the business critical risks and uncertainties, including an assessment and testing of communication networks, business and infrastructure systems and, in particular, control systems in shop floor equipment. There has also been significant work, including detailed correspondence and site visits, to minimise the potential disruption caused by non-compliance of third parties including major customers and suppliers.

      It is widely recognised and accepted, however, that the nature and complexity of the problem means that there cannot be any guarantee that problems will not arise. Whilst the Group expects all its business critical systems to be millennium compliant before the end of 1999, contingency plans are being prepared to cope with any potential disruption, particularly from external events outside the Group's control.

      Action has also been taken to address the systems and business issues associated with the introduction of the euro from 1st January 1999.

      The actions for both the Year 2000 and euro form part of TI's continuing investment in electronic systems and there has been significant expenditure on such projects during the period. An estimate of expenditure incurred to date on projects with a significant Year 2000 element is (pound)17m, with additional estimated costs of (pound)8m to be incurred in 1999. Approximately 70% of these amounts are the capital costs of new and replacement hardware; the balance is revenue expenditure which is charged to the profit and loss account as incurred. The estimated costs of achieving euro compliance are not significant.

Summary

In 1998, TI Group achieved good organic growth and maintained a strong cash flow with increased investment to support future growth. The acquisitions made during the year are all performing in line with plan and the Group goes forward in a strong financial position.

Martin D Angle

Group Finance Director


35  TI Group

DIRECTORS

*     Member, Organisation and Remuneration committee
+     Member, Audit committee
++    Member, Nominations Committee
s     Member, Chairman's Committee

[PHOTO]

Sir Christopher Lewinton ++ s

Chairman
Joined the Board in 1986 as Chief Executive and Deputy Chairman, becoming Chairman in 1989 and relinquishing the role of Chief Executive in January 1998. wide international experience; based in the United States for many years. A non-executive Director of Reed Elsevier and a member of the Supervisory Board of Mannesmann AG. Age 67

NON-EXECUTIVE DIRECTORS

[PHOTO]

John M Hignett * + ++

Deputy Chairman
Joined the Board in 1989, becoming Deputy Chairman in 1993. Chairman, Audit & Organisation and Remuneration Committees. Chairman of Schroder Income Growth Fund. Formerly a Director of Glaxo Holdings, a Managing Director of Lazard Brothers & Co and Director General of the Takeover Panel. Age 64

[PHOTO]

Sir Colin Chandler * +

Joined the Board in 1992. Chairman, Vickers and Director of Guardian Royal Exchange. Vice President, Engineering Employers' Federation. A Member of the National Defence Industries Council. Formerly Head of Defence Export Services, Ministry of Defence. Age 59

[PHOTO]

Lord Fanshawe of Richmond KCMG * + ++

Joined the Board in 1990. A Director of Xerox UK. Member, Pratt & Whitney European Advisory Board. Chairman of Sedgwick Group until 1997. Formerly a Foreign Office Minister. Age 71

[PHOTO]

John M Harris *

Joined the Board in 1991. Managing Director, formerly President, The Forum Corporation based in Boston. Previously President and CEO. Rockefeller Financial Services Inc and President of the European operations of Booz Allen & Hamilton. An American citizen. Age 58

[PHOTO]

Rudolf G Mueller CBE *

Joined the Board in 1996. Chairman of Chiltern Group and Chelveton Properties. Chairman of Lend Lease Europe and a Member of the Boards of Lend Lease Corporation and IMI Kiev. Previously held senior positions with UBS in Zurich, Singapore and London, where he was Chairman of the UBS Group until 1997. formerly a Director of the London Stock Exchange. A Swiss citizen. Age 64

[PHOTO]

Sir Nigel Broomfield KCMG +

Joined the Board in February 1998. A non-executive Director of Foreign & Colonial German Investment Trust Director Designate of the Ditchley Foundation and an adviser to Arthur Andersen. Trustee of the Dresden Trust. A retired diplomat, British Ambassador to the Federal Republic of Germany until 1997. Age 61 36 TI Group


36  TI Group

EXECUTIVE DIRECTORS

[PHOTO]

William J Laule *

Chief Executive
Joined the Board in 1995 becoming Chief Executive, TI Group in January 1998. Previously Chief Executive, Bundy. A Director, National Association of Manufacturers of the USA. Senior management experience gained with Rockwell International in the United States and Europe. An American citizen. Age 50

[PHOTO]

Martin D Angle s

Group Finance Director
Joined the Board in 1997. Wide international business experience gained in senior positions with SG Warburg. Morgan Stanley and the Dresdner Kleinwort Benson Group, based in the United States and the UK. A Chartered Accountant. Age 48

[PHOTO]

David P Lillycrop

Director & General Counsel
Joined the Board in June 1998. General Counsel since 1997 and Group Secretary since 1991. Chairman, TI Pension Trustee Ltd. Legal and management experience gained in British and American companies. Member, Management Committee, Industry and Parliament Trust. A Barrister. Age 42

[PHOTO]

James L Roe

Director Strategic Development
Joined the Board in 1994. Director Strategic Development since 1986. Previously Senior Vice-President, John Crane International. Experience outside TI includes management consultancy. Age 54

[PHOTO]

John Langston

Chief Executive, Forsheda
Joined the Board in October 1998. Previously Chief Executive, Bundy Automotive. International operating and management experience gained in global companies whilst based in the UK, France and Germany. Age 49

[PHOTO]

T Allan Welsh

Chief Executive, Bundy
Joined the Board in January 1999. Wide experience of managing automotive and other manufacturing businesses in international markets. Formerly a Director of T&N plc. Age 47


37  TI Group

REPORT OF THE DIRECTORS

TI Group is an international engineering group concentrating on products In specialised niches on a global basis. A summary of the businesses in each segment with the names of the principal Group companies appears on pages 84 and
85. The Chairman's statement is set out on pages 2 and 3, the Chief Executive's review on pages 4 and 5, the operating and financial review on pages 6 to 35, and the profit and loss account on page 52.

DIVIDEND

The Board recommends a final dividend of 11.6p per Ordinary share of 25p payable on 28th May 1999 to Ordinary shareholders registered on the books of the Company at the close of business on 19th March 1999. When taken with the interim dividend of 5.6p per Ordinary share paid on 7th October 1998 this makes a total of 17.2p per Ordinary share for the year ended 3lst December 1998 (1997 15.9p per Ordinary share).

EMPLOYMENT POLICIES

Due to the spread of TI Group's constituent businesses and the devolution of responsibility to local management, the arrangements for involving employees in the business vary considerably. Nevertheless the overriding objective - to achieve a shared commitment by all employees to the success of the business in which they work - applies throughout the Group.

      Team briefings, management conferences and house newspapers are some of the methods used to ensure that employees are well informed. Employees in the UK are encouraged to be financially involved in the Group through participation in Savings-Related Share Option Schemes. Member participation in the affairs of the TI Group Pension Scheme is provided in the form of member and pensioner representation on the trustee body.

      The employment, training, career development and promotion of disabled persons receive positive consideration by Group companies.

RESEARCH AND DEVELOPMENT

TI Group has a continuing commitment to a strategy of market leadership through investment in customer-focused applied technology. Each of the Group's core businesses maintains self-sufficiency in applied technology geared to new product development and world-class manufacturing practice. Expenditure on maintaining the Group's applied technology base is significantly greater than the amount disclosed in note 3 to the accounts using the strict accounting definition in SSAP 13.

ENVIRONMENT

TI Group is committed to conserving natural resources and protecting the global environment, seeking to go beyond legal compliance and striving to shape its operations, processes and products to bring sustainable social and ecological benefits wherever the Company operates.

      TI Group's environmental policies are implemented by its Environmental Co-ordination Panel which reports to Mr T A Welsh, a main Board Director. It is tasked with ensuring that all TI businesses execute the Group's environmental policies through the implementation of environmental management systems.

      Specific objectives include introducing the international environmental standard ISO 14001 throughout the Group over time and incorporating sensitivity to environmental issues into all business decisions. Performance is reviewed on a regular basis, environmental targets are assessed and revised annually and employees are trained in environmental awareness.

      The Company is committed to developing and marketing products which are environmentally friendly, responding positively to customer environmental programmes and encouraging its suppliers to apply standards compatible with its own. TI Group's achievements are bench-marked against other market leaders with enlightened environmental policies.


38  TI GROUP

HEALTH and SAFETY

The Company is committed to safeguarding the health and safety of its employees, contractors and others who are affected by its activities. Implementation of health and safety policies is a primary management objective.

      Specific objectives include developing responsible, cost-effective health and safety regulations and standards, establishing appropriate Safety Management Systems throughout the Group, training and educating employees and seeking to eliminate all work-related injury and illness through continuous improvement of practices and standards.

      Health and safety considerations are incorporated into business decisions and planning activities, the performance of the Company's operations is reviewed on a regular basis and contractors are required to apply standards compatible with those adopted by TI Group. The Company shares with others the health and safety expertise which it develops.

DIRECTORS

Messrs D P Lillycrop, J Langston and T A Welsh were appointed to the Board on 24th June 1998, 20th October 1998 and 1st January 1999 respectively. Each of them has a service contract with the Company determinable on 2 years' notice. In accordance with the Articles, Messrs Lillycrop, Langston and Welsh will retire at the Annual General Meeting and members will be invited to re-elect them.

      The Directors retiring by rotation are Mr J M Hignett and Mr J L Roe who, being eligible, offer themselves for re-election. Mr Hignett does not have a service contract with the Company. Mr Roe has a service contract with the Company determinable on 2 years' notice.

      Messrs G O Aronson and LA Edwards resigned from the Board on 28th May 1998 and 10th November 1998 respectively and Messrs R J M Fisher and JW Potter both resigned from the Board on 2nd December 1998.The present constitution of the Board is set out on pages 36 and 37.

      The appointment of Mr Henry R Kravis to the Board, announced on 5th March 1999 and mentioned in the Chairman's Statement on page 3, will take effect from the conclusion of the Annual General Meeting on 13th May 1999.

ADOPTION OF NEW ARTICLES OF ASSOCIATION and NEW EXECUTIVE SHARE OPTION SCHEME AND NOTICE OF ANNUAL GENERAL MEETING

The Board proposes that new Articles of Association be adopted, in order to comply with current best practice and the Listing Rules of the London Stock Exchange, and that a new Executive Share Option Scheme be approved to replace the current scheme which expires in 2000.

      Shareholders will receive with this Report a separate circular describing the principal differences between the existing Articles and the proposed new Articles and containing details of the new Executive Share Option Scheme.

      The circular includes Notice of the Annual General Meeting to be held on 13th May 1999.

SHARE SCHEMES

At 31st December 1998, the total number of Ordinary shares in TI Group plc under option was 17,493,363. The holders of these options are members of TI Group plc schemes and/or either or both schemes operated by Dowty Group PLC prior to its acquisition by TI Group in 1992. In the latter case these options were obtained, following the acquisition, in exchange for options over shares in Dowty Group.

      There are 4,339 participants in the TI Group schemes and 85 participants in the Dowty Group schemes. Details of Ordinary shares under option are shown in note 23 on pages 74 and 75. The Interests of Directors of the Company who are participants in the above schemes are shown in the table on page 64.


39  TI GROUP

REPORT OF THE DIRECTORS continued

CORPORATE GOVERNANCE

The Board is satisfied that, with the three exceptions mentioned on page 41, under 'Areas of Non-Compliance with the Code', the Company has complied throughout 1998 with the Combined Code ("the Code") appended to the Listing Rules of the London Stock Exchange. The report of the Company's auditors, PricewaterhouseCoopers, concerning the Company's compliance with the Code appears on page 49. Compliance with the provisions of the Code relating to Directors' remuneration is covered by the Remuneration Report on pages 44 to 47.

      Statements by the Directors concerning their responsibilities in relation to financial statements, the adoption of the going concern basis for the preparation of accounts and the Group's system of internal financial control appear on page 48, opposite the auditors' report. Detailed guidance for directors conducting a review of the effectiveness of systems of internal control, including financial, operational and compliance controls and risk management, has not yet been published. The Directors' review of the Group's system of internal control has, therefore, been restricted to internal financial controls and has been performed in accordance with the guidance for directors issued by the Rutteman Working Group.

      The following relates to the Company's application during 1998 of the principles and detailed provisions of the Code.

The Board and Management

With effect from 1st January 1998 the roles of Chairman and Chief Executive were separated on the appointment of Mr W J Laule as Chief Executive with Sir Christopher Lewinton continuing as Chairman. The Board, which meets formally ten times a year, is broadly balanced with the Chairman supported by a non-executive Deputy Chairman and five other non-executive Directors and six executive Directors. The Board includes US, Swiss and UK nationals, reflecting the international nature of the Company's activities. The non-executives, all of whom are considered by the Board to be independent within the meaning of the Code, are appointed initially for a three year term and may be re-appointed for a further three year term. The business reserved to the Board includes, in particular, matters of policy, approval of the strategic and financial plans, major expenditure proposals and acquisitions and disposals. The Board receives from management in a timely manner all appropriate information, such as monthly management accounts, to enable the Directors to lead and control the Company.

      A number of key committees referred to below contribute to an effective check and balance on the operations. The Audit and Organisation and Remuneration Committees consist wholly of non-executive Directors who are responsible, on behalf of the Board, for the business undertaken.

Audit Committee

The Audit Committee, which was established in 1987, is comprised wholly of non-executive Directors and normally meets three times per year. Currently four non-executive Directors are members and the Committee is chaired by Mr J M Hignett.

      Its objective is to give formal support to the Board in fulfilling its obligations to shareholders to maintain standards of management and financial control and reporting throughout the Group consistent with regulatory requirements and current best practice. Its terms of reference include:

1. The review of such written reports from the auditors as the Committee may from time to time require, including for example a report on the quality of TI Group's financial accounting and operational controls worldwide and on any significant areas of vulnerability in control, accounting or financial management resource which the audit process has identified.

2. The review of the work and the effectiveness of the Internal Audit function and its relationship with the external audit.

3. The review prior to publication and to submission to the TI Board of the TI Group published accounts for the half year and full year to ensure the presentation of a balanced assessment of the Company's position and prospects.


40  TI GROUP

      The external auditors attend the meetings of the Audit Committee. They are entitled to and do meet with the Audit Committee privately and have direct access to the Chairman of the Committee.

Organisation and Remuneration Committee

This Committee, which was also set up in 1987, comprises not less than three non-executive Directors. Currently five non-executive Directors are members and the Committee is chaired by Mr J M Hignett who succeeded Lord Fanshawe as chairman in October 1998. The powers and terms of reference of the Committee include the following:

a. to approve the organisation of the Company's top management structure and succession planning;

b. to determine the terms of appointment and total remuneration of members of the Board;

c. to approve annual and longer term incentive plans and to administer any Group share option schemes or related arrangements;

d. to determine policy and maintain governance over any Group pension schemes or related arrangements.

      There is set out on pages 44 to 47 a separate report to shareholders on Directors' remuneration.

Nominations Committee

This Committee currently comprises the TI Group Chairman, the Deputy Chairman, and Lord Fanshawe.

      Its objective is to provide a forum at which the TI Group Chairman may seek general counsel and advice in relation to matters which may not have reached a stage where formal consideration by the Board is appropriate.

      The Committee has responsibility for initial consideration of all Board appointments, which are subsequently referred to the Board.

      The Committee also has responsibility for considering and if appropriate approving the obtaining of independent external advice by either a Director or a Board committee in accordance with standing guidelines adopted by the Board.

Chairman's Committee

The Chairman's Committee is chaired by the TI Group Chairman, with Mr Laule and Mr Angle as members. The Committee is responsible, on behalf of the Board, for maintaining the strategic direction of the Group.

Relations with Shareholders

The Company enters into a dialogue at appropriate times with its institutional shareholders whilst having regard to London Stock Exchange guidance on the dissemination of price sensitive information. Full use is made of the Annual General Meeting to communicate with private investors.

Areas of Non-Compliance with the Code

The Company has not complied during 1998 with the Code in three respects:

1. The Code provides that, at its Annual General Meeting, a company should indicate the level of proxies lodged on each resolution, and the balance for and against the resolution, after it has been dealt with on a show of hands. This was not done at the 1998 Annual General Meeting, but will be done in the future;

2. The Code provides that boards should have the objective of reducing to one year or less notice or contract periods in relation to directors' contracts of service. The Code recognises that it may not be possible to achieve this immediately. As stated in the Remuneration Report on page 46, the Board continues to believe that a two year notice period for executive Directors is appropriate and is in line with market practice;


41  TI GROUP

REPORT OF THE DIRECTORS continued

3. The Code provides for all directors to submit themselves for re-election at least every three years. Although the Company complied with the current Articles of Association, the Company did not comply with the Code in 1998, but is proposing that new Articles of Association be adopted at the Annual General Meeting to ensure compliance in the future.

YEAR 2000 AND THE EURO

The Board initiated in 1996 a programme to address the Year 2000 computer issue and since then has received regular Group-wide progress reports. A full report for both Year 2000 and the euro is contained in the Financial Review on page 35.

INTERESTS IN CONTRACTS

During the year no Director was materially interested in any contract which was significant in relation to the Company's business.

PURCHASE BY THE COMPANY OF ITS OWN SHARES

The Company was authorised at the Annual General Meeting held in 1998 to purchase in the market Ordinary shares representing up to approximately 10% of the then issued share capital. This authority has not been used and expires at the conclusion of the Annual General Meeting. In accordance with the Directors' intention to seek annual renewal, resolution 6 will be proposed as a Special Resolution at the Annual General Meeting to renew this authority until the earlier of 12th August 2000 and the next Annual General Meeting.

      The Directors have no current intention of using this authority and, in relation to any decision to purchase, will take into account the Company's gearing levels and general financial position, and the effect of any purchase on earnings per share.

      Any shares purchased by the Company pursuant to this authority will form part of the Company's authorised but unissued share capital and will be available for re-issue subject to the Directors being authorised pursuant to section 80 of the Companies Act 1985.

SHARE CAPITAL

Details of shares issued during the year are set out in note 23 on page 74.

      At the Annual General Meeting held in 1998 shareholders authorised the Directors, pursuant to section 80 of the Companies Act 1985, to allot Ordinary shares without the prior consent of shareholders for a period of five years. In accordance with the Directors' intention to seek annual renewal, resolution 9 will be proposed as an Ordinary Resolution at the Annual General Meeting to extend this authority until 12th May 2004. The (pound)40,000,000 nominal amount of relevant securities to which the authority relates, including Ordinary shares that are subject to options, represents approximately 33% of the nominal amount of issued Ordinary share capital of the Company as at 5th March 1999. Except pursuant to the exercise of options, the Directors have no present intention of exercising this authority.

      Also at last year's meeting a Special Resolution was passed, pursuant to section 95 of the Companies Act 1985, empowering the Directors to allot equity securities for cash without first being required to offer such shares to existing shareholders. Resolution 10 will be proposed as a Special Resolution to renew this power until 12th May 2004. The (pound)6,000,000 nominal amount of equity securities to which this authority relates represents approximately 5% of the issued Ordinary share capital of the Company as at 5th March 1999. As mentioned on page 43 under 'Interests in Share Capital' the Directors intend to use the authority granted at last year's meeting.


42  TI GROUP

INTERESTS IN SHARE CAPITAL

As at 4th March 1999 the Company had been notified under section 198 of the Companies Act 1985 of the following persons who are interested in 3% or more of the issued share capital of the Company:

                                        NUMBER OF             PERCENTAGE OF
HOLDER                                     SHARES            ISSUED CAPITAL
--------------------------------       ----------            --------------
The Capital Group Companies, Inc       56,837,448                     11.82
Prudential Corporation plc             21,969,586                      4.56

On 5th March 1999 an affiliate of Kohlberg Kravis Roberts & Co agreed to subscribe for 23,600,000 new Ordinary shares of 25p each in the capital of the Company representing 4.9% of the issued share capital. It is expected that the subscription will take place during March 1999.

      Apart from the shareholdings detailed above, there are no other notifiable interests appearing in the Company register maintained under the provisions of section 211 of the Companies Act 1985.

      The interests of the Directors in the share capital of the Company are shown in note 10 on page 64. There were no changes in these interests between 1st January 1999 and 5th March 1999 other than those shown in note l0. The register recording the Directors' interests in the share capital will be open for inspection at the Annual General Meeting.

PAYMENT POLICY

The Group is a registered supporter of the CBI's Prompt Payers Code of Good Practice, copies of which are available from the Confederation of British Industry, Centre Point, 103 New Oxford Street, London WC1A 1DU.

      It is the Group's policy to agree with its suppliers terms of settlement which are appropriate for the markets in which they operate, and to abide by such terms where suppliers have also met their obligations.

CHARITABLE AND POLITICAL CONTRIBUTIONS

During the year the UK companies in the Group made charitable donations totalling (pound)240,000 gross. The annual donations budget is administered by the Charitable Donations Committee.

      The Group's policy on donations is to direct its support primarily towards assisting charities with selected medical, engineering or educational objectives, as well as objectives connected with the Group's business and role in the community.

      No payments were made to political parties during the year.

INCOME AND CORPORATION TAXES ACT 1988

The close company provisions of this Act do not apply to the Company.

AUDITORS

Following the merger of Price Waterhouse and Coopers & Lybrand, Price Waterhouse resigned as the Company's auditors and the Directors appointed PricewaterhouseCoopers to fill the casual vacancy in the office of auditors. PricewaterhouseCoopers have expressed their willingness to continue in office as auditors and resolutions proposing their re-appointment and authorising the Directors to fix their remuneration will be put to the Annual General Meeting.

By order of the Board
DAVID P LILLYCROP
Director and Secretary
5th March 1999


43  TI GROUP

REMUNERATION REPORT

The Board presents this report to shareholders pursuant to the Combined Code appended to the Listing Rules of the London Stock Exchange.

      The members of the Organisation and Remuneration Committee ("the Committee") are Mr J M Hignett (Chairman), Sir Colin Chandler, Lord Fanshawe, Mr J M Harris and Mr R G Mueller.

REMUNERATION POLICY - EXECUTIVE DIRECTORS

Policy

The remuneration of the executive Directors is determined by the Committee, in consultation with the Chairman of the Company (save in respect of his own remuneration) and after obtaining appropriate independent professional advice reflecting the international nature of the Company. Since the Company has 80% of its business outside the United Kingdom and in particular around 45% in North America, its remuneration policies must be internationally competitive and flexible. This both attracts and retains high quality management as well as facilitating global management succession.

      The philosophy of the Committee is to offer internationally competitive total compensation packages, a significant proportion of which is performance-related and set against challenging objectives. It is inherent in this approach that significant elements of the package may prove to have no value at the end of the life of a particular scheme even though they have had a paper value at some time in the past. However, such incentives, which stimulate enhanced performance and lead to enhanced shareholder value, are considered to be in the best interests of shareholders, customers, suppliers and employees alike. This philosophy has been successfully applied since 1987.

      A significant part of the performance-related elements of the package is paid in the form of TI shares transferred from the TI Group Employee Share Ownership Trust which was established in 1995. It is the well established policy of the Committee that executive Directors should acquire and retain a valuable shareholding in the Company thereby aligning their interests with those of other shareholders.

Remuneration Package

The remuneration package of the executive Directors comprises four components:

i Basic salary and benefits

Salaries are determined within the international marketplace and reflect experience and responsibility. Salaries are reviewed annually as at 1st January. Principal benefits include use of a motor car, fuel, and medical expenses insurance.

ii Annual bonus

For headquarters staff executive Directors the annual bonus is based partly on Group performance against plan, and partly on achievement of individual objective. The annual bonus for executive Directors with line responsibility for operations is based partly on a combination of Group performance and business area performance against annual plan and partly on achievement of individual objectives. The annual plan includes specific cash targets. In 1998 the maximum potential cash bonus for members of the Chairman's Committee was 80% of basic salary and for the other executive Directors 60% of basic salary, with the maximum amount normally achievable only if performance exceeds plan by a clear margin. The Committee retains the right to exercise an overview with regard to the quality of achievement. For 1999 a similar scheme is in force.

      Payments in respect of 1998, comprising shares and/or cash, are shown in the table on page 47. The share element reflects Directors' Individual elections to be paid annual bonus in TI shares rather than cash.


44  TI GROUP
iii Long term Incentives

The Committee considers that it is appropriate to provide the long term component of executive Directors' compensation through a combination of share option and share performance plans. In each case, as set out below, there are demanding performance criteria.

a. Three-year share performance plan

There is a three-year share performance plan in place covering measurement periods from 1995-98 onwards. The purpose of the plan is to encourage senior executives to think longer term and to develop an affinity with performance achievements beyond the normal one year horizon. This benefits both shareholders and management. Benefits under these plans do not vest on an annual basis; participants do not have any entitlement until cumulative performance over the three-year period is ascertained. The share performance plan rewards performance measured by growth in Total Shareholder Return (share price and reinvested dividends) against the performance of a group of more than 20 comparator companies. The comparator companies have been chosen with regard to size, complexity and overall relevance, after consultation by the Committee with independent advisers. Maximum potential bonus is achieved only if TI is in the top 10% ranking of comparator companies. No award is made for performance below the median level.

      Under the plan the potential bonus is itself expressed by reference to a number of TI shares which could be purchased at a certain time during the first year of the relevant three-year period for an amount equal to the basic salary for that year, rather than a cash sum. It is intended that the shares to which participants in the plan will become entitled (if any) will be provided from the TI Group Employee Share Ownership Trust.

b. Share options

The TI Group and TI Group (1990) Executive Share Option Schemes link reward to added shareholder value and encourage executives to align their longer term career aspirations with the longer term interests of the Group. Subject to performance requirements being fulfilled the Schemes enable executives to participate in share price growth, options normally becoming exercisable between three and ten years after grant.

      Participants are encouraged to build up an equity interest in the Group. Options granted since 1987 have been exercisable only if the percentage increase in earnings per share over a three year period has exceeded the percentage increase in the Retail Prices Index over that period. Starting in 1996, options granted to executive Directors are subject to a minimum performance requirement equal to the increase in the Retail Prices Index plus 2% per annum. The legislative changes effected by the Finance Act 1996 had the effect of reducing the individual limit for Inland Revenue approved share options; in order to maintain the value to the Company of the 1990 scheme the Committee has granted subsequent options under the existing unapproved international section of the scheme.

      The 1990 scheme will expire in 2000 and a new scheme will accordingly be submitted for approval at the 1999 Annual General Meeting.

      Details of options held by Directors are set out in the table on page 64.

iv Pensions

Pension and life assurance arrangements are consistent with those provided by other leading companies. The executive Directors, with the exception of the Chairman, are members of the TI Group and Executive (1992) pension schemes and Mr Laule is also a member of Bundy Corporation's defined benefits plan. They are entitled to earn pension benefits, dependent on their length of service, as agreed by the Group. In some circumstances, the taxation authorities will not permit the schemes to meet the executive Director's full pension entitlement, in which case the Group has promised to make good any shortfall by means of unapproved arrangements. Set out on the next page are details of the pension benefits earned by each of the executive Directors during the year ended 31st December 1998.


45  TI GROUP

REMUNERATION REPORT continued

PENSIONS

Executive Directors

                                                                      Cash
                                               Increase in       equivalent
                                           accrued pension      of increase                       Total accrued
                                                (excluding       (excluding           Members        pension at
                                                inflation)         members'     contributions       31 December
                                               during 1998   contributions)           in 1998              1998
                                               (pound)'000      (pound)'000       (pound)'000       (pound)'000
                                           ---------------   --------------     -------------     -------------
W J Laule                                                8              122                 4                29
M D Angle (appointed 19th February 1997)                13              147                 4                21
J Langston (appointed 20th October 1998)                 3               33                 1                41
D P Lillycrop (appointed 24th June 1998)                 5               39                 2                36
J L Roe                                                 10              132                11               123

Former Directors:
G O Aronson (resigned 28th May 1998)                     3               34                 2                 9
L A Edwards (resigned 10th November 1998)               10              141                 4                66
R J M Fisher (resigned 2nd December 1998)               16              255                 4               104
J W Potter (resigned 2nd December 1998)                  7              107                15               133

Notes:

1. The "cash equivalent of increase", which has been calculated on the basis of actuarial advice in accordance with GN11, is the same as the "transfer value of the increase" and does not represent the sum payable to individual Directors. It cannot therefore meaningfully be added to annual remuneration.
2. The pension entitlement shown is that which would be paid annually on retirement based on service to 31st December 1998 or date of resignation if earlier.
3. Sir Christopher Lewinton is not shown in the above table. He did not accrue any additional pension benefits (excluding inflation and an actuarial increase to allow for deferred retirement) under the UK arrangement during the period having reached Normal Pension Date on in February 1997. His accrued pension at 31st December 1998 and 1997, which includes benefits transferred into the Scheme, was (pound)348,000 per annum. He is not accruing further benefits, and his pension will increase each year until drawn to reflect deferred payment.
4. Sir Christopher Lewinton also participates in the US Defined Contribution pension arrangement; during the period, contributions amounted to (pound)35,733 (1997 (pound)25,460).
5. Mr W J Laule is also a member of Bundy Corporations US Defined Contribution arrangement; during the period, contributions amounted to (pound)6,832 (1997 (pound)10,955).
6. On his resignation, TI committed to grant Mr J W Potter a pension enhancement with a capital value of (pound)244,000. The capital value of this enhancement and the additional pension provided in respect of it ((pound)12,000 per annum,) are in addition to those in the above table.
7. Pensionable salaries do not include annual bonuses or long term incentive payments. Members' contributions shown above do not include AVCs.

Service Contracts

The Company's policy in relation to contracts of service for executive Directors is to provide notice or contract periods not exceeding two years. Each of the executive Directors, including Messrs Langston, Lillycrop, Roe and Welsh who offer themselves for re-election at this year's Annual General Meeting, is accordingly employed under a contract entitling him to two years' notice of termination. As previously reported, the then executive Directors agreed in 1994, without compensation, to reduce the notice period applicable to their contracts of service from three years to two years.

      The Committee has again reviewed the situation this year and continues to believe that this period of notice is in line with practice in the marketplace and is in fact necessary to enable the Company to attract and retain the highest calibre of management. The Company takes account of the legal duty to mitigate damages. The contracts of the executive Directors do, however, contain provision for payment based on two years' salary and benefits on termination following a change of control of the Company.

REMUNERATION POLICY - NON-EXECUTIVE DIRECTORS

The remuneration of the non-executive Directors is determined by the Board of Directors. Non-executive Directors absent themselves from any discussion or decisions relating to their own remuneration. The remuneration reflects both the amount of time given and the contribution made by the non-executive Directors to the Company's affairs, including membership or Chairmanship of Board committees, and is on the basis of advice taken by the Board from independent consultants. The non-executive Directors do not receive any bonuses related to the Company's performance nor do they participate in any share option schemes.


46  TI GROUP

SUMMARY REMUNERATION TABLE

Executive Directors

- Salary, Annual Bonus and Benefits

As in prior years the annual performance-related bonus is an amount determined in cash. Executive Directors may elect to receive a proportion of this bonus in the form of TI shares. Details of such elections appear in the table below.

                                                                                           Annual Bonus
                                                         1997          1998      Benefits  ------------
                                                 Basic Salary  Basic Salary      (Note 1)          Cash
                                                  (pound)'000   (pound)'000   (pound)'000   (pound)'000
                                                  -----------   -----------   -----------  ------------
Sir Christopher Lewinton                                  675           725            46             0
W J Laule                                                 294           431           156             0
M D Angle (appointed 19th February 1997)                  259           350            67           121
J Langston (appointed 20th October 1998)                   --            44             8            11
D P Lillycrop (appointed 24th June 1998)                   --           103             9            27
J L Roe                                                   210           225            13            75

Former Directors:
G 0 Aronson (resigned 28th May 1998)                      174            90            16            --
L A Edwards (resigned 10th November 1998)                 315           284            16            99
R J M Fisher (resigned 2nd December 1998)                 300           284            29           110
J W Potter (resigned 2nd December 1998)                   330           302            18            37

                                             Annual Bonus
                                             ------------
                                                  Elected
                                                    Share   Compensation
                                               Allocation       for loss          1998          1997
                                                 (Note 2)      of office         Total         Total
                                              (pound)'000    (pound)'000   (pound)'000   (pound)'000
                                             ------------    -----------   -----------   -----------
Sir Christopher Lewinton                              577             --         1,348         1,157
W J Laule                                             338             --           925           500
M D Angle (appointed 19th February 1997)              139             --           677           467
J Langston (appointed 20th October 1998)               13             --            76            --
D P Lillycrop (appointed 24th June 1998)               32             --           171            --
J L Roe                                                50             --           363           299

Former Directors:
G 0 Aronson (resigned 28th May 1998)                   --            307           413           262
L A Edwards (resigned 10th November 1998)               0             --           399           489
R J M Fisher (resigned 2nd December 1998)               0             --           423           474
J W Potter (resigned 2nd December 1998)                 0            216           573           402

Notes:

1. Benefits include provision of a motor car, fuel, medical expenses insurance, unapproved life cover, relocation expenses and accomodation (net of contributions).

2. Where the Directors have elected to receive an element of annual bonus in TI shares from the TI Group Employee Share Ownership Trust, the numbers of shares thus acquired included in the holdings as at 5th March 1999 shown in the summary of Directors' share interests on page 64.

3. Messier-Dowty International Ltd. formerly a joint venture, bore 60% (1997 60%) of the amount shown in respect of Mr Edward's salary and annual performance-related bonus for the period up to 30th June 1998.

4. Mr B A Walsh was a Director during part of 1997 in respect of which his emoluments were (pound)132,000.

- Long Term IncentIves (Three-Year Plan)

The Director and former Directors listed above are participants in the Three-Year Share Performance Plan for the measurement periods 1996-99 (except Messrs Angle, Langston and Lillycrop), 1997-2000 and 1998-2001. Another former Director, Mr B A Walsh, is also a participant for the 1996-99 period. As explained on page 45 contingent interests under the Share Performance Plan do not vest until the end of the relevant measurement period; in respect of each period it will not be known what, if any, entitlement has actually accrued until after the announcement of the Company's results for the relevant year. However, as required by UITF17, a prudent estimate has been made of the anticipated costs in respect of the Three-Year Share Performance Plan and, for the above periods a provision of (pound)nil (1997 (pound)900,000) has been charged to the profit and loss account.

The Three-Year Share Performance Plan awards made during 1998, which reflected the performance of the Group's businesses, are detailed below. No cash was paid. The shares awarded and their equivalent cash value based on the TI share price at the date of award of 577p are in respect of the three-year measurement period 1995-98.

                                  No. of       Equivalent          1994-96
                                  shares       Cash Value             Plan
                                              (pound)'000      (pound)'000
                                  ------      -----------      -----------

Sir Christopher Lewinton          59,518              343              357
W J Laule                         22,320              129               --
L Roe                             17,856              103               98

Former Directors:
L A Edwards                       28,767              166              156
R J M Fisher                      24,800              143              150
J W Potter                        24,800              143              124
B A Walsh                         19,176              111              163

Notes:

5. Mr Aronson had been a participant for the l997-2000 measurement period. His participation ended following his resignation and resulted in no award.

6. During the year, the Chairman exercised options over 6,400 (1997 282,000) TI Ordinary shares; the notional aggregate gain resulting from the exercise was (pound)10,432 (1997 (pound)756,855). Further details are set out in the table on page 64.

                                                           1998            1997
                                                          Total           Total
Non-Executive Directors                             (pound)'000     (pound)'000
                                                    -----------     -----------
I M Hignett                                                  73              77
Sir Nigel Broomfield (appointed 19th February 1998)          32              --
Sir Colin Chandler                                           40              29
Lord Fanshawe                                                52              52
J M Harris                                                   40              39
R C Mueller                                                  39              39


47  TI GROUP

STATEMENTS OF THE DIRECTORS

DIRECTORS' RESPONSIBILITIES IN RELATION TO FINANCIAL STATEMENTS

Company law requires the Directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the Company and the Group and of the profit of the Group for that period. In preparing those financial statements, the Directors are required to:

o     select suitable accounting policies and then apply them consistently;

o     make judgments and estimates that are reasonable and prudent; and

o     state whether applicable accounting standards have been followed.

      The Directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the Company and to enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

      The Directors confirm that these financial statements comply with these requirements.

GOING CONCERN

The Directors are confident, after making appropriate enquiries, that the Group has adequate resources to continue in operation for the foreseeable future. Accordingly they continue to adopt the going concern basis in preparing the accounts.

FINANCIAL CONTROL

The Directors have overall responsibility for the Group's system of internal financial control. Such a system can provide reasonable, though not absolute, assurance against material misstatement or loss.

      The Board has a schedule of matters which are required to be brought to it for decision, ensuring that it maintains full and effective control over strategic, financial, organisational and compliance issues. Policies and procedures, for such matters as the delegation of authority to management, are distributed to executive management and are regularly updated. Responsibility for implementing a system of internal financial control is delegated to executive management.

      The management process of the Group includes monthly performance reviews for each major business, which focus on expectations and actual performance. These reviews are considered monthly by senior management and are summarised for the Board.

      An annual budget is prepared for each operating company. This is updated quarterly and is used by divisional and Group management to monitor actual performance. As part of this process major business risks are identified and appropriate plans developed to address any financial implications.

      Significant treasury and investment matters are reviewed directly by the Board or a committee thereof.

      The system of internal financial control is monitored through the work of internal and external auditors who report to the Audit Committee on matters identified in the course of their work.

      By these means the Directors have reviewed the effectiveness of the Group's system of internal financial control.


48  TI GROUP

AUDITORS' REPORT

PRICEWATERHOUSECOOPERS [LOGO]
--------------------------------------------------------------------------------
                                                         Southwark Towers
                                                         32 London Bridge Street
                                                         London SE1 95Y

REPORT TO THE SHAREHOLDERS OF TI GROUP plc

We have audited the financial statements on pages 46, 47 and 50 to 85 which have been prepared under the historical cost convention and the accounting policies set out on pages 50 and 51.

Respective responsibilities of Directors and Auditors

The Directors are responsible for preparing the Annual Report, including as described on page 48 the financial statements. Our responsibilities, as independent auditors, are established by statute, the Auditing Practices Board, the Listing Rules of the London Stock Exchange and our profession's ethical guidance.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act. We also report to you if, in our opinion, the Directors' Report is not consistent with the financial statements, if the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law or the Listing Rules regarding Directors' remuneration and transactions is not disclosed.

We read the other information contained in the Annual Report and consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements.

We review whether the statement on page 40 reflects the Company's compliance with those provisions of the Combined Code specified for our review by the London Stock Exchange, and we report if it does not. We are not required to form an opinion on the effectiveness of the Group's corporate governance procedures or its internal controls.

Basis of audit opinion

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion the financial statements give a true and fair view of the state of affairs of the Company and the Group at 31st December 1998 and of the profit and cash flows of the Group for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

PricewaterhouseCoopers
Chartered Accountants and Registered Auditors
5th March 1999


49  TI GROUP

ACCOUNTING POLICIES

The following new Financial Reporting Standards have been adopted in the 1998 financial statements: FRS10 'Goodwill and Intangible Assets', FRS11 'Impairment of Fixed Assets and Goodwill', FRS12 'Provisions, Contingent Liabilities and Contingent Assets', FRS13 'Derivatives and Other Financial Instruments:
Disclosures' and FRS14 'Earnings per Share'. The Group's Accounting Policies have been revised where appropriate to comply with the requirements of these Standards.

BASIS OF CONSOLIDATION

The consolidated financial statements set out on pages 46, 47 and 50 to 85, which are prepared under the historical cost convention and which comply with applicable Accounting Standards, incorporate the financial statements of TI Group plc and its subsidiaries. New subsidiaries are included from their respective dates of acquisition during the year. The results of subsidiaries identified at acquisition as held for resale are not included in the consolidated financial statements. The results of subsidiaries disposed of during the year are included to the date of disposal.

YEAR END DATES

The financial year end date of the Group is 31st December, except for some overseas companies in respect of which the use of a different year end date does not have a material effect on the consolidated financial statements.

FOREIGN CURRENCIES

Profit and loss items are translated into sterling at average exchange rates and assets and liabilities are translated at the exchange rates ruling on 31st December.

      Exchange differences arising from the translation into sterling of the net equity interest in overseas subsidiary and associated undertakings are treated as movements in reserves together with exchange differences on translation of foreign currency borrowings which finance overseas investments. Exchange differences arising in respect of foreign exchange instruments taken out as hedges of overseas investments are also treated as movements in reserves.

      The results of businesses operating in hyper-inflationary economies are translated into a stable functional currency. The exchange translation movement arising from this process is taken to the profit and loss account.

FINANCIAL INSTRUMENTS

Financial instruments used to hedge foreign currency transactions and interest rates are valued at cost. Gains or losses on instruments are matched in the profit and loss account to the gains or losses on the transactions and to the interest to which they relate.

      Premiums and fees are amortised at a constant rate of interest over the life of the underlying instruments.

COST OF ACQUISITIONS AND GOODWILL

From 1st January 1998, the difference between the fair values of consideration given and net assets acquired is capitalised in the consolidated financial statements as goodwill. Goodwill arising in foreign currency is translated into sterling at the exchange rates ruling at the date of acquisition. Capitalised goodwill is amortised using the straight line method over its useful life, typically 20 years. Goodwill which arose prior to 1998 remains written off to reserves. In the Parent Company financial statements investments in subsidiary and associated undertakings are stated at cost less provisions for permanent diminution in value.

ASSOCIATED UNDERTAKINGS

Treatment of a company as an associated undertaking has regard to the Group's holding of at least 20% of the equity capital, representation on its Board of Directors and participation in policy-making, including dividend policy.

TURNOVER

Turnover represents the amounts receivable in the ordinary course of business for goods sold and services provided after deducting sales taxes and eliminating turnover within the Group. Turnover relating to long term contracts represents the value of work completed during the year.


50  TI GROUP

RESEARCH AND DEVELOPMENT

Expenditure on research and development is written off in the year in which it is incurred except where a major project is undertaken and it is reasonably anticipated that costs will be recovered through future commercial activity. Such costs are written off over the life of the project, subject to a maximum of seven years.

DEPRECIATION

Depreciation of fixed tangible assets is on the straight line basis and is charged as follows:

--    freehold land nil
--    freehold buildings between 2% and 3% per annum
-- leasehold land and buildings 2% per annum, or over the period of the lease if less than 50 years
--    plant, machinery and equipment mainly between 7 1/2% and 10% per annum
-- data processing installations, equipment and software between 12 1/2% and 33 1/3% per annum
--    tooling and test rigs between 10% and 33 1/3% per annum.

INVESTMENT GRANTS

Investment grants received to fund the purchase of fixed tangible assets are included within creditors as deferred income and are credited to the profit and loss account on a straight line basis over the expected lives of the related assets.

LEASED ASSETS

Fixed assets acquired under finance leasing contracts are recorded in the balance sheet as fixed tangible assets at their equivalent capital value and are depreciated over the useful life of the asset. The corresponding liability is recorded as a creditor and the interest element of the finance charge is charged to the profit and loss account over the primary lease period.

STOCKS

Stocks and work in progress are valued at the lower of cost, including an appropriate proportion of overheads, and net realisable value, less payments on account. Profit is taken on long term contracts by reference to the work completed.

PENSIONS AND OTHER POST-RETIREMENT OBLIGATIONS

The cost of providing pensions through defined benefit schemes and other post-retirement benefits, principally US healthcare, is charged to the profit and loss account so as to spread the regular cost over the service lives of employees in accordance with the advice of qualified actuaries. Actuarial surpluses and deficits are spread forward over the average remaining service lives of employees.

      The cost of providing pensions through defined contribution schemes is charged to the profit and loss account in the year in respect of which contributions become payable.

DEFERRED TAXATION

Deferred taxation relating to capital allowances and other timing differences is provided in the financial statements only in so far as a liability is expected to crystallise. Deferred taxation on pension balances and provisions for post-retirement obligations is recognised in full.

      Advance corporation tax paid and payable in respect of dividends is set off against UK corporation tax to the extent possible, otherwise it is written off to the profit and loss account.


51  TI GROUP

CONSOLIDATED PROFIT AND LOSS ACCOUNT

FOR THE YEAR ENDED 31ST DECEMBER 1998

                                                                ------------------------------------------------------    ----------
                                                                                          1998                              1997
                                                                Before goodwill
                                                                   amortization
                                                                and exceptional       Goodwill  Exceptional
                                                                          Items   amortisation        items      Total      Total
                                                    Notes              (pound)m       (pound)m     (pound)m   (pound)m   (pound)m
                                                    --------------------------------------------------------------------------------
Turnover                                                2
  Total Group and share of joint venture                                2,168.1             --           --    2,168.1    1,870.4
  Less share of joint venture (discontinued)                              (68.8)            --           --      (68.8)    (166.0)
                                                                ------------------------------------------------------    ----------
                                                                ------------------------------------------------------    ----------
    Continuing operations                                               1,736.4             --           --    1,736.4    1,670.0
       Acquisitions                                                       342.9             --           --      342.9         --
    Discontinued operations                                                20.0             --           --       20.0       34.4
                                                                ------------------------------------------------------    ----------
Group                                                                   2,099.3             --           --    2,099.3    1,704.4
Costs less other income                                 3              (1,843.5)         (15.1)       (11.5)  (1,870.1)  (1,485.6)
                                                                ------------------------------------------------------    ----------

Operating profit                                        2
                                                                ------------------------------------------------------    ----------
    Continuing operations                                                 224.2             --        (11.5)     212.7      216.1
      Acquisitions                                                         30.1          (15.1)          --       15.0         --
    Discontinued operations                                                 1.5             --           --        1.5        2.7
                                                                ------------------------------------------------------    ----------
                                                                          255.8          (15.1)       (11.5)     229.2      218.8

Joint venture and associates                            2
                                                                ------------------------------------------------------    ----------
    Continuing operations                                                   0.5             --           --        0.5        1.4
      Acquisitions                                                          1.3             --           --        1.3         --
    Discontinued operations                                                 7.7             --           --        7.7       16.8
                                                                ------------------------------------------------------    ----------
                                                                            9.5             --           --        9.5       18.2

                                                                ------------------------------------------------------    ----------
Operating profit and joint venture and associates                         265.3          (15.1)       (11.5)     238.7      237.0
Exceptional net profit on disposal of operations        4                    --             --         14.7       14.7         --
Exceptional loss on disposal of fixed assets            4                    --             --           --         --        (19)

                                                                ------------------------------------------------------    ----------
Profit before Interest                                                    265.3          (15.1)         3.2      253.4      235.1
Interest                                                5                 (26.7)            --           --      (26.7)     (14.5)
                                                                ------------------------------------------------------    ----------

Profit on ordinary activities before taxation
   Before exceptional items                                               238.6          (15.1)          --      223.5      222.5
   Exceptional items (as above)                                              --             --          3.2        3.2       (1.9)

                                                                ------------------------------------------------------    ----------
                                                                          238.6          (15.1)         3.2      226.7      220.6

Taxation                                                6                 (74.0)            --         (6.7)     (80.7)     (68.8)
                                                                ------------------------------------------------------    ----------
Profit on ordinary activities after taxation                              164.6          (15.1)        (3.5)     146.0      151.8
Minority interests                                                         (0.4)            --           --       (0.4)      (1.3)
                                                                ------------------------------------------------------    ----------
Profit for the financial year                                             164.2          (15.1)        (3.5)     145.6      150.5
Dividends                                               7                 (82.6)            --           --      (82.6)     (76.0)
                                                                ------------------------------------------------------    ----------

Retained profit                                                            81.6          (15.1)        (3.5)      63.0
                                                                ------------------------------------------------------    ----------
EARNINGS PER SHARE                                      8
Before goodwill amortisation and exceptional items                         34.3p             --          --      34.3p       32.Op
Goodwill amortisation                                                        --           (3.2)p         --      (3.2)p         --
Exceptional items (after tax)                                                --             --         (O.7)p    (O.7)p      (0.4)p
                                                                ------------------------------------------------------    ----------
On profit for the financial year                                           34.3p          (3.2)p       (O.7)p     30.4p       31.6p
                                                                ------------------------------------------------------    ----------
Diluted earnings per share                                                 34.3p          (3.2)p       (O.7)p     30.4p       31.4p
                                                                ------------------------------------------------------    ----------


52  TI GROUP

BALANCE SHEETS

AS AT 31ST DECEMBER 1998

                                                      Notes                The Group                   The Company
                                                      -----  -----------------------       -----------------------
                                                                 1998           1997           1998           1997
                                                             (pound)m       (pound)m       (pound)m       (pound)m
                                                             --------       --------       --------       --------
Fixed assets
Intangible assets - goodwill                             11     524.1             --             --             --
Tangible assets                                          13     478.8          361.6             --             --
Investments                                              12
- joint venture                                                    --           28.0             --             --
                                                             --------       --------
  share of gross assets                                            --          112.9
  share of gross liabilities                                       --          (84.9)
                                                             --------       --------
- associates                                                      6.8            3.7             --             --
- other                                                           4.3            6.7        1,324.6        1,174.4
                                                             --------       --------       --------       --------
                                                              1,014.0          400.0        1,324.6        1,174.4
                                                             --------       --------       --------       --------

Current assets
Stocks                                                   14     303.6          200.9             --             --
Assets held for disposal                                 15      21.8             --             --             --
Debtors and prepayments
- falling due within one year                            16     464.2          305.4          159.5          121.6
- falling due after one year                             16     123.3          119.7          588.3          361.0
Cash and deposits                                        17     173.1          368.9           66.9          259.5
                                                             --------       --------       --------       --------
                                                              1,086.0          994.9          814.7          742.1

Creditors falling due within one year
Short term borrowings                                    18    (128.3)        (145.3)        (171.4)        (134.1)
Other creditors                                          18    (559.6)        (424.6)         (90.5)         (84.0)
                                                             --------       --------       --------       --------
Net current assets                                              398.1          425.0          552.8          524.0
                                                             --------       --------       --------       --------
Total assets less current liabilities                         1,412.1          825.0        1,877.4        1,698.4
                                                             --------       --------       --------       --------

Creditors falling due after more than one year
Loans and other borrowings                               19    (557.5)        (261.5)        (232.2)         (17.6)
Other creditors                                          19     (14.7)         (16.9)        (602.4)        (681.4)
                                                             --------       --------       --------       --------
                                                               (572.2)        (278.4)        (834.6)        (699.0)
Provisions for liabilities and charges                   22    (233.4)        (142.6)            --             --
                                                             --------       --------       --------       --------
                                                                606.5          404.0        1,042.8          999.4
                                                             --------       --------       --------       --------

Capital and reserves
Called up equity share capital                           23     120.3          119.7          120.3          119.7
Share premium account                                    24      68.6           57.8           68.6           57.8
Capital reserve                                          24        --             --          506.6          596.6
Profit and loss account                                  24     412.1          215.1          257.3          225.3
                                                             --------       --------       --------       --------

TI shareholders' funds                                          601.0          392.6        1,042.8          999.4
Equity interests of minority shareholders                         5.5           11.4             --             --
                                                             --------       --------       --------       --------
Total shareholders' funds                                       606.5          404.0        1,042.8          999.4
                                                             --------       --------       --------       --------

The presentation of Capital and reserves has been amended following the adoption of FRS10 'Goodwill and Intangible Assets'.

Signed on behalf of the Board on 5th March 1999

Sir Christopher Lewinton
M D Angle                  Directors


53  TI GROUP

CASH FLOW STATEMENT

FOR THE YEAR ENDED 31ST DECEMBER 1998

                                                                                 1998             1997
                                                                  Notes      (pound)m         (pound)m
Net cash inflow from operating activities                          25           292.8            241.4

Dividends received from joint venture and associates               25             7.3             10.6

Returns on investments and servicing of finance                    26           (21.9)           (13.3)

Taxation                                                           27           (91.2)           (73.5)

Capital expenditure and financial investment                       28           (77.2)           (59.6)

Acquisitions and disposals                                         29          (449.1)           (13.7)

Equity dividends paid                                                           (78.4)           (69.6)

Management of liquid resources                                     30           206.6            (94.0)
                                                                                -----            -----

Cash flow before financing                                                     (211.1)           (71.7)

Financing                                                          31           194.2             32.1
                                                                                -----            -----
Decrease in cash                                                                (16.9)           (39.6)
                                                                                -----            -----

Movement in Group net debt
Decrease in cash                                                                (16.9)           (39.6)
(Decrease)/increase in short term deposits                         30          (206.6)            94.0
Increase in loans                                                              (192.8)           (26.7)
Short term deposits acquired with new subsidiaries                 29             1.8               --
Loans acquired with new subsidiaries                               29           (37.2)              --
Loan notes issued as consideration for new subsidiary              29           (16.0)              --
Finance leases                                                                   (4.1)             0.4
Exchange translation                                               30            (3.0)             2.0
                                                                                -----            -----
Movement in Group net debt                                                     (474.8)            30.1
Net debt at start of year                                          30           (37.9)           (68.0)
                                                                                -----            -----
Net debt at end of year                                            30          (512.7)           (37.9)
                                                                                -----            -----


54  TI GROUP

STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

FOR THE YEAR ENDED 31ST DECEMBER 1998

                                                                The Group                  The Company
                                                   ----------------------       ----------------------
                                                       1998          1997           1998          1997
                                                   (pound)m      (pound)m       (pound)m      (pound)m
                                                   --------      --------       --------      --------
Profit for the financial year                         145.6         150.5          114.6          76.1
Exchange translation                                   (2.5)        (34.5)            --            --
                                                   --------      --------       --------      --------
Total recognised gains and losses for the year        143.1         116.0          114.6          76.1
                                                   ========      ========       ========      ========

MOVEMENTS IN TI SHAREHOLDERS' FUNDS

                                           Notes                The Group                  The Company
                                           -----   ----------------------       ----------------------
                                                       1998          1997           1998          1997
                                                   (pound)m      (pound)m       (pound)m      (pound)m
                                                   --------      --------       --------      --------
At start of year                                      392.6         324.5          999.4         992.3
Profit for the financial year                         145.6         150.5          114.6          76.1
Exchange translation                        24         (2.5)        (34.5)            --            --
Goodwill                                    24
   Exchange translation                                  --          22.4             --            --
   Written off on acquisitions                           --          (1.3)            --            --
   Written back on disposals                          136.5            --             --            --
Dividends                                     7       (82.6)        (76.0)         (82.6)        (76.0)
Issue of shares                              23
   For cash                                             2.8           5.8            2.8           5.8
   Consideration for new subsidiary                     8.6            --            8.6            --
   Scrip dividends                                       --           1.2             --           1.2
                                                    -------       -------        -------       -------
At end of year                                        601.0         392.6        1,042.8         999.4
                                                    -------       -------        -------       -------


55  TI GROUP

                        NOTES TO THE FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
1     ACQUISITIONS AND DISPOSALS

      Acquisitions and disposals completed during 1998 were:

      February Acquisition of Safematic for (pound)18.4m cash: additional payments of approximately (pound)7m may be due, dependent on the performance of the business prior to 31st December 1999. Disposal of Thermal Processing Group for (pound)18.5m cash. Acquisition of Sealol Marine Products for (pound)2.5m cash.

      April Acquisition of Sealol Industrial for (pound)60.Om cash. Disposal of Belfab for (pound)27.3m cash.

      May         Acquisition of S&H for (pound)202.8m cash.
                  Acquisition of 41.2% of Japan Marine Technologies for (pound)1O.1m cash, increasing the Group's shareholding to 91.3%.

      June        Acquisition of Lips United for (pound)97.3m cash.
                  Disposal of the 50% stake in Messier-Dowty and the 100% owned landing gear repair and overhaul business for (pound)168.Om cash after adjustment for the net debt in Messier-Dowty.

      July Acquisition of EIS Group P.L.C. for (pound)27O.3m, comprising 1.4m Ordinary shares of 25p each of the Company, (pound)16.Om of loan notes of the Company and (pound)245.7m cash.

      September   Disposal of CF Taylor Aircraft Galleys for (pound)14.Om cash.

      The acquisitions were all accounted for by the acquisition method.

      Goodwill arising on acquisitions

                                                                                      Other
                                                    EIS Group            S&H   acquisitions          Total
                                                     (pound)m       (pound)m       (pound)m       (pound)m
                                                     --------       --------       --------       --------
      Consideration (including deferred)                270.3          202.8          195.7          668.8
      Professional fees and other deal costs             10.0            0.7            6.4           17.1
      Fair value of net assets acquired (below)         (68.5)         (34.1)         (44.1)        (146.7)
                                                     --------       --------       --------       --------
                                                        211.8          169.4          158.0          539.2
                                                     --------       --------       --------       --------

      Provisional fair value of net assets acquired - EIS Group

                                                                  Provisional fair value adjustments
                                                      ----------------------------------------------
                                              Book     Transfer   Conformity                            Provisional
                                            values    to assets      with TI     Pensions                      fair
                                          prior to     held for   accounting      & other     Onerous     values to
                                       acquisition     disposal     policies  liabilities   contracts      TI Group
                                          (pound)m     (pound)m     (pound)m     (pound)m    (pound)m      (pound)m
                                       -----------     --------     --------  -----------   ---------      --------
      Fixed tangible assets                   93.7       (16.8)         (3.4)          --        (1.9)         71.6
      Investments                              0.7          --            --           --          --           0.7
      Stocks                                 113.5       (45.1)         (3.1)          --        (0.2)         65.1
      Assets held for disposal                  --        35.6            --           --          --          35.6
      Debtors                                130.0       (31.5)         (3.0)          --          --          95.5
      Creditors                             (110.5)       25.1          (0.3)          --        (1.2)        (86.9)
      Pensions and other post-
        retirement obligations                (6.4)        0.6            --        (20.7)         --         (26.5)
      Other provisions                        (4.3)         --            --        (14.5)       (9.0)        (27.8)
      Deferred taxation                        6.5        (0.1)         (6.5)         6.0          --           5.9
      Minority interests                      (1.3)                       --           --          --          (1.3)
      Net debt                               (63.4)         --            --           --          --         (63.4)
                                             -----       -----         -----        -----       -----          ----
      Net assets                             158.5       (32.2)        (16.3)       (29.2)      (12.3)         68.5
                                             -----       -----         -----        -----       -----          ----


56  TI GROUP

--------------------------------------------------------------------------------

Provisional fair value adjustments comprise the following:

Transfers to assets held for disposal: Businesses identified at acquisition as being held for disposal in the short term were valued at their actual or estimated disposal proceeds, discounted to their present values as at the date of the acquisition of EIS Group.

Conformity with TI accounting policies: Adjustments were made to align accounting policies principally affecting tooling capitalisation, and stock, debtor and deferred taxation provisions.

Pensions and other liabilities: As anticipated at the time of acquisition an adjustment of (pound)21.Om was made to recognise the initial estimate of a deficit in the principal EIS Group UK pension schemes, which will be the subject of a full actuarial valuation during 1999. Provisions of (pound)14.5m were made for the estimated costs of disputes and claims, actual and potential, principally related to businesses discontinued by EIS Group prior to its acquisition by TI Group.

Onerous contracts: Provisions of (pound)9.Om and asset write downs of (pound)2.1m were made for expected future losses on specific customer contracts. Fixed rate borrowings were revalued to their fair values, based on market rates at the date of acquisition, resulting in an increase in creditors of (pound)1.2m.

All fair value adjustments will be reviewed during 1999; any revisions made will be adjustments to goodwill.

The carrying value of land and buildings at acquisition was reviewed and no material adjustment was required to restate to open market existing use value.

The after tax profit of EIS Group for the period from lst January 1998 to the date of acquisition was (pound)5.4m and for the year to 31st December 1997 was (pound)7.6m.As referred to in the Financial Review on page 33 the Directors believe that the value of the continuing EIS Group businesses supports the acquisition price.

Fair value of net assets acquired - S&H

                                                                                   Fair value adjustments
                                                     ----------------------------------------------------
                                              Book                  Conformity
                                            values                     with TI      Pensions                     Fair
                                          prior to                  accounting       & other      Onerous   values to
                                       acquisition   Revaluations     policies   liabilities    contracts    TI Group
                                          (pound)m       (pound)m     (pound)m      (pound)m     (pound)m    (pound)m
                                       -----------   ------------     --------    ----------    ---------    --------
      Fixed tangible assets                   12.2            3.2           --            --           --        15.4
      Stocks                                   8.4             --         (0.3)           --           --         8.1
      Debtors                                 18.0             --         (0.4)           --           --        17.6
      Creditors                               (7.9)            --         (1.6)         (0.1)          --        (9.6)
      Cash                                     2.6             --           --            --           --         2.6
                                              ----           ----         ----          ----         ----        ----
      Net assets                              33.3            3.2         (2.3)         (0.1)          --        34.1
                                              ----           ----         ----          ----         ----        ----

Fair values attributed to land and buildings were based upon professional valuations on the basis of their open market existing use.

Adjustments for conformity with TI accounting policies related principally to alignment of policies for stocks, debtors and accruals.

The after tax profit of S&H for the period from lst January 1998 to the date of acquisition was (pound)9.8m and for the year to 3lst December 1997 was (pound)23.9m.


57  TI GROUP

NOTES TO THE FINANCIAL STATEMENTS continued
--------------------------------------------------------------------------------
Fair value of net assets acquired - other acquisitions

                                                                        Fair value adjustments
                                       Book                 Conformity
                                     values                    with TI     Pensions                     Fair
                                   price so                 accounting      & other      Onerous   values to
                                acquisition  Revaluations     policies  liabilities    contracts    TI Group
                                  (pound)m       (pound)m     (pound)m     (pound)m     (pound)m    (pound)m
                                -----------  ------------     --------  -----------    ---------    --------
Fixed tangible assets                 19.1            1.0          0.1           --           --        20.2
Investments                            0.7           (0.7)          --           --           --          --
Stocks                                27.7             --         (1.3)          --           --        26.4
Debtors                               29.3             --         (0.4)          --           --        28.0
Creditors                            (34.3)            --         (1.2)        (0.4)          --       (35.9)
Pensions and other post-
  retirement obligations              (0.2)            --           --         (1.0)          --        (1.2)
Other provisions                      (2.0)            --           --         (0.5)          --        (2.5)
Deferred taxation                     (0.2)            --          1.0           --           --         0.8
Minority interests                     7.2             --           --           --           --         7.2
Net cash                               0.2             --           --           --           --         0.2
                                      ----           ----         ----         ----         ----        ----
Net assets                            47.5            0.3         (1.8)        (1.9)          --        44.1
                                      ----           ----         ----         ----         ----        ----

Fair values attributed to land and buildings were based upon depreciated replacement cost to approximate the open market existing use. The book values of quoted overseas participating interests were adjusted to current market values; the book values of certain unlisted associated undertakings were adjusted to their underlying net worth.

Adjustments for conformity with TI accounting policies related principally to alignment of policies for stock and debtor provisions, accruals and deferred taxation.

Provisions were established for pension obligations in accordance with SSAP24 in certain overseas businesses acquired, and also for the estimated cost of customer disputes.


58  TI GROUP

2     SEGMENT ANALYSIS

                                                   Turnover          Operating Profit          Operating Assets
                                     ----------------------    ----------------------    ----------------------
                                          1998         1997         1998         1997         1998         1997
                                     (pounds)m    (pounds)m    (pounds)m    (pounds)m    (pounds)m    (pounds)m
                                     ---------    ---------    ---------    ---------    ---------    ---------
By class of business

John Crane                               585.6        411.1         76.0         65.4        231.9        111.5

Forsheda                                 248.5        243.8         33.8         33.6         83.6         82.0

Bundy                                    794.0        740.0         90.9         78.2        279.1        247.4

Dowty                                    451.2        275.1         59.3         42.0        174.1         74.1

Parent and other                            --           --         (3.9)        (1.7)        16.7         23.0
                                     ---------    ---------    ---------    ---------    ---------    ---------

Continuing operations                  2,079.3      1,670.0        256.1        217.5        785.4        538.0

Messier-Dowty/Repair and Overhaul         88.8        200.4          9.2         19.5           --         53.4

Less: joint venture and associates       (68.8)      (166.0)        (9.5)       (18.2)        (6.8)       (31.7)

Goodwill amortisation                       --           --        (15.1)          --           --           --

Exceptional items (note 4)                  --           --        (11.5)          --           --           --
                                     ---------    ---------    ---------    ---------    ---------    ---------

                                       2,099.3      1,704.4        229.2        218.8        778.6        559.7
                                     =========    =========    =========    =========    =========    =========

By geographical origin

United Kingdom                           433.8        357.0         46.4         48.3        166.6         76.8

Continental Europe                       587.9        489.7         77.4         58.8        214.6        147.3

North America                            965.5        827.4        137.7        117.0        302.0        260.3

Rest of World                            180.9        196.3          7.7         14.6         85.5         84.0

Parent and other                            --           --         (3.9)        (1.7)        16.7         23.0
                                     ---------    ---------    ---------    ---------    ---------    ---------

                                       2,168.1      1,870.4        265.3        237.0        785.4        591.4

Less: joint venture and associates       (68.8)      (166.0)        (9.5)       (18.2)        (6.8)       (31.7)

Goodwill amortisation                       --           --        (15.1)          --           --           --

Exceptional items (note 4)                  --           --        (11.5)          --           --           --
                                     ---------    ---------    ---------    ---------    ---------    ---------

                                       2,099.3      1,704.4        229.2        218.8        778.6        559.7
                                     =========    =========    =========    =========    =========    =========

By geographical destination

United Kingdom                           264.6        235.2

Continental Europe                       655.0        560.2

North America                            956.7        809.4

Rest of World                            291.8        265.6
                                     ---------    ---------

                                       2,168.1      1,870.4

Less: Joint venture and associates       (68.8)      (166.0)
                                     =========    =========
                                       2,099.3      1,704.4
                                     ---------    ---------

      Operating assets are defined as total assets less current liabilities, excluding intangible assets, assets held for disposal, cash and deposits, short term borrowings, prepaid pension contributions, corporate and deferred taxation, and dividends. In 1997 operating assets included the Group's investment in the Messier-Dowty joint venture net of its borrowings and taxation balances.


59 TI GROUP

NOTES TO THE FINANCIAL STATEMENTS continued

2     SEGMENT ANALYSIS continued

      As described in the Operating and Financial Review, the results of each business segment, with the exception of Forsheda, were affected by the acquisitions made during 1998. There were no material acquisitions in 1997.

      As from 1st January 1998 the polymer engineering businesses of John Crane were separated to form a fourth business segment, which trades as Forsheda. 1997 figures have been restated accordingly.

      Titeflex, Lewis & Saunders and Cambridge Vacuum Engineering, three businesses previously reported as part of Bundy, were transferred to Dowty with effect from 1st January 1998, as their principal products are aerospace related and they are now managed by Dowty. Their 1997 sales and operating profit reported in Bundy were (pounds)67.9m and (pounds)5.4m respectively, and have not been restated.

      TI Group sold its landing gear interests, comprising its 50% stake in Messier-Dowty and its 100% owned repair and overhaul business, to Snecma on 30th June 1998. The businesses disposed of are shown separately in the segment analysis above.

      Sales between business and geographical segments are not material, other than for sales from the United Kingdom to Continental Europe of (pounds)92.8m (1997 (pounds)94.7m).

      Joint venture and associates

      The Group's attributable turnover and operating profit of its joint venture and associates are incorporated into the segment analysis as follows:

                                                                1998                    1997
                                               ---------------------   ---------------------
                                                           Operating               Operating
                                                Turnover      Profit    Turnover      Profit
                                               (pounds)m   (pounds)m   (pounds)m   (pounds)m
                                               ---------   ---------   ---------   ---------
      John Crane - associates                         --         1.2          --         0.4

      Bundy - associates                              --         0.6          --         1.0

      Messier-Dowty - joint venture                 68.8         7.7       166.0        16.8
                                               ---------   ---------   ---------   ---------
                                                    68.8         9.5       166.0        18.2
                                               =========   =========   =========   =========

      In 1998 Messier-Dowty included 50% of the results of the joint venture up to 30th June 1998, the date of its disposal; in 1997 it included 62.5% of the joint venture's results for the year in line with the Group's dividend entitlement.

3     COSTS LESS OTHER INCOME

                                                                                       1998                                    1997
                                      -----------------------------------------------------  --------------------------------------
                                      Continuing   Acquisitions    Discontinued       Total  Continuing    Discontinued       Total
                                       (pounds)m      (pounds)m       (pounds)m   (pounds)m   (pounds)m       (pounds)m   (pounds)m
                                      ----------   ------------    ------------   ---------  ----------    ------------   ---------
Change in stocks of finished goods

   and work in progress                      2.5           (1.5)             --         1.0        (2.9)             --        (2.9)

Raw materials and consumables              635.2          119.7             3.9       758.8       592.1             6.7       598.8

Other external charges                     233.9           74.0             5.7       313.6       234.4             9.8       244.2

Staff costs (note 9)                       607.0          112.6             7.9       727.5       586.4            13.5       599.9

Depreciation of fixed tangible assets       45.1            8.0             1.0        54.1        43.9             1.7        45.6

Goodwill amortisation                         --           15.1              --        15.1          --              --          --
                                      ----------   ------------    ------------   ---------  ----------    ------------   ---------
                                         1,523.7          327.9            18.5     1,870.1     1,453.9            31.7     1,485.6
                                      ==========   ============    ============   =========  ==========    ============   =========


60 TI GROUP

      Costs charged in arriving at Operating profit include:

                                                                                      1998        1997
                                                                                 (pounds)m   (pounds)m
                                                                                 ---------   ---------
      Research and development expenditure                                            38.4        39.0

      Property rents                                                                  16.2        13.3

      Hire of plant and machinery                                                     11.6        10.9

      Amounts paid to PricewaterhouseCoopers

        As auditors - including the Company (pounds)0.2m (1997 (pounds)0.2m)           2.9         2.2

        Non audit work - of which (pounds)0.6m in UK (1997 (pounds)0.2m)               1.3         0.4

      The amounts shown above for research and development expenditure are stated in accordance with the definition contained in SSAP 13. This strict accounting definition does not include the significant investment in application engineering and related development costs to support customer needs and external investment to obtain new technology through acquisitions. Details of the Group's total investment are set out in the Operating and Financial Review.

      Non audit fees paid to PricewaterhouseCoopers in 1998 included (pounds)0.6m (1997 (pounds)0.4m) paid to Price Waterhouse and (pounds)nil (1997 (pounds)nil) paid to Coopers & Lybrand prior to the date of appointment of PricewaterhouseCoopers.

4     EXCEPTIONAL ITEMS

                                                                    1998         1997
                                                               (pounds)m    (pounds)m
                                                               ---------    ---------
      Dowty Woodville Polymer 'whistleblower' action                (7.0)          --

      Bundy Germany restructuring                                   (5.5)          --

      Release of unutilised litigation provision                     1.0           --
                                                               ---------    ---------

      Costs less other income                                      (11.5)          --

      Profit on disposal of Messier-Dowty/Repair and Overhaul        2.7           --

      Net profit on disposal of other operations                    12.0           --

      Loss on disposal of fixed assets                                --         (1.9)
                                                               ---------    ---------

                                                                     3.2         (1.9)
                                                               =========    =========

      The USA 'whistleblower' action against Dowty Woodville Polymer, a Forsheda business, was settled without admission of liability. The exceptional charge relates to its financial settlement and associated costs, net of insured expenses.

      An exceptional charge was incurred in Bundy's German operations which underwent a structural and one-off restructuring; the principal manufacturing site at Heidelberg was scaled down to leave only basic manufacturing operations there with all other activities now carried out in satellites located close to customers' operations.

      The unutilised litigation provision was created on the acquisition of Forsheda AB in November 1996 in respect of a specific claim which was settled by arbitration during 1998.

      The exceptional net profit on disposal of operations in 1998 arose from the disposals of Messier-Dowty/Repair and Overhaul, Belfab, and Thermal Processing Group. Total proceeds were (pounds)213.8m cash. The net gain is stated after writing back goodwill previously written off of (pounds)136.5m.

      The exceptional loss on disposal of fixed assets in 1997 arose from the sale of surplus properties, mainly in the UK, and related costs. Disposals of surplus properties in 1998 gave rise to neither profit nor loss.


61 TI GROUP

NOTES TO THE FINANCIAL STATEMENTS continued

5     INTEREST

                                                                    1998         1997
                                                               (pounds)m    (pounds)m
                                                               ---------    ---------
      Overdrafts and other short term borrowings                    (7.5)        (5.1)

      Loans                                                        (31.0)       (24.0)

      Finance leases                                                (0.2)        (0.2)
                                                               ---------    ---------

      Interest payable                                             (38.7)       (29.3)

      Interest receivable                                           13.0         16.8
                                                               ---------    ---------

      Net Group interest payable                                   (25.7)       (12.5)

      Share of joint venture's interest                             (0.7)        (1.6)

      Share of associates' interest                                 (0.3)        (0.4)
                                                               ---------    ---------

                                                                   (26.7)       (14.5)
                                                               =========    =========

6     TAXATION

                                                                    1998         1997
                                                               (pounds)m    (pounds)m
                                                               ---------    ---------
      UK corporation tax at 31% (1997 31.5%)                       (57.9)       (41.2)

      Advance corporation tax                                        6.2          4.1

      Relief in respect of overseas taxes                           39.6         25.1

                                                               ---------    ---------
      Total UK taxation                                            (12.1)       (12.0)

      Overseas taxation                                            (66.8)       (51.6)
                                                               ---------    ---------

      Total Group taxation                                         (78.9)       (63.6)

      Share of joint venture's taxation                             (1.5)        (4.8)

      Share of associates' taxation                                 (0.3)        (0.4)
                                                               ---------    ---------

                                                                   (80.7)       (68.8)
                                                               =========    =========

      The above includes deferred taxation credited of (pounds)3.7m (1997 (pounds)0.7m charged). Provision for deferred taxation is made only in respect of liabilities likely to arise in the foreseeable future. Had provision for deferred taxation been made on the full liability method, the Group tax charge would have been unchanged (1997 -- unchanged).

      The net exceptional items gave rise to a net exceptional tax charge of (pounds)6.7m (1997 (pounds)nil), including (pounds)8.3m in respect of the net profit on disposal of operations.

7     DIVIDENDS OF TI GROUP plc

                                                                      1998        1997
                                                                 (pounds)m   (pounds)m
                                                                 ---------   ---------
      Interim paid of 5.6p per 25p share (1997 5.1p)                  26.8        24.4

      Proposed final of 11.6p per 25p share (1997 10.8p)              55.8        51.6
                                                                 ---------   ---------

                                                                      82.6        76.0
                                                                 =========   =========


62 TI GROUP

8     EARNINGS PER SHARE

      Earnings per share are calculated on a weighted average basis using the earnings for each month, which total (pounds)145.6m (1997 (pounds)150.5m) on a FRS3 basis. Earnings before goodwill amortisation and exceptional items, which provides a consistent measure of operating performance, were (pounds)164.2m (1997 (pounds)152.4m). The weighted average number of shares in issue was 478.9m (1997 476.7m).The weighted average number of shares on a fully diluted basis, calculated in accordance with FRS14, was 479.0m (1997 479.7m), reflecting the effect of outstanding share options.

9     EMPLOYEE INFORMATION

                                                                                  1998                                          1997
                                ------------------------------------------------------     ----------------------------------------
                                Continuing  Acquisitions   Discontinued          Total     Continuing   Discontinued           Total
Staff costs                     (pounds)m      (pounds)m      (pounds)m      (pounds)m      (pounds)m      (pounds)m      (pounds)m
                                ---------   ------------   ------------      ---------     ----------   ------------      ---------
Wages and salaries                  478.2           93.2            6.8          578.2          460.4           11.4          471.8

Social security costs               101.5           15.7            0.8          116.0          100.2            1.5          101.7

Pensions and other

  post-retirement obligations        27.3            3.7            0.3           31.3           25.8            0.6           26.4
                                ---------   ------------   ------------      ---------     ----------   ------------      ---------

                                    607.0          112.6            7.9          727.5          586.4           13.5          599.9
                                =========   ============   ============      =========     ==========   ============      =========

      The total for pensions and other post-retirement obligations is before deducting a net credit of (pounds)3.6m (1997 (pounds)4.1m) in respect of an actuarial surplus in the main UK pension scheme (see note 32).

      The average number of persons employed by the Group during the year was:

                                                                1998                                   1997
                   -------------------------------------------------     ----------------------------------
                   Continuing   Acquisitions   Discontinued    Total     Continuing   Discontinued    Total
                   ----------   ------------   ------------    -----     ----------   ------------    -----
      UK                4,400          2,000             75    6,475          4,400            150    4,550

      Overseas         20,775          3,475            200   24,450         20,550            400   20,950
                   ----------   ------------   ------------   ------     ----------   ------------   ------

                       25,175          5,475            275   30,925         24,950            550   25,500
                   ==========   ============   ============   ======     ==========   ============   ======

10    EMOLUMENTS AND INTERESTS OF DIRECTORS

                                                                                                    1998           1997
      Details of Directors' emoluments are as follows:                                      (pounds)'000   (pounds)'000
                                                                                            ------------   ------------
      Aggregate emoluments (incl. fees, benefits and annual performance-related payments)          5,123          4,418

      Aggregate notional gains on the exercise of share options                                       15          1,812

      Company contributions to defined contribution pension schemes                                   43             36

      Compensation for loss of office                                                                767             --

      A detailed statement of Directors' emoluments, which forms part of these financial statements, appears on pages 46 and 47. This includes details of the emoluments of Sir Christopher Lewinton, Highest Paid Director, and details of long term incentive plans and defined benefit pension arrangements.


63 TI GROUP

NOTES TO THE FINANCIAL STATEMENTS continued

SUMMARY OF TI DIRECTORS' SHARE INTERESTS

                                    Ordinary Shares               Ordinary Shares Under Option
                                                     Balance                                                           Balance
                                                       as at                                                             as at
                                                   31 Dec 97                                                         31 Dec 97
                             Balance     Balance  or date of      Balance                                           or date of
Director                       as at       as at appointment        as at       Date of                            appointment
                            5 Mar 99   31 Dec 98    if later    31 Dec 98          Grant   Exercised     Granted      if later
-------------------------------------------------------------------------------------------------------------------------------
Sir Christopher              529,457     442,356     321,698       226,000      22/08/94          --          --       226,000
Lewinton*                                                           22,000      11/04/95          --          --        22,000
                                                                    35,000      15/04/96          --          --        35,000
                                                                    16,000      09/09/06          --          --        16,000
                                                                    59,000      02/04/97          --          --        59,000
                                                                   172,509      02/04/97          --          --       172,500
                                                                   2l5,500      08/09/97          --          --       215,000
                                                                   205,500      13/03/98          --     205,500            --
                                                               **       --      25/06/93       6,400          --         6,400
                                                               **    2.754      27/06/98          --       2,754            --

W J Laule*                   114,615      63,556      29,893        80,000      22/08/94          --          --        80,000
                                                                    51,000      11/04/95          --          --        51,000
                                                                    62,000      15/04/96          --          --        62,000
                                                                    23,500      02/04/97          --          --        23,500
                                                                    80,000      08/09/97          --          --        80,000
                                                                   168,000      13/03/98          --     168,000            --
                                                                    31,000      06/08/98          --      31,000            --
                                                               **    4,872      27/08/98          --       4,872            --

M D Angle*                    37,861      16,837       9,500       222,000      02/04/97          --          --       222,000
                                                                    52,500      08/09/97          --          --        52,500
                                                                    76,000      13/03/98          --      76,000            --

Sir Nigel Broomfield              --          --          --            --            --          --          --            --

Sir Colin Chandler             7,783       7,783       2,783            --            --          --          --            --

Lord Fanshawe                  3,239       3,239       3,239            --            --          --          --            --

J M Harris                     6,046       6,046       3,046            --            --          --          --            --

J M Hignett                  140,701     102,149      50,232            --            --          --          --            --

J Langston*                   25,774      15,855      15,855        67,000      22/08/94          --          --        67,000
                                                                    47,000      11/04/95          --          --        47,000
                                                                    29,000      02/04/97          --          --        29,000
                                                                    38,000      08/09/97          --          --        38,000
                                                                    30,000      13/03/98          --          --        30,000
                                                                    10,000      06/08/98          --          --        10,000
                                                               **    5,088      31/06/95          --          --         5,088

D P Lillycrop*                34,372      25,205      16,587        20,000      08/04/93          --          --        20,000
                                                                     5,000      19/04/94          --          --         5,000
                                                                     5,000      15/04/96          --          --         5,000
                                                                    22,500      09/09/96          --          --        22,500
                                                                    31,000      02/04/97          --          --        31,000
                                                                    40,000      08/09/97          --          --        40,000
                                                                    47,500      13/03/98          --          --        47,500
                                                                    36,500      06/08/98          --      36,500            --
                                                               **    2,464      29/08/96          --          --         2,464
                                                               **    1,582      28/06/97          --          --         1,582

R G Mueller                   20,000      20.000      10,000            --            --          --          --            --

J L Roe*                      86,572      79,009      56,216        14,000      19/04/94          --          --        14,000
                                                                    28,000      19/04/94          --          --        28,000
                                                                    30,000      22/08/94          --          --        30,000
                                                                     7,000      11/04/95          --          --         7,000
                                                                    19,000      15/04/96          --          --        19,000
                                                                    30,000      02/04/97          --          --        30,000
                                                                    71,300      08/09/97          --          --        71,300
                                                                    51,500      13/03/98          --      51,500            --
                                                               **       --      25/06/93       2,560          --         2,560
                                                               **    3,053      31/08/95          --          --         3,053
                                                               **    1,101      27/08/98          --       1,101            --

T A Welsh*                    12,529      12,529          --            --            --          --          --            --
(appointed 1st January 1999)

                                    Ordinary Shares Under Option

                                            Market
                                          Price at     Date from
                            Excerise       Date of         which
Director                       Price      Exercise      Normally        Expriy
                                 (p)           (p)   Excerisable          Date
------------------------------------------------------------------------------

Sir Christopher                373.5            --      22/08/97      22/06/04
Lewiston*                      376.5            --      11/04/98      11/04/05
                               520.5            --      15/04/99      15/04/06
                               551.5            --      09/09/00      09/09/06
                               540.0            --      02/04/00      02/04/07
                               540.0            --      02/04/01      02/04/07
                               600.0            --      08/09/01      08/09/07
                               505.0            --      13/03/03      13/03/08
                               269.5         432.5      01/08/98      31/01/99
                               354.0            --      01/10/01      31/03/02

W J Laule*                     373.5            --      22/08/97      22/08/04
                               376.5            --      11/04/98      11/04/05
                               520.5            --      15/04/99      15/04/06
                               540.0            --      02/04/00      02/04/07
                               600.0            --      08/09/00      08/09/07
                               505.0            --      13/03/01      13/03/08
                               418.0            --      06/08/01      06/08/08
                               354.0            --      01/10/03      31/03/04

M D Angle*                     540.0            --      02/04/00      02/04/07
                               600.0            --      08/09/00      08/09/07
                               505.0            --      13/03/01      13/03/08

Sir Nigel Broomfield              --            --            --            --

Sir Colin Chandler                --            --            --            --

Lord Fanshawe                     --            --            --            --

J M Harris                        --            --            --            --

J M Hignett                       --            --            --            --

J Langston*                    373.5            --      22/08/97      22/08/04
                               376.5            --      11/04/98      11/04/05
                               540.0            --      02/04/00      02/04/07
                               600.0            --      08/09/00      08/09/07
                               505.0            --      13/03/01      13/03/08
                               418.0            --      06/08/01      06/08/08
                               339.0            --      01/10/00      31/03/01

D P Lillycrop*                 301.5            --      08/04/96      08/04/03
                               416.5            --      19/04/97      19/04/04
                               520.5            --      15/04/99      15/04/06
                               551.5            --      09/09/00      09/09/06
                               540.0            --      02/04/00      02/04/07
                               600.0            --      08/09/00      08/09/07
                               505.0            --      13/03/01      13/03/08
                               418.0            --      06/08/01      06/08/08
                               420.0            --      01/10/01      31/03/02
                               436.0            --      01/10/02      31/03/03

R G Mueller                       --            --            --            --

J L Roe*                       416.5            --      19/04/97      19/04/04
                               416.5            --      19/04/99      19/04/04
                               373.5            --      22/08/97      22/06/04
                               376.5            --      11/04/98      11/04/05
                               520.5            --      15/04/99      15/04/06
                               540.0            --      02/04/00      02/04/07
                               600.0            --      08/09/00      08/09/07
                               505.0            --      13/03/01      13/03/08
                               269.5         432.5      01/08/98      31/01/99
                               339.0            --      01/10/00      31/03/01
                               354.0            --      01/10/01      31/03/02

T A Welsh*                        --            --            --            --

*  Denotes Executive Director
** Denotes SAYE Options

NOTES TO THE SUMMARY OF TI DIRECTORS' SHARE INTERESTS

      1. Mid-Market Share Price The mid-market price of TI Group shares as at 30th December 1998 was 323.75p. The highest mid-market price during the year was 621p and the lowest mid-market price was 306p.

      2. TI Group Employee Share Ownership Trust The TI Group Employee Share Ownership Trust, established in 1995, is discretionary and was created to encourage employees to hold shares in the Company. During the year TI Group Trustees Ltd purchased 420,000 (1997 631,000) TI Ordinary shares; 755,237 shares remained in ownership of the trust at 5th March 1999. Under paragraph 2 of Schedule 13 of the Companies Act 1985, each of the executive Directors of the Company is deemed to be interested in these remaining shares.

      3. Contingent Interests Each executive Director (detailed below) has notified the Company that, for the purposes of Section 324 of the Companies Act 1985, he has a contingent interest in the following number of TI Ordinary shares, representing the maximum aggregate number of shares to which he could become entitled (in respect of one or more of the measurement periods 1996-99, 1997-2000 and 1998-2001) under the three-year share performance plan described on page 45.

            Sir Christopher Lewinton  378,043         J Langston        46,104
            W J Laule                 180,363         D P Lillycorp     47,137
            M D Angle                 119,240         J L Roe          116,707

            As explained on page 47, contingent interest under the plan do not vest until the end of the relevant measurement period; in respect of each period it will not be known what, if any, entitlement has actually accrued until after the announcement of the Company's results for the relevant year.

      4. Performance Criteria Executive share options are normally exercisable between three and ten years from the date of grant provided that the increase in the earnings per share of the Company (calculated in accordance with the rules of the scheme concerned) over a period of three years prior to exercise has exceeded the increase in the United Kingdom Retail Prices Index over a corresponding period. In the case of options granted after 1st January 1996 the increase in earnings per share must exceed the increase in RPI by at least 2% per annum.

      5.    Lapsed Options No options lapsed during the year.


64 TI GROUP

11    FIXED INTANGIBLE ASSETS - GOODWILL

      Intangible assets comprise purchased goodwill arising from the acquisition of the following businesses during 1998:

                                                                      The Group
                                                                      (pounds)m
                                                                      ---------

      At 31st December 1997                                                  --

      EIS Group P.L.C                                                     211.8

      S&H                                                                 169.4

      Safematic, Sealol, Lips United and other acquisitions               158.0
                                                                      ---------

      Cost at 31st December 1998                                          539.2

      Less amortisation                                                   (15.1)
                                                                      ---------

      Net book amount 1998                                                524.1
                                                                      =========

12    FIXED TANGIBLE ASSETS

                                                  Plant,   Assets in
                                     Land &  Machinery &   Course of
                                  Buildings    Equipment Construction        Total
      The Group                   (pounds)m    (pounds)m    (pounds)m    (pounds)m
                                  ---------    ---------    ---------    ---------
      Cost

      At 31st December 1997           166.3        563.7         23.2        753.2

      Exchange rate adjustments         1.0          2.2         (0.3)         2.9

      New subsidiaries                 67.3        161.6          2.5        231.4

      Subsidiaries disposed of        (12.3)       (29.8)        (0.5)       (42.6)

      Capital expenditure               2.4         59.8         31.1         93.3

      Disposals and adjustments        (4.7)        (1.4)       (24.4)       (30.5)
                                  ---------    ---------    ---------    ---------

      At 31st December 1998           220.0        756.1         31.6      1,007.7
                                  ---------    ---------    ---------    ---------

      Depreciation

      At 31st December 1997            45.3        346.3           --        391.6

      Exchange rate adjustments         1.0          2.7           --          3.7

      New subsidiaries                 15.2        109.0           --        124.2

      Subsidiaries disposed of         (2.7)       (18.2)          --        (20.9)

      Charge for year                   4.8         49.3           --         54.1

      Disposals and adjustments        (1.0)       (22.8)          --        (23.8)
                                  ---------    ---------    ---------    ---------

      At 31st December 1998            62.6        466.3           --        528.9
                                  ---------    ---------    ---------    ---------

      Net book amount 1998            157.4        289.8         31.6        478.8
                                  =========    =========    =========    =========

      Net book amount 1997            121.0        217.4         23.2        361.6
                                  ---------    ---------    ---------    ---------

      Freehold land and buildings included above have a cost of (pounds)206.2m (1997 (pounds)149.9m) and depreciation of (pounds)56.0m (1997 (pounds)38.5m).


65 TI GROUP

NOTES TO THE FINANCIAL STATEMENTS continued

12    FIXED TANGIBLE ASSETS continued

      Leased assets included above comprise:

                                                        Land & Buildings
                        ------------------------------------------------                     Plant,
                                Long Leasehold           Short Leasehold     Machinery & Equipment
                        ----------------------    ----------------------    ----------------------
                             1998         1997         1998         1997         1998         1997
                        (pounds)m    (pounds)m    (pounds)m    (pounds)m    (pounds)m    (pounds)m
                        ---------    ---------    ---------    ---------    ---------    ---------
      Cost                    3.9          2.5          9.9         13.9         14.0          6.7

      Depreciation           (1.7)        (1.0)        (4.9)        (5.8)        (7.7)        (5.0)
                        ---------    ---------    ---------    ---------    ---------    ---------

      Net book amount         2.2          1.5          5.0          8.1          6.3          1.7
                        =========    =========    =========    =========    =========    =========

      The depreciation charge for the year for leased assets was (pounds)2.0m (1997 (pounds)1.5m).

13    INVESTMENTS

                                                                     Other
                                      Joint      Associated  Participating         Own
                                    Venture    Undertakings      Interests       Shares        Total
      The Group                   (pounds)m       (pounds)m      (pounds)m    (pounds)m    (pounds)m
                                  ---------       ---------      ---------    ---------    ---------
      Shares at valuation

      At 31st December 1997            28.0             3.7            1.0          5.7         38.4

      Exchange rate adjustments        (0.8)            1.0             --           --          0.2

      Acquisitions                       --             1.1           (0.4)         1.9          2.6

      Disposals                       (25.6)             --             --         (1.8)       (27.4)

      Movement during the year         (1.6)            1.0             --         (2.1)        (2.7)
                                  ---------       ---------      ---------    ---------    ---------

      At 31st December 1998              --             6.8            0.6          3.7         11.1
                                  =========       =========      =========    =========    =========

      Joint venture

      The Group's only joint venture, the 50% stake in Messier-Dowty, was sold to Snecma on 30th June 1998.

      Associated undertakings

      The principal associated undertakings are:

                                                                           Class
                                        Country of operation   % Held   of Share
                                        --------------------   ------   --------

      John Crane (Japan) Inc                           Japan       49   Ordinary

      Korea Bundy Corp                           South Korea       39   Ordinary

      The interest in associated undertakings is shown in the Group balance sheet at a valuation being the proportion of net assets attributable to TI Group at the date of acquisition, plus TI Group's share of post-acquisition earnings which at 31st December 1998 amounted to (pounds)1.0m (1997 (pounds)0.2m losses).

      Lips United has 50% owned associated undertakings in France, Greece, Italy, Portugal and Spain. EIS Group has 50% owned associates in Argentina, Canada and India and a 40% owned associate in the USA.

      The financial year end of John Crane (Japan) Inc is 31st March; the Group's share of its results is for the calendar year using management accounts for the unaudited period.

      Sales by the Group to its associates in 1998 amounted to (pounds)2.0m (1997 (pounds)2.2m). Sales by the associates to TI Group were not material to either party in either year.


66 TI GROUP

      Other participating interests

      The principal other participating interest is Tube Investments of India Ltd of which the Group holds 3% of the ordinary shares. Participating interests are all listed companies stated at Directors' valuation with a market value at 31st December 1998 of (pound)0.8m (1997 (pounds)0.8m).

      Own shares

      The TI Group Employee Share Ownership Trust was established in 1995 with the purpose of holding shares in the Company for subsequent transfer to employees under various incentive schemes. In accordance with UITF13 the Trust's accounts are incorporated into the Company and Group accounts.

      At 31st December 1998 the Trust held 1,134,355 shares in the Company (1997 1,079,210) with a market value of (pounds)3.7m (1997 (pounds)5.0m). Costs of administration are included in the profit and loss account as they accrue. The Trust retains dividend income for reinvestment.

      The Company                                                     (pounds)m
                                                                      ---------
      Shares in subsidiaries at cost and own shares

      At 31st December 1997                                             1,174.4

      Acquisitions                                                        310.7

      Disposals                                                          (158.4)

      Other movements                                                      (2.1)
                                                                      ---------

      At 31st December 1998                                             1,324.6
                                                                      =========

      Provisions for diminution in value included in the above at 31st December 1998 amounted to (pounds)67.5m (1997 (pounds)65.4m).

      A list of the Group's principal subsidiaries, associated undertakings and other participating interests is set out on pages 84 and 85.

14    STOCKS

                                                                      The Group
                                                         ----------------------
                                                              1998         1997
                                                         (pounds)m    (pounds)m
                                                         ---------    ---------

      Raw materials and consumables                           82.7         60.1

      Work in progress                                       120.0         68.1

      Finished goods and goods for resale                    106.6         77.0

      Payments on account                                     (5.7)        (4.3)
                                                         ---------    ---------

                                                             303.6        200.9
                                                         =========    =========

      The current replacement cost of stocks does not materially exceed the historical cost stated above.


67 TI GROUP

NOTES TO THE FINANCIAL STATEMENTS continued

15    ASSETS HELD FOR DISPOSAL

      The following businesses acquired with EIS Group were identified for sale:
      CF Taylor Aircraft Galleys (sold 4th September 1998),the Industrial Machinery division (sold 23rd February 1999) and the Aircraft Spares and Distribution division. These businesses were valued at the discounted value at acquisition of their estimated or actual proceeds. Transactions and balances between these businesses and other Group companies were not material; no dividends were received from these businesses since acquisition nor are receivable.

16    DEBTORS AND PREPAYMENTS

                                                                 The Group             The company
                                                     ---------------------   ---------------------
                                                          1998        1997        1998        1997
                                                     (pounds)m   (pounds)m   (pounds)m   (pounds)m
                                                     ---------   ---------   ---------   ---------
      Amounts falling due within one year

      Trade debtors                                      401.2       263.9          --          --

      Amounts owed by Group undertakings                    --          --       138.8       113.3

      Amounts owed by joint venture and associates         0.4         4.3          --          --

      Other debtors                                        9.6         5.5         2.0         0.1

      Prepayments and accrued income                      25.7        22.0         0.7         2.0

      Corporate taxation, including UK advance

          corporation tax recoverable                     27.3         9.7        18.0         6.2
                                                     ---------   ---------   ---------   ---------

                                                         464.2       305.4       159.5       121.6
                                                     =========   =========   =========   =========

      Amounts falling due after more than one year

      Amounts owed by Group undertakings                    --          --       587.4       361.0

      Prepaid pension contributions (note 32)             83.8        81.8          --          --

      Other debtors                                        7.8         8.4         0.9          --

      Deferred taxation                                   31.7        29.5          --          --
                                                     ---------   ---------   ---------   ---------

                                                         123.3       119.7       588.3       361.0
                                                     ---------   ---------   ---------   ---------

      Total debtors                                      587.5       425.1       747.8       482.6
                                                     =========   =========   =========   =========

      The deferred tax asset relates to provisions for post-retirement medical and welfare benefit schemes, principally in the USA.

17    CASH AND DEPOSITS

                                               The Group             The company
                                   ---------------------   ---------------------
                                        1998        1997        1998        1997
                                   (pounds)m   (pounds)m   (pounds)m   (pounds)m
                                   ---------   ---------   ---------   ---------

      Cash at bank and in hand          70.7        62.6         1.1        38.5

      Short term bank deposits         102.4       306.3        65.8       221.0
                                   ---------   ---------   ---------   ---------

                                       173.1       368.9        66.9       259.5
                                   =========   =========   =========   =========


68 TI GROUP

18    CREDITORS FALLING DUE WITHIN ONE YEAR

                                                          The Group           The Company
                                                 -------------------  -------------------
                                                      1998      1997     1998        1997
                                                  (pound)m  (pound)m   (pound)m  (pound)m
                                                 --------- ---------  --------- ---------

      Bank overdrafts                                 40.9      20.2      139.2     134.1
      Other short term borrowings                     13.0      10.8         --        --
                                                     -----     -----      -----     -----
      Short term borrowings -- repayable on demand    53.9      31.0      139.2     134.1
      Commercial paper                                  --      69.8         --        --
      Loan notes                                      16.0        --       16.0        --
      Current portion of loans                        54.7      44.1       16.2        --
      Finance leases                                   3.7       0.4         --        --
                                                     -----     -----      -----     -----
      Short term borrowings                          128.3     145.3      171.4     134.1
                                                     =====     =====      =====     =====
      Trade creditors                                241.6     164.5         --        --
      Bills of exchange payable                        4.5       5.3         --        --
      Amounts owed to Group undertakings                --        --       14.6      10.4
      Amounts owed to joint venture and associates     0.2       1.5         --        --
      Corporate taxation                              51.0      59.4        8.7      20.8
      Other taxation and social security              39.1      30.3         --        --
      Other creditors                                 20.3       7.9        1.1       0.4
      Accruals and deferred income                   147.2     104.1       10.3       0.8
      Proposed final dividend                         55.8      51.6       55.8      51.6
                                                     -----     -----      -----     -----
      Other creditors                                559.6     424.6       90.5      84.0
                                                     =====     =====      =====     =====

      Short term borrowings of subsidiaries amounting to (pound)7.3m (1997 (pound)1.5m) are secured by charges over certain of the assets of the subsidiaries concerned.

      (pound)l6.0m of unsecured loan notes were issued in 1998 as part consideration for the acquisition of EIS Group. The interest rate is 1% below 6 month LIBOR and is payable 6 monthly in arrears. The notes are redeemable at par by holders on any interest payment date at 30 days' notice. The final redemption date is 1st June 2008.

      Current portion of loans includes $50m (1997 $30m) of the Group's private placement debt (see note 20).

19    CREDITORS FALLING DUE AFTER MORE THAN ONE YEAR

                                                          The Group          The Company
                                                -------------------  -------------------
                                                      1998     1997       1998      1997
                                                 (pound)m  (pound)m   (pound)m  (pound)m
                                                --------- ---------  --------- ---------

      Repayable wholly or partly after five years
      Secured loans of overseas subsidiaries           0.4      0.2         --        --
      Unsecured bank and other loans                  21.1     60.8         --        --
      Finance leases                                   0.2      0.5         --        --

      Repayable wholly within five years
      Secured loans of overseas subsidiaries           0.9      0.8         --        --
      Unsecured bank and other loans                 533.3    198.9      232.2      17.6
      Finance leases                                   1.6      0.3         --        --
                                                     -----    -----      -----     -----
      Loans and other borrowings                     557.5    261.5      232.2      17.6
                                                     =====    =====      =====      ====


69 TI GROUP

      NOTES TO THE FINANCIAL STATEMENTS continued

19    CREDITORS FALLING DUE AFTER MORE THAN ONE YEAR continued

                                                  The Group          The Company
                                        -------------------  -------------------
                                             1998      1997       1998      1997
                                         (pound)m  (pound)m   (pound)m  (pound)m
                                        --------- ---------  --------- ---------

      Amounts owed to Group undertakings       --        --      602.4     681.4
      Corporate taxation                      2.6       2.4         --        --
      Other creditors                        12.1      14.5         --        --
                                             ----      ----      -----     -----
      Other creditors                        14.7      16.9      602.4     681.4
                                             ====      ====      =====     =====

      The security for loans of overseas subsidiaries, where given, mainly comprises charges on specific assets of the subsidiaries concerned.

      Amounts owed by the Company to Group undertakings are governed by loan agreements, the majority of which expire between two and five years.

20    NET BORROWINGS

                                                               1998        1997
                                                           (pound)m    (pound)m
                                                          ---------   ---------

      Short term borrowings (note 18)                       (128.3)     (145.3)
      Loans and other borrowings falling due after more
        than one year (note 19)                             (557.5)     (261.5)
                                                           -------     -------
      Total borrowings                                      (685.8)     (406.8)
      Cash and deposits (note 17)                            173.1       368.9
                                                           -------     -------
      Net borrowings                                        (512.7)      (37.9)
                                                           =======     =======

      Cash and overdraft balances are offset only where a legal right of offset exists with a bank.

      Maturity of borrowings and facilities

                                                               1998        1997
                                                           (pound)m    (pound)m
                                                          ---------   ---------
      Within one year                                         128.3       145.3
      Between one and two years                               250.8        48.8
      Between two and five years                              300.0       200.3
      After five years                                          6.7        12.4
                                                            -------     -------
      Total borrowings                                        685.8       406.8
                                                            =======     =======

      Maturity dates above are based on term loans and committed lending facilities. The maturity profile based on the earliest repayment date would result in (pound)577.3m being repayable within one year, and (pound)108.5m repayable after 12 months the principal element of which relates to the US private placements.


70 TI GROUP

      The Group had the following unused committed borrowing facilities:

                                                               1998        1997
                                                           (pound)m    (pound)m
                                                          ---------   ---------

      Expiring within one year                                 24.1        12.5
      Expiring between one and two years                       41.2       113.3
      Expiring after two years                                397.8          --
                                                             ------      ------
                                                              463.1       125.8
                                                             ======      ======

      Facilities expiring after two years include (pound)315m subject to annual review at which time either the banks may extend them for a further 12 months or the Group may draw down the facility as a loan for two years.

      Currency and interest rate analysis of net borrowings at 31st December
      1998

                                                                                          Fixed
                                                                  Floating      Fixed  interest   Time
      Currencies       Category                           Total       rate       rate      rate  fixed
                                                       (pound)m   (pound)m   (pound)m         %  years
      ---------------  -----------------------------  ---------  ---------  ---------  --------  -----
      Sterling         Bank loans and finance leases    (187.8)    (162.6)     (25.2)       9.3    6.1
      US $             US private placements            (114.2)        --     (114.2)       9.1    3.9
      US & Canadian $  Bank loans and finance leases    (166.1)    (152.0)     (14.1)       5.6    1.1
      European         Bank loans and finance leases    (180.5)    (165.0)     (15.5)       4.0    1.3
      Rest of World    Bank loans and finance leases     (37.2)     (37.2)        --
                                                      --------   --------   --------
                       Total borrowings                 (685.8)    (516.8)    (169.0)
                                                      --------   --------   --------
      Sterling         Cash and deposits                  85.2       85.2         --
      US & Canadian $  Cash and deposits                  36.5       36.5         --
      European         Cash and deposits                  27.2       27.2         --
      Rest of World    Cash and deposits                  24.2       24.2         --
                                                      --------   --------   --------
                       Cash and deposits                 173.1      173.1         --
                                                      --------   --------   --------
                       Net borrowings                   (512.7)    (343.7)    (160.0)
                                                      ========   ========   ========

      The table above takes account of interest rate swaps and forward rate agreements. Floating rates on borrowings are based on appropriate local market rates. Fixed rate loans are those for which the interest rate was fixed for 12 months or more as at 31st December 1998. Since the year end the Group has entered into a zero cost interest rate collar of (pound)50m for 12 months with a ceiling at 6.0% and a floor at 4.4%.

      The Group has two US private placement debts. The first has an outstanding principal of $90m, of which $30m is repayable in December 1999, with a coupon of 8.52%; final maturity is in December 2001. The other has an outstanding principal of $100m, of which $20m is repayable in October 1999, with a coupon of 8.853% and final maturity in October 2003. Both debts are placed by TI Group Inc with major US institutional investors and are guaranteed by TI Group plc. Canadian dollar debt includes a (pound)20m bank loan swapped into Canadian dollars, settled in January 1999.


71 TI GROUP

      NOTES TO THE FINANCIAL STATEMENTS continued

20    NET BORROWINGS continued

      Currency analysis of net assets at 31st December 1998

                                                Net Assets Excluding       Total
                                                    Total Borrowings  Borrowings
      Currencies                                            (pound)m    (pound)m
      -----------------                         --------------------  ----------
      Sterling                                                 199.2     (187.8)
      US and Canadian $                                        280.1     (280.3)
      European                                                 190.7     (180.5)
      Rest of World                                             92.7      (37.2)
                                                             -------     ------
                                                               762.7     (685.8)
      Intangible assets-- goodwill (denominated in sterling)   524.1         --
                                                             -------     ------
                                                             1,286.8     (685.8)
                                                             =======     ======

      There are no material foreign currency transaction exposures, since to the extent practicable all Group companies use forward contracts to hedge transactions that are not denominated in their functional currency.

21    FINANCIAL INSTRUMENTS

      The Group's policies in respect of foreign currency and interest rate risk management and the related use of financial instruments set out in the Treasury section of the Financial Review on pages 34 and 35 form part of these financial statements.

      The Group held the following categories of financial instruments at 3lst December 1998:

                                                   Book Values      Fair Values
      Assets/(liabilities)                            (pound)m         (pound)m
                                                   -----------      -----------
      Cash and deposits                                  173.1            173.1
      Short term borrowings                             (128.3)          (128.3)
      Loans and other borrowings falling due
        after more than one year                        (557.5)          (568.0)
      Interest rate swaps and forward rate agreements       --             (1.4)

      The fair value of loans and other borrowings falling due after more than one year represents the cost which the Group would incur if it elected to repay these borrowings before their maturity dates, calculated by discounting future cash flows at prevailing interest rates.

      The Group uses interest rate swaps and forward rate agreements to manage its interest rate exposures, as described on pages 34 and 35. Interest is charged to the profit and loss account over the lives of these instruments and based on their contracted interest rates. To determine the fair value of interest rate swaps and forward rate agreements for inclusion in the above table, a calculation was made of the net gain or loss which would have arisen if these contracts had been terminated on 31st December 1998. The value at that date was determined by market interest rates, which fluctuate over time.

      At 3lst December 1998 and at 31st December 1997 gains and losses on forward exchange contracts taken out as hedges of sales and purchase transactions were not material.


72 TI GROUP

22    PROVISIONS FOR LIABILITIES AND CHARGES

                                                         Pensions    Product
                                                        and Other   Warranty
                                                            Post-        and
                                                       Retirement    Onerous   Deferred        Other
                                                      Obligations  Contracts   Taxation  Liabilities  Group Total
                                                         (pound)m   (pound)m   (pound)m     (pound)m     (pound)m
                                                      -----------  ---------  ---------  -----------  -----------
      At 31st December 1997                                 112.2         --       30.4           --        142.6
      Exchange rate adjustments                               1.0        0.3        0.1           --          1.4
      Transferred from creditors                              6.7       11.6         --          0.9         19.2
      Transferred to debtors falling due within one year       --         --       21.9           --         21.9
      New subsidiaries                                       27.7       14.6       (6.7)        15.7         51.3
      Utilised                                               (6.9)      (3.5)        --         (7.9)       (18.3)
      Profit and loss account                                 9.6        3.5       (3.3)         5.5         15.3
                                                           ------      -----      -----        -----       ------
      At 31st December 1998                                 150.3       26.5       42.4         14.2        233.4
                                                           ======      =====      =====        =====       ======

      Provisions for liabilities and charges include provisions for:

      o Unfunded post-retirement medical and welfare benefit schemes, unfunded pension arrangements, principally overseas, and the actuarially estimated deficit in the EIS Group UK pension schemes (see note 32);

      o Future product warranty costs arising in the normal course of business from prior period sales, and onerous contract liabilities;

      o     Deferred taxation;

      o Other liabilities, which include actual and potential legal claims where resolution is anticipated during 1999 and committed reorganisation expenditure.

      Following the adoption of FRS12 `Provisions, Contingent Liabilities and Contingent Assets', certain balances relating to the above items, previously reported within Creditors, have been reclassified as Provisions with effect from 1st January 1998, 1997 comparatives have not been restated.

      Advance corporation tax recoverable, previously offset against deferred taxation liabilities, has been transferred to Debtors falling due within one year to reflect its recoverability during 1999 as a result of Foreign Income Dividend payments in 1998.

      Provisions relating to new subsidiaries are described in note 1.

      Amounts utilised represent cash spent or assets written off during 1998. No excess provisions were released to the profit and loss account. The impact of discounting in 1998 has not been material.

      Where appropriate provisions for post-retirement benefits have been made based on actuarial advice.


73 TI GROUP

      NOTES TO THE FINANCIAL STATEMENTS continued

22    PROVISIONS FOR LIABILITIES AND CHARGES continued

      Deferred taxation

                                                     1998                  1997
                                     --------------------  --------------------
                                                     Full                  Full
                                        Amount  Potential     Amount  Potential
                                      Provided  Liability   Provided  Liability
                                      (pound)m   (pound)m   (pound)m   (pound)m
                                     ---------  ---------  ---------  ---------
      Accelerated capital allowances      28.0       28.6       27.9       31.0
      Other timing differences            (0.7)      11.3       11.4       22.4
      Unremitted overseas income          15.1       15.1       13.0       13.0
      Advance corporation tax               --         --      (21.9)     (23.3)
                                         -----      -----      -----      -----
                                          42.4       55.0       30.4       43.1
                                         =====      =====      =====      =====

      Deferred taxation is calculated under the liability method using a UK tax rate of 31% (1997 31%) and appropriate overseas rates.

      Provision has been made for potential taxation which could arise on the remittance of retained overseas earnings only to the extent that there is currently an intention to remit such earnings.

      The deferred tax asset in respect of post-retirement obligations is included within debtors and prepayments (note 16).

23    SHARE CAPITAL OF TI GROUP plc

                                               Authorised                 Issued
                                    ---------------------  ---------------------
                                         1998        1997       1998        1997
                                     (pound)m    (pound)m   (pound)m    (pound)m
                                    ---------   ---------  ---------   ---------

      Ordinary shares of 25p each       169.5       169.5      120.3       119.7
                                      =======     =======    =======     =======

      Shares Issued during the year

      During the year 1,428,347 Ordinary shares of 25p each were issued in consideration for the acquisition of EIS Group P.L.C. (note 1).

      Four TI Group share option schemes and three Dowty Group share option schemes operated during the year.

      The four TI Group share option schemes were: The TI (1981) Savings-Related Share Option Scheme and the TI Group (1994) Savings Related Share Option Scheme (together "The SAYE Schemes") and the TI Group Executive Share Option Scheme and The TI Group (1990) Executive Share Option Scheme (together "The Executive Schemes"). During the year 894,875 Ordinary shares of 25p each were issued following the exercise of options under these schemes. The aggregate consideration received in respect of these allotments was (pound)2.6m (1997 (pound)5.0m).

      The three Dowty Group share option schemes - the Dowty Group Share Savings Scheme, the Dowty Group Share Savings Scheme (1991) and the Dowty Group Executive Share Option Scheme - continued to be governed by rules adopted by Dowty Group although certain options granted thereunder were converted into options over TI Group plc Ordinary shares following the acquisition of Dowty Group. During the year 96,451 TI Group Ordinary shares were issued following the exercise of options under these schemes. The aggregate consideration received in respect of these allotments was (pound)0.2m (1997 (pound)0.8m).


74 TI GROUP

      Shares under option

      At 3lst December 1998 the total number of TI Group plc Ordinary shares under option was 17,493,363 as follows:

                                                    Number                                   Option
                                                    of 25p                         Dates  Price per
                                                  Ordinary                      Normally   Ordinary
      Scheme                    Date of Grant       Shares                   Exercisable      Share
      ---------------------   ---------------    ---------  ----------------------------  ---------
      The SAVE Schemes           21 June 1991       25,178      August 1996/January 1999     201.5p
                                 26 June 1992      116,397      August 1997/January 2000     281.0p
                                 25 June 1993      199,358      August 1998/January 2001     269.5p
                                 24 June 1994      553,566      August 1999/January 2002     309.0p
                               31 August 1995      580,091       October 2000/March 2003     339.0p
                               29 August 1996      589,949       October 1999/March 2004     420.0p
                               28 August 1997      675,799       October 2000/March 2005     436.0p
                               27 August 1998    3,628,887       October 2001/March 2006     354.0p

      The Executive Schemes     10 April 1990       20,000         April 1993/April 2000     226.5p
                               9 October 1990      295,000     October 1993/October 2000     204.0p
                                27 March 1991       44,000         March 1994/March 2001     270.0p
                               21 August 1991       62,000       August 1994/August 2001     280.5p
                                 6 April 1992      131,000         April 1995/April 2002     314.0p
                               27 August 1992       9l,000       August 1995/August 2002     265.5p
                                 8 April 1993      302,000         April 1996/April 2003     301.5p
                            14 September 1993       74,000 September 1996/September 2003     352.5p
                                l9 April 1994      298,000         April 1997/April 2004     416.5p
                               22 August 1994      817,000       August 1997/August 2004     373.5p
                                11 April 1995      282,000         April 1998/April 2005     376.5p
                               31 August 1995      278,000       August 1998/August 2005     430.5p
                                15 April 1996      563,000         April 1999/April 2006     520.5p
                             9 September 1996      526,000 September 1999/September 2006     551.5p
                                 2 April 1997    1,377,599         April 2000/April 2007     540.0p
                             8 September 1997    2,382,700 September 2000/September 2007     600.0p
                                13 March 1998    1,930,500         March 2001/March 2008     505.0p
                                6 August 1998    1,266,000       August 2001/August 2008     418.0p

      The Dowty Share
      Savings Scheme (1991)     13 March 1992       57,623         May 1997/October 1999     180.0p

      The Dowty Group        18 December 1989       52,000   December 1992/December 1999   455.625p
      Executive Share Option     16 July 1990       31,333           July 1993/July 2000    423.75p
      Scheme                   4 January 1991       26,083     January 1994/January 2001    311.25p
                             20 December 1991       27,199   December 1994/December 2001   276.625p

      Note

      As at 31st December 1999 there were no outstanding options that were granted pursuant to the rules of the Dowty Group Share Savings Scheme.


75 TI GROUP

      NOTES TO THE FINANCIAL STATEMENTS continued

24    RESERVES


       The Group                           Share    Capital    Profit and     Goodwill
                                 Premium Account    Reserve  Loss Account  Written Off      Total
                                        (pound)m   (pound)m      (pound)m     (pound)m   (pound)m
                                       ---------  ---------  ------------  -----------  ---------

      At 3lst December 1997                 57.8      596.6         637.5     (1,019.0)     272.9
      Reclassification                        --     (596.6)       (422.4)     1,019.0         --
                                           -----     ------        ------     --------     ------
      At 31st December 1997 restated        57.8         --         215.1           --      272.9
      Total recognised gains and losses
        Profit for the financial year         --         --         145.6           --      145.6
        Exchange translation                  --         --          (2.5)          --       (2.5)
      Goodwill written back on disposals      --         --         136.5           --      136.5
      Dividends                               --         --         (82.6)          --      (82.6)
      Issues of shares
        For cash                             2.6         --            --           --        2.6
        EIS Group P.L.C. acquisition         8.2         --            --           --        8.2
                                           -----     ------        ------     --------     ------
      At 31st December 1998                 68.6         --         412.1           --      480.7
                                           =====     ======        ======     ========     ======

      From 1st January 1998, under FRS10, it is no longer permissible to show goodwill written off within reserves in the balance sheet. Accumulated goodwill written off at 1st January 1998 of (pound)1,019.0m has been applied firstly to the capital reserve of (pound)596.6m, reducing it to nil, and the balance to the profit and loss account reserve. Goodwill totalling (pound)136.5m was written back on the disposals of Messier-Dowty, Belfab and Thermal Processing Group. At 31st December 1998 reserves included goodwill written off of (pound)897.6m, comprising goodwill arising prior to 1998 of (pound)882.5m and capitalised goodwill amortised of (pound)15.1m.

      Exchange translation included within total recognised gains and losses comprised positive movements in respect of overseas investments of (pound)0.5m (1997 (pound)36.5m negative, inclusive of goodwill) and negative movements of (pound)3.0m (1997 (pound)2.0m positive) in respect of foreign currency financing of those investments.

      Earnings retained in overseas subsidiary and associated undertakings would be subject to further tax on distribution.

      The Company

                                       Share    Capital    Profit and
                             Premium Account    Reserve  Loss Account      Total
                                    (pound)m   (pound)m      (pound)m   (pound)m
                                    --------  ---------  ------------  ---------
      At 31st December 1997             57.8      596.6         225.3     879.7
      Profit for the financial year       --         --         114.6     114.6
      Dividends                           --         --         (82.6)    (82.6)
      Issues of shares
        For cash                         2.6         --            --       2.6
        EIS Group P.L.C. acquisition     8.2         --            --       8.2
                                       -----     ------        ------    ------
      At 31st December 1998             68.6      596.6         257.3     922.5
                                       =====     ======        ======    ======

      As permitted by section 230 of the Companies Act 1985, TI Group plc has not presented its own profit and loss account.


76 TI GROUP

25    NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                               1998         1997
                                                           (pound)m     (pound)m
                                                          ---------    ---------

      Operating profit                                        229.2       218.8
      Depreciation of fixed tangible assets                    54.1        45.6
      Amortisation of goodwill                                 15.1          --
      Operating working capital movement
                                                            -------      ------
        Increase in stocks                                    (11.3)      (18.0)
        Increase in debtors                                    (4.7)      (36.3)
        Increase in creditors                                  10.4        33.0
                                                            -------      ------
                                                               (5.6)      (21.3)
      Movement in pensions and related balances                  --        (1.7)

      Net cash inflow from operating activities               202.8       241.4
                                                            -------      ------
      Dividends received from joint venture                     7.1        10.4
      Dividends received from associates                        0.2         0.2
                                                            -------      ------
      Dividends received from joint venture and associates      7.3        10.6
      Capital expenditure (net)                               (82.0)      (60.0)
                                                            -------      ------
      Free cash flow                                          218.1       192.0
                                                            =======      ======

      Free cash flow includes cash expenditure related to exceptional items of (pound)11.4m (1997 (pound)nil).

26    RETURNS ON INVESTMENTS AND SERVICING OF FINANCE

                                                               1998         1997
                                                           (pound)m     (pound)m
                                                          ---------    ---------

      Interest received                                        11.2        13.3
      Interest paid                                           (32.7)      (25.8)
                                                             ------      ------
      Interest paid (net)                                     (21.5)      (12.5)
      Dividends paid to minority interests of subsidiaries     (0.4)       (0.8)
                                                             ------      ------
                                                              (21.9)      (13.3)
                                                             ======      ======


77 TI GROUP

      NOTES TO THE FINANCIAL STATEMENTS continued

27    TAXATION CASH FLOWS

                                                               1998         1997
                                                           (pound)m     (pound)m
                                                          ---------    ---------

      UK corporation tax                                     (14.7)       (18.3)
      Overseas taxes                                         (76.5)       (55.2)
                                                            ------       ------
                                                             (91.2)       (73.5)
                                                            ======       ======

      Overseas taxes paid in 1998 included exceptional payments of (pound)8.3m in respect of disposals of operations (1997 (pound)2.2m, disposal of investment).

28    CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT

                                                               1998         1997
                                                           (pound)m     (pound)m
                                                          ---------    ---------

      Capital expenditure                                    (84.0)       (61.2)
      Sale of plant, machinery and equipment                   2.7          1.2
      Sale of surplus properties                               6.0          3.9
      Purchase of own shares                                  (1.9)        (3.5)
                                                            ------       ------
                                                             (77.2)       (59.6)
                                                            ======       ======

29    ACQUISITIONS AND DISPOSALS

                                                               1998         1997
                                                           (pound)m     (pound)m
                                                          ---------    ---------

      Acquisitions of subsidiaries                          (656.8)       (14.7)
      Net short term borrowings acquired with
        new subsidiaries                                     (20.4)        (1.9)
                                                            ------       ------
      Cash flows arising from acquisitions                  (677.2)       (16.6)
      Disposals of businesses                                 98.6           --
      Disposal of interest in joint venture                  129.5           --
      Disposal of interest in associated undertaking            --          2.9
                                                            ------       ------
                                                            (449.1)       (13.7)
                                                            ======       ======

      Disposals of businesses include net cash flows of assets held for disposal from the date of acquisition to the earlier of the date of disposal or 31st December 1998.


78 TI GROUP

      Net assets acquired and disposed of

                                                                    1998                     1997
                                                 -----------------------  -----------------------
                                                 Acquisitions  Disposals  Acquisitions  Disposals
                                                     (pound)m   (pound)m      (pound)m   (pound)m
                                                 ------------  ---------  ------------  ---------

      Fixed intangible assets -- goodwill               539.2         --            --         --
      Fixed tangible assets                             107.2      (21.7)          3.5         --
      Investments                                         0.7      (25.6)         (1.9)      (2.9)
      Stocks                                             99.6      (10.4)          0.8         --
      Assets held for disposal                           35.6      (15.1)           --         --
      Debtors                                           140.9       (5.7)          3.0         --
      Creditors                                        (135.8)      (6.7)         10.0         --
      Pensions and other post-retirement obligations    (27.7)        --            --         --
      Other provisions                                  (30.3)        --            --         --
      Deferred taxation                                   6.7         --            --         --
      Minority interests                                  5.9         --          (0.7)        --
                                                      -------     ------         -----      -----
                                                        742.0      (85.2)         14.7       (2.9)
      Exceptional items                                    --       (6.4)           --         --
      Issue of Ordinary shares                           (8.6)        --            --         --
      Goodwill previously written off                      --     (136.5)          1.9         --
                                                      -------     ------         -----      -----
                                                        733.4     (228.1)         16.6       (2.9)
                                                      =======     ======         =====      =====

                                                                    1998                     1997
                                                 -----------------------  -----------------------
                                                 Acquisitions  Disposals  Acquisitions  Disposals
                                                     (pound)m   (pound)m      (pound)m   (pound)m
                                                 ------------  ---------  ------------  ---------


      Satisfied by
      Cash (paid) /received                           (656.8)     228.1         (14.7)        2.9
      Net short term borrowings acquired               (20.4)        --          (1.9)         --
                                                      -------     ------         -----      -----

      Total cash flows                                (677.2)     228.1         (16.6)        2.9
      Short term deposits acquired                       1.8         --            --          --
      Loans acquired                                   (37.2)        --            --          --
      Loan notes issued                                (16.0)        --            --          --
      Finance leases acquired                           (4.8)        --            --          --
                                                      -------     ------         -----      -----
      Total movement in net debt                      (733.4)     228.1         (16.6)        2.9
                                                      =======     ======         =====      =====


79 TI GROUP

      NOTES TO THE FINANCIAL STATEMENTS continued

29    ACQUISITIONS AND DISPOSALS continued

      Businesses acquired and sold during the year made the following contributions to the Group's cash flows:

                                                         Businesses   Businesses
                                                           acquired         sold
                                                           (pound)m     (pound)m
                                                         ----------   ----------

      Net cash flow from operating activities                 52.6        3.6
      Dividends received from joint venture (discontinued)      --        7.1
      Returns on investments and servicing of finance         (1.6)        --
      Taxation                                                (4.2)      (0.5)
      Capital expenditure and financial investment           (11.4)      (0.1)
                                                            ------      -----
                                                              35.4       10.1
                                                            ======      =====

30    NET DEBT

                                                                                  Exchange
                                                                        Other         Rate
                                   1997  Cash Flows  Acquisitions   Movements  Adjustments       1998
                               (pound)m    (pound)m      (pound)m    (pound)m     (pound)m   (pound)m
                              ---------  ----------  ------------   ---------  -----------  ---------

      Cash at bank and in hand     62.6         3.0           4.7          --          0.4       70.7
      Short term borrowings --
         repayable on demand      (31.0)        0.5         (25.1)         --          1.7      (53.9)
                                -------     -------        ------      ------        -----     ------
      Cash                         31.6         3.5         (20.4)         --          2.1       16.8

      Short term bank deposits    306.3      (206.6)          1.8          --          0.9      102.4
      Debt due within one year   (114.3)      110.7         (20.3)      (51.9)         1.4      (74.4)
      Debt due after one year    (261.5)     (302.1)        (37.7)       51.2         (7.4)    (557.5)
                                -------     -------        ------      ------        -----     ------
      Net debt                    (37.9)     (394.5)        (76.6)       (0.7)        (3.0)    (512.7)
                                =======     =======        ======      ======        =====     ======

      Other movements comprise finance leases and transfers between categories of debt, principally $50m of private placement.

      Management of liquid resources shown in the cash flow statement comprises movements in short term bank deposits, which have maturity dates of up to one year.


80 TI GROUP

31    FINANCING

                                                                 1998       1997
                                                             (pound)m   (pound)m
                                                            ---------  ---------
      Increase in loans                                         192.8      26.7
      Issue of shares for cash                                    2.8       5.8
      Capital element of finance lease payments                  (1.4)     (0.4)
                                                               ------     -----
                                                                194.2      32.1
                                                               ======     =====

32    PENSIONS AND OTHER POST-RETIREMENT BENEFITS

      The Group operates a number of pension schemes, the majority being defined benefit arrangements the assets of which are held independently of the Group's finances. Gross pension costs of (pound)26.3m (1997
      (pound)21.5m) included (pound)12.2m (1997 (pound)10.7m) for overseas schemes. These costs were offset by a credit of (pound)3.6m (1997 (pound)4.1 m) in respect of a net actuarial surplus in the TI Group pension schemes. At 31st December 1998 there was a balance included within debtors and prepayments (note 16) in respect of pensions of (pound)83.8m (1997 (pound)81.8m) and a provision for post-retirement healthcare benefits of (pound)82.7m (1997 (pound)81.3m) was included within provisions for liabilities and charges (note 22).

      UK Pension Schemes

      The Group's UK pension schemes are normally valued by independent actuaries at not more than three-yearly intervals. The valuation methods used and assumptions made by the actuaries take into account the differing membership profiles and benefit promises of the schemes.

      The Group's principal UK pension scheme is the TI Group Pension Scheme, the assets of which are held in a separate trustee-administered fund. The latest actuarial valuation was carried out as at 31st May 1996 using the projected unit method for current members and allocating sufficient assets for former members and pensioners to cover the cost of purchasing their benefits in the insurance market.

      The principal actuarial assumptions used for current members for accounting and funding purposes were:

      Long term annual rate of return on investments                       9.5%
      Annual dividend increases                                            5.0%
      Average annual increase in pensionable salaries
      (inclusive of promotion and merit increases)                         7.5%
      Average annual increase in pensions in payment               4.5% to 5.0%

      The actuarial value of the assets of the schemes on this basis was sufficient to cover 117% of the benefits that had accrued to members after allowing for expected future increases in pensionable pay.


81 TI GROUP

      NOTES TO THE FINANCIAL STATEMENTS continued

32    PENSIONS AND OTHER POST-RETIREMENT BENEFITS continued

      At the date of the valuations, actuarial surpluses amounted to (pound)131m and the market value of the assets was (pound)955m. As in previous years, for accounting purposes actuarial surpluses are spread forward over the average remaining service lives of employees as a level amount each year ('the mortgage method').

      EIS Group P.L.C. operates two principal UK pension schemes, the assets of which are held in independent trustee-administered funds. As reported in the EIS Group 1997 Annual Report, the market value of the schemes' assets at the last actuarial valuations, carried out at dates between April 1995 and April 1996, was (pound)147.2m. Based on an actuarial review using valuation methods consistent with those applied to the TI Group Pension Scheme, a provisional fair value adjustment of (pound)21m was made at the date of acquisition, representing the actuarial estimate of the schemes' deficits at that date (notes 1 and 22). A formal valuation will be carried out during 1999.

      Overseas Pension Schemes

      The main overseas schemes are in the USA. The assets of these schemes are held in separate trustee-administered funds. The latest actuarial valuation of the majority of the US schemes was carried out by independent actuaries as at 1st January 1998 using the projected unit method. The principal actuarial assumptions adopted for the main US schemes were that the long term annual rate of return on investments would be 9.0% to 10.0% and the average annual increase in pensionable salaries would be 4.5% to 5.5%. The combined actuarial value of the assets of these schemes was sufficient to cover 93% of the benefits that had accrued to members after allowing for expected future increases in pensionable salaries. The market value of the assets of these schemes as at the date of the actuarial valuation was (pound)135m.

      Other Post-Retirement Benefits

      The Group operates a number of unfunded post-retirement medical and welfare benefit schemes principally in the USA. The method of accounting for these is similar to that used for defined benefit pension schemes. The US arrangements were actuarially valued as at 1st January 1996; the principal actuarial assumptions were that the long term increase in health costs would be 5.0% and a discount rate of 7.5%. The cost of these benefits charged to the profit and loss account in 1998 was (pound)5.0m (1997 (pound)4.9m); cash payments made in the year were (pound)3.8m
      (1997 (pound)3.5m).


82 TI GROUP

33    COMMITMENTS

                                                                 Land and  Plant and
                                                                Buildings  Machinery
                                                                 (pound)m   (pound)m
                                                                ---------  ---------

      At 31st December 1998 there were annual commitments under
        non-cancellable operating leases which expire as follows:
      Within one year                                                 3.2        3.0
      Between one and five years                                      5.9        6.2
      After five years                                                7.1         --
                                                                    -----       ----
                                                                     16.2        9.2
                                                                    -----       ----

      Contracts placed against capital expenditure sanctioned by the Board and not provided for in these accounts amounted to (pound)22.8m (1997 (pound)14.3m).

34    CONTINGENT LIABILITIES

      At 31st December 1998 the Group had contingent liabilities, in respect of bank and other guarantees, reversionary interests in leasehold properties, and other matters arising in the ordinary course of business, from which it is anticipated that no material liabilities will arise. In addition, the Company has given guarantees which amount to (pound)331.4m (1997 (pound)350.7m) on borrowings by subsidiary undertakings, represented mainly by unsecured bank and other loans.

35    RELATED PARTY TRANSACTIONS

      On 30th June 1998 the Company sold its 50% stake in Messier-Dowty International Ltd to Snecma of France, the joint venture partner. Also included in the transaction was TI's wholly owned landing gear repair and overhaul business. The total proceeds were (pound)l68.0m after adjustment for the net debt in Messier-Dowty, Sales by TI Group to Messier-Dowty were (pound)8.9m and by Messier-Dowty to TI Group were (pound)4.6m.

      On 2nd February 1998 TI Group acquired 30% of the issued share capital of Lips United BV. Lips United is the parent company of Lips Seals BV, the minority partner with John Crane Holland BV in John Crane Marine Lips vof. TI Group acquired the remainder of the shares in Lips United on 30th June 1998. The total consideration for Lips United was DF1326m.


83 TI GROUP

      PRINCIPAL SUBSIDIARIES, ASSOCIATED UNDERTAKINGS AND OTHER PARTICIPATING INTERESTS
      AS AT 31ST DECEMBER 1998

      JOHN CRANE

      Americas
      John Crane Inc                                             USA
      Flexibox Inc                                               USA
      John Crane Sealol Inc                                      USA
      Lips Propellers Inc                                        USA
      Lips USA Inc                                               USA
      Plenty Products Inc                                        USA
      Safematic Inc                                              USA
      Stokes Vacuum Inc                                          USA
      Hibon Inc                                                  Canada
      John Crane Canada Inc                                      Canada
*     Flexibox Argentina SA (50%)                                Argentina
      John Crane Argentina SA                                    Argentina
      Flexibox do Brasil Industria e Commercio Ltda              Brazil
      Industrias John Crane de Mexico SA de CV                   Mexico
      John Crane Caribe Ltd                                      Puerto Rico
      John Crane Venezuela CA                                    Venezuela
      Sealol SA                                                  Venezuela

      Europe
      John Crane UK Ltd                                          UK
      Airpel Filtration Ltd                                      UK
      Deep Sea Seals Ltd                                         UK
      ETA Process Plant Ltd                                      UK
      Flexibox Ltd                                               UK
      Flexibox (Northern Ireland) Ltd                            UK
      Hick Hargreaves Ltd                                        UK
      Lapmaster International Ltd                                UK
      Oil Plus Ltd                                               UK
      Plastic Constructions Fabrications Ltd                     UK
      Plenty Ltd                                                 UK
      Bepac SC                                                   Belgium
      Hibon International NV                                     Belgium
      SA John Crane Belgium NV                                   Belgium
      John Crane Sigma as                                        Czech Republic
      John Crane Ireland Ltd                                     Eire
      Safematic Oy                                               Finland
      Cyclam SA                                                  France
      Flexibox SA                                                France
      Hibon SAS                                                  France
      John Crane France SA                                       France
      Sealol France SA                                           France
      Flexibox GmbH                                              Germany
      John Crane GmbH                                            Germany
      John Crane Sealol GmbH                                     Germany
      Wilhelm Klein GmbH                                         Germany
      Flexibox SpA                                               Italy
      John Crane Italia SpA                                      Italy
      Flexibox BV (51%)                                          Netherlands
      Golden Super BV                                            Netherlands
      John Crane Holland BV                                      Netherlands
      John Crane Marine Lips vof                                 Netherlands
      Lips United BV                                             Netherlands
      Flexibox Iberia SA                                         Spain
      John Crane Iberia SA                                       Spain
      Flexibox AB                                                Sweden
      John Crane Sverige AB                                      Sweden
      John Crane (Switzerland) AG                                Switzerland

      Asia Pacific and Africa
      Flexibox Pty Ltd                                           Australia
      John Crane Australia Pty Ltd                               Australia
      Plenty Uniquip Pty Ltd                                     Australia
      John Crane Tianjin Ltd (67%)                               China
      John Crane Engineered Sealing Systems Ltd (85%)            India
      PT John Crane Indonesia (70%)                              Indonesia
      Flexibox KK                                                Japan
      Japan Marine Technologies Ltd (91%)                        Japan
*     John Crane (Japan) Inc (49%)                               Japan
      Chuwac Engineering Pte Ltd (91%)                           Singapore
      Flexibox Pte Ltd                                           Singapore
      John Crane Singapore Pte Ltd                               Singapore
      Flexibox (Pty) Ltd                                         South Africa
      John Crane Pty Ltd                                         South Africa
      John Crane (Korea) Co Ltd                                  South Korea
      John Crane Taiwan Inc                                      Taiwan

      FORSHEDA

      Americas
      Dowty O Rings North America Inc                            USA
      Forsheda Palmer-Chenard Inc                                USA
      Forsheda Pipe Seal Corp                                    USA
      Forsheda Shaft Seal Corp                                   USA
      Dowty-Mexus International SA de CV                         Mexico

      Europe
      Forsheda Ltd                                               UK
      Woodville Polymer Engineering Ltd                          UK
      Forsheda A/S                                               Denmark
      Forsheda SA                                                France
      Forsheda Engineered Seals GmbH                             Germany
      Forsheda GmbH                                              Germany
      Forsheda Polypac SpA                                       Italy
      Forsheda Sealing Parts SpA (75%)                           Italy
      Forsheda Stefa Sri                                         Italy
      Forsheda (Malta) Ltd                                       Malta
      Forsheda Tecmold Ltd                                       Malta
      Forsheda BV                                                Netherlands
      Forsheda Stefa BV                                          Netherlands
      Forsheda AS                                                Norway
      Forsheda AB                                                Sweden
      Skega Seals AB                                             Sweden
      Forsheda AG                                                Switzerland


84 TI GROUP

      BUNDY

      Americas
      Bundy Corp                                                 USA
      S&H Fabricating and Engineering Inc                        USA
      S&H Fabricating of Canada Co                               Canada
      Titeflex Canada Ltd                                        Canada
      VARI-FORM Inc                                              Canada
      Bundy Argentina SA                                         Argentina
      TI Brasil Industriae e Commercio Ltda                      Brazil
      Bundy Colombia SA                                          Colombia
      Alunosa S de RL de CV                                      Mexico
      Bundy Mexico SA                                            Mexico
      Bundy Venezolana CA                                        Venezuela

      Europe
      Bundy (UK) Ltd                                             UK
      Bundy SA                                                   Belgium
      Bundy SRO                                                  Czech Republic
      Bundy Danmark A/S                                          Denmark
      Bundy SNC                                                  France
      Bundy GmbH                                                 Germany
      Technoflow Tube-Systems GmbH                               Germany
      Bundy Kft                                                  Hungary
      Bundy SpA                                                  Italy
      TI Poland Sp zo o                                          Poland
      Bundy SA                                                   Spain
      Technoflow Iberica SA                                      Spain
      Bundy AB                                                   Sweden

      Asia Pacific and Africa
      Bundy Tubing Co (Australia) Pty Ltd                        Australia
      Foshan Hus Nan Bundy Tubing Co Ltd (80%)                   China
      Hua Yan BundyTubing Corp (90%)                             China
      Bundy India Ltd (74%)                                      India
      Bundy Japan Ltd                                            Japan
      Bundy Systems Ltd                                          South Korea
*     Korea Bundy Corp (39%)                                     South Korea

      DOWTY

      Americas
      Dowty Aerospace Corp                                       USA
      Dowty Decoto Inc                                           USA
      Ebtec Corp                                                 USA
      Hydraulic Units Inc                                        USA
      King Fifth Wheel Co                                        USA
      Lewis & Saunders Inc                                       USA
      Titeflex Corp                                              USA
      Tru-Form Inc                                               USA

      Europe
      AB Precision (Poole) Ltd                                   UK
      Aero and Industrial Services Ltd                           UK
      Aero and Industrial Technology Ltd                         UK
      Aeronautical & General Instruments Ltd                     UK
      Aerostructures Hamble Ltd                                  UK
      Air-Log Ltd                                                UK
      Beagle Aircraft Ltd                                        UK
      Beagle Aircraft (Wokingham) Ltd                            UK
      C & F Millier Ltd                                          UK
      Cambridge Vacuum Engineering Ltd                           UK
      Davall Gears Ltd                                           UK
      Dowty Aerospace Gloucester Ltd                             UK
      Dowty Boulton Paul Ltd                                     UK
      Hamble Computing Ltd                                       UK
      Horstman Defence Systems Ltd                               UK
      Kontak Manufacturing Ltd                                   UK
      Mollart Universal Joints Ltd                               UK
      Specialised Elastomers Ltd                                 UK
      TI Reynolds Rings Ltd                                      UK
      Titeflex Europe SA                                         France
      Iloman Engineering Ltd                                     Isle of Man

      PARENT and OTHER
      Dowty Group PLC                                            UK
      EIS Group P.L.C.                                           UK
      TI & Dowty Pensions Ltd                                    UK
      TI Corporate Services Ltd                                  UK
      TI Group Inc                                               USA
      TI Group Insurance Ltd                                     UK
      TI Holdings (Netherlands) BV                               Netherlands
      TI International Holdings Ltd                              UK
*     Tube Investments of India Ltd (3%)                         India

      *     associated undertaking

      #     other participating interest

      All companies are wholly-owned directly or indirectly by TI Group plc unless otherwise stated, and are incorporated and operate principally in the country indicated. The voting rights in respect of each subsidiary are in the same proportion as the shares held. In order to avoid particulars of excessive length the lists on page 66 and 67 and above exclude a number of small subsidiaries, associates and other participating interests whose contribution to the profits and assets of the Group is not material.

      The auditors of TI Group plc, PricewaterhouseCoopers, audit all the above subsidiaries in the Group.


85 TI GROUP

      GROUP FINANCIAL HISTORY

                                                       1994    1995     1996    1997    1998
                                                     ------  ------   ------  ------  ------

      TURNOVER - BY SEGMENT

      John Crane                          (pound)m      383     410      424     411     586
      Forsheda                            (pound)m      108     136      169     244     248
      Bundy                               (pound)m      630     718      718     740     794
      Dowty                               (pound)m      172     189      218     275     451
                                                     ------  ------   ------  ------  ------
      Continuing operations                           1,293   1,453    1,529   1,670   2,070
      Discontinued operations                           127     250      228     200      89
                                                     ------  ------   ------  ------  ------
                                                      1,420   1,703    1,757   1,870   2,168
                                                     ======  ======   ======  ======  ======

      TURNOVER - GEOGRAPHICAL DESTINATION
      UK                                         %       16      15       13      13      12
      Continental Europe                         %       29      33       30      30      30
      North America                              %       43      40       43      43      44
      Rest of World                              %       12      12       14      14      14
                                                     ======  ======   ======  ======  ======

      PROFIT AND LOSS ACCOUNT SUMMARY
      Profit before interest*             (pound)m    160.6   194.8    219.7   237.0   265.3
      Interest                            (pound)m    (12.8)  (13.2)    (8.6)  (14.5)  (26.7)
      Profit before tax (FRS3 basis)      (pound)m    153.0   184.8    232.2   220.6   226.7
      Profit before tax*                  (pound)m    147.8   181.6    211.1   222.5   238.5
      Earnings per share (FRS3 basis)            p     22.5    26.5     34.1    31.6    30.4
      Earnings per share*                        p     21.4    25.8     30.0    32.0    34.3
      Dividends per share                        p     12.0    13.1     14.5    15.9    17.2
                                                     ======  ======   ======  ======  ======

      BALANCE SHEET SUMMARY
      Shareholders' funds                 (pound)m      356     419      336     404     607
      Net cash/(debt)                     (pound)m      (85)     10      (68)    (38)   (513)
                                                     ======  ======   ======  ======  ======

      CASH FLOW
      Free cash flow                      (pound)m      156     179      173     192     218
      Interest, tax and dividends         (pound)m      (96)   (111)    (121)   (156)   (192)
                                                     ------  ------   ------  ------  ------
      Net cash flow                       (pound)m       60      68       52      36      26
      Acquisitions, disposals, share
        issues and translation            (pound)m       37      27     (130)     (6)   (501)
                                                     ------  ------   ------  ------  ------
      Movement in net cash/ (debt)        (pound)m       97      95      (78)     30    (475)
                                                     ======  ======   ======  ======  ======

      KEY RATIOS
      Operating margin                            %    11.3    11.4     12.5    12.7    12.2
      Interest cover*                         times    12.5    14.8     25.5    16.3     9.9
      Dividend cover*                         times     1.8     2.0      2.1     2.0     2.0
                                                     ======  ======   ======  ======  ======

      * Before goodwill amortisation and exceptional items.


86 TI GROUP

      GROUP ADDRESSES, REGISTRARS AND ADR DEPOSITARY

      HEAD OFFICE REGISTRARS

      TI Group plc               Lloyds TSB Registrars
      Lombourn Court             54 Persirore Road South
      Abingdon                   Birmingham B22 1AD
      Oxon 0X14 1UH

      REGISTERED OFFICE          US ADR DEPOSITARY
      TI Group plc               Citibank N.A.
      50 Curzon Street           111 Wall Street
      London W1Y 7PN             New York NY 10043
                                 USA

      REGISTERED NUMBER
      156641 England

      INTERNET
      www.Tigroup.com

      FINANCIAL CALENDAR

      PUBLICATION OF RESULTS

      Unaudited interim for half year to 30th June                       August
      Preliminary announcement of results for year to 31st December       March
      Report and financial statements for year to 31st December           April

      DIVIDENDS ON ORDINARY SHARES
      Interim dividend                                October (announced August)
      Final dividend                                       May (announced March)